Exhibit 1.1

IMPORTANT

If you are in doubt as to any aspect of this circular or as to the action to be taken, you should consult your stockbroker or other registered dealer in securities, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares in China Unicom Limited, you should at once hand this circular together with the accompanying form of proxy to the purchaser or other transferee or to the bank, stockbroker or other agent through whom the sale was effected for transmission to the purchaser or transferee.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

This circular is for the sole purpose of the extraordinary general meeting of China Unicom Limited and is not an offer to sell or a solicitation of an offer to buy any securities.

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

CONNECTED TRANSACTIONS

Financial Adviser to

China Unicom Limited

China International Capital

Corporation (Hong Kong) Limited

Independent Financial Adviser to the

Independent Board Committee

Lehman Brothers Asia Limited

A letter from the Independent Board Committee of China Unicom Limited is set out on pages 45 to 46 of this circular. A letter from Lehman Brothers Asia Limited containing its advice to the Independent Board Committee is set out on pages 47 to 67 of this circular.

A notice dated 26 November 2003 convening an extraordinary general meeting of China Unicom Limited to be held at Harcourt Room, Basement, Conrad Hotel, Pacific Place, 88 Queensway, Hong Kong on 22 December 2003 at 2:30 p.m. is set out on pages 126 to 127 of this circular. Whether or not you are able to attend the meeting, you are requested to complete the enclosed form of proxy in accordance with the instructions printed thereon as soon as practicable and in any event by not later than 48 hours before the time appointed for holding the meeting or any adjournment thereof. Completion and return of the form of proxy will not preclude you from attending and voting in person at the meeting or at any adjourned meeting should you so wish.

26 November 2003

i

DEFINITIONS

In this circular, unless the context otherwise requires, the following expressions have the following meanings:

“1001”	customer service toll number for the subscribers of the Group

“10198”	special value-added services toll number for the subscribers of the Group

“2-Step Approach”

the approach adopted by the Company for the entering into of future connected transactions of the Company, details of which are set out in the section headed “The 2-Step Approach for Connected Transactions”

“A Share Company”	China United Telecommunications Corporation Limited, a company incorporated in the PRC on 31 December 2001, whose shares are listed on the Shanghai Stock Exchange

“A Share Company Sale”	the proposed sale by the A Share Company of the entire equity interests in Guoxin Paging to Unicom Group pursuant to the A Share Company Sale Agreement, as further described in this circular

“A Share Company Sale Agreement”	the conditional sale and purchase agreement dated 20 November 2003 between the A Share Company and Unicom Group relating to the A Share Company Sale

“A Share Offering”

the issue of A Shares to natural persons and institutional investors in China by the A Share Company and the listing and trading of A Shares on the Shanghai Stock Exchange, which was completed on 9 October 2002

“Acquisition”	the proposed acquisition by the Company of the entire issued share capital of the Target Holding Company pursuant to the Acquisition Agreement, as further described in this circular

“Acquisition Agreement”	the conditional sale and purchase agreement dated 20 November 2003 between Unicom BVI and the Company relating to the Acquisition

“ADSs”	American Depositary Shares

“Associate”	has the meaning given to it by the Hong Kong Listing Rules

“Board”	the board of directors of the Company

“Capacity”	capacity on the CDMA Network measured in terms of total number of subscribers, including all additional Capacity to be delivered pursuant to the CDMA Lease Agreement

“CCF Arrangements”

In the process of developing the cellular network, the cellular telecommunications business of certain branches of the Target Business entered into cooperation agreements with certain contractual joint venture companies (the CJVs) established in the PRC. Each CJV was established by one or more PRC enterprises with one or more foreign parties. The cooperation arrangements between the cellular telecommunications business of the Target Business and the CJVs are hereinafter referred to as the CCF Arrangements

“CDMA”

Code Division Multiple Access technology, which is a digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication, and including all upgrades to such technology from time to time

“CDMA 1X”	a cellular telecommunication technology which will be used for the provision of medium and high speed data services

“CDMA Lease Agreement”	the conditional lease agreement dated 20 November 2003 between, inter alia, Unicom New Horizon and the A Share Company relating to the leasing of Capacity

“CDMA Network”

the CDMA cellular telecommunications network constructed by Unicom New Horizon in the Target Services Areas, including all subsequent network re-configuration, upgrades, enhancement, modifications and additional infrastructure constructed in the Target Service Areas after the date of the CDMA Lease Agreement

“CDMA Transfer Agreement”	the agreement dated 20 November 2003 between the A Share Company and the Target Company relating to the transfer of the A Share Company’s rights and obligations under the CDMA Lease Agreement

“Chesterton Petty”	Chesterton Petty Limited, a chartered surveyor and an independent property valuer to the Company

“China Mobile”	China Mobile Communications Corporation, a state-owned enterprise established under the laws of the PRC, and its subsidiaries

“China Netcom”	China Network Communications Group Corporation, a company established on 16 May 2002, and its subsidiaries

“China Railcom”	China Railway Communication Co., Ltd. and its subsidiaries

“China Telecom”	China Telecommunications Corporation, a company established on 16 May 2002, and its subsidiaries; and where appropriate, its predecessor entities

“CICC”

China International Capital Corporation (Hong Kong) Limited, which is licensed by the Securities and Futures Commission for Types 1, 4 and 6 regulated activities under the SFO, being the financial adviser to the Company in respect of the Acquisition, the Sale and the Prospective Connected Transactions

“Combined Group”	the Group (excluding Guoxin Paging) and the Target Company

“Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)

“Company”	China Unicom Limited, a limited liability company incorporated in Hong Kong whose Shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Comprehensive Operator Services Agreement”	the operator-based comprehensive services agreement dated 20 November 2003 among Unicom Group, Guoxin Paging and the A Share Company

“CSRC”	China Securities Regulatory Commission

“CUCL”	China Unicom Corporation Limited, a limited liability company incorporated in the PRC and a wholly-owned subsidiary of the Company

“Director(s)”	director(s) of the Company

“Extraordinary General Meeting”	the extraordinary general meeting of the Company to be convened and held on 22 December 2003, notice of which is set out at the end of this circular, or any adjournment thereof

“Group”	the Company and its subsidiaries from time to time

“GSM”	global cellular system for mobile communications, based on digital transmission and cellular network architecture with roaming function

“Guoxin Paging”

Guoxin Paging Corporation Limited, a company incorporated in the PRC, which is a wholly-owned subsidiary of CUCL prior to the completion of the Sale, and will be a wholly-owned subsidiary of Unicom Group after the completion of the A Share Company Sale

“Guoxin Premises Leasing Agreement”	the premises leasing agreement dated 20 November 2003 among CUCL, Unicom New Century, the Target Company and the A Share Company

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“HK GAAP”	the accounting principles generally accepted in Hong Kong

“Hong Kong”	Hong Kong Special Administrative Region of the PRC

“Hong Kong Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Independent Board Committee”

the committee of Directors, consisting of Lee Hon Chiu, Wu Jinglian, Shan Weijian and Craig O. McCaw (or his alternate Director, C. James Judson), formed to advise the Independent Shareholders in respect of the terms of the Acquisition, the terms of the Sale and the terms of the Prospective Connected Transactions

“Independent Shareholders”	Shareholders other than Unicom BVI and its Associates

“IP”	Internet Protocol, the open protocol used for Internet and on many LANs and WANs

“IPO”	the initial public offering of the Shares of the Company in June 2000

“IP telephony”	a voice service transmitted through IP networks

“Latest Practicable Date”	21 November 2003, being the latest practicable date prior to the printing of this circular for ascertaining certain information contained herein

“Lehman Brothers”

Lehman Brothers Asia Limited, which is licensed by the Securities and Futures Commission for Types 1, 2, 4 and 6 regulated activities under the SFO, being the independent financial adviser to the Independent Board Committee in respect of the Acquisition, the Sale and the Prospective Connected Transactions

“Listed Service Areas”

Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei, Hubei, Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi and Sichuan provinces and Beijing, Shanghai, Tianjin and Chongqing municipalities and the Guangxi Zhuang and Xinjiang Uygur autonomous regions

“MII”	the Ministry of Information Industry of the PRC, or where the context so requires, its predecessor, the former Ministry of Posts and Telecommunications

“MOC”	the Ministry of Commerce of the PRC

“PRC” or “China”

The People’s Republic of China. Except where the context otherwise requires, references in this circular to the PRC or China exclude Hong Kong, Macau Special Administrative Region of the PRC and Taiwan

“PRC GAAP”	relevant accounting principles and financial regulations in the PRC

“Pre-Global Offering Share Option Scheme”	the pre-global offering share option scheme adopted by the Company on 1 June 2000 prior to the IPO, as amended after shareholders’ approval was obtained on 13 May 2002

“PricewaterhouseCoopers”	PricewaterhouseCoopers, certified public accountants in Hong Kong and reporting accountants to the Target Business

“Prospective Cellular Connected Transactions”

(1) in relation to the A Share Company, the transactions entered into between (a) Unicom Group or its subsidiaries (excluding the A Share Company and its subsidiaries) and (b) the A Share Company or Unicom BVI, and (2) in relation to the Company, the transactions entered into between (a) the Company or its subsidiaries and (b) Unicom Group, the A Share Company or Unicom BVI, in each case, arising as a result of the Acquisition and in accordance with the 2-Step Approach, details of which are set out in paragraphs (b)(A) to (b)(F) of the section headed “Letter from the Chairman - Prospective Connected Transactions”

“Prospective Connected Transactions”	the Prospective Cellular Connected Transactions and the Prospective Guoxin Connected Transactions

“Prospective Guoxin Connected Transactions”

(1) in relation to the A Share Company, the transactions entered into between (a) Unicom Group or its subsidiaries (excluding the A Share Company and its subsidiaries) and (b) the A Share Company or Unicom BVI, and (2) in relation to the Company, the transactions entered into between (a) the Company or its subsidiaries and (b) Unicom Group, the A Share Company or Unicom BVI, in each case, arising as a result of the Sale and in accordance with the 2-Step Approach, details of which are set out in paragraphs (b)(G) to (b)(J) of the section headed “Letter from the Chairman - Prospective Connected Transactions”

“RMB”	Renminbi, the lawful currency of China

“SAIC”	the State Administration for Industry and Commerce of the PRC

“Sale”	the proposed sale by CUCL to the A Share Company of the entire equity interests in Guoxin Paging pursuant to the Sale Agreement, as further described in this circular

“Sale Agreement”	the conditional sale and purchase agreement dated 20 November 2003 between CUCL and the A Share Company relating to the Sale

“SASAC”	State-owned Assets Supervision and Administration Commission

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Shanghai Stock Exchange”	Shanghai Stock Exchange of the PRC

“Share(s)”	share(s) of HK$0.10 each in the capital of the Company

“Share Option Scheme”	the share option scheme adopted by the Company on 1 June 2000, as amended after shareholders’ approval was obtained on 13 May 2002

“Shareholders”	the shareholders of the Company

“State Council”	the State Council of the PRC

“Target Assets”

the businesses, assets and liabilities of Unicom Group relating to mobile telecommunications services in the Target Service Areas (including their respective GSM businesses and assets and the CDMA businesses)

“Target Assets Restructuring”

a series of procedures taken to transfer the Target Assets from Unicom Group to the Target Company prior to the transfer of the entire equity interests in the Target Company to the Target Holding Company

“Target Business”

the cellular telecommunications businesses in which the predecessors of the Target Company were engaged and which were subsequently assumed by the Target Company pursuant to the Target Assets Restructuring

“Target Company”

Unicom New World Telecommunications Corporation Limited, a limited liability company incorporated in the PRC and a wholly-owned subsidiary of the Target Holding Company. In respect of any time prior to the incorporation of the Target Company, references to the “Target Company” are references to the “Target Business”

“Target Holding Company”

Unicom New World (BVI) Limited, a company incorporated in the British Virgin Islands and a wholly-owned subsidiary of UCBVI before the Unicom BVI Acquisition, and a wholly owned subsidiary of the Company after the Acquisition

“Target Service Areas”

Shanxi, Hunan, Hainan, Yunnan, Gansu and Qinghai provinces and the Inner Mongolia, Ningxia Hui and Xizang autonomous regions in the PRC in which the Target Company provides cellular telecommunications services

“UCBVI”	Unicom Centenarian (BVI) Limited, a company incorporated in the British Virgin Islands and a wholly-owned subsidiary of Unicom Group

“Unicom BVI”	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands and the immediate controlling shareholder of the Company

“Unicom BVI Acquisition”	the proposed acquisition by Unicom BVI of the entire issued share capital of the Target Holding Company pursuant to the Unicom BVI Acquisition Agreement, as further described in this circular

“Unicom BVI Acquisition Agreement”	the conditional sale and purchase agreement dated 20 November 2003 between UCBVI, Unicom Group and Unicom BVI relating to the Unicom BVI Acquisition

“Unicom Group”

China United Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC. Except where the context otherwise requires, this reference includes all of its subsidiaries, excluding the Group

“Unicom New Century”	Unicom New Century Telecommunications Corporation Limited, a limited liability company incorporated in the PRC and a wholly-owned subsidiary of the Company

“Unicom New Horizon”	Unicom New Horizon Mobile Telecommunications Corporation Limited, a company incorporated in the PRC and a wholly-owned subsidiary of Unicom Group

“Unicom Paging”	Unicom Paging Telecommunications Corporation, a company incorporated in the PRC and a wholly-owned subsidiary of Unicom Group

“Unicom Xingye”	Unicom Xingye Science and Technology Trade Co. Ltd., a 95% subsidiary of Unicom Group

“UNW Services Agreement”	the comprehensive services agreement dated 20 November 2003 between Unicom Group and the A Share Company

This circular contains translation between Renminbi amounts and Hong Kong dollars at RMB1.0614 = HK$1, being the exchange rate prevailing on 30 June 2003. The translation shall not be taken as representation that the Renminbi could actually be converted into Hong Kong dollars at that rate, or at all.

For the purpose of this circular, cellular penetration rates represent the total number of cellular subscribers (including China Mobile’s subscribers) divided by the total population (the relevant figures are either extracted from China Statistical Yearbook 2002 and China Statistical Yearbook 2003 or calculated on figures extracted from MII sources).

LETTER FROM THE CHAIRMAN

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

Executive Directors: Wang Jianzhou Shi Cuiming Lo Wing Yan, William Ye Fengping	Registered Office: 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong

Non-Executive Director: Ge Lei

Independent Non-Executive Directors: Lee Hon Chiu Wu Jinglian Craig O. McCaw Shan Weijian

Alternate Director to Craig O. McCaw: C. James Judson

26 November 2003

To the Shareholders

Dear Sir or Madam,

CONNECTED TRANSACTIONS

ACQUISITION OF CELLULAR BUSINESSES FROM UNICOM GROUP AND

SALE OF GUOXIN PAGING TO UNICOM GROUP

1.        Introduction

On 20 November 2003, the Board announced that,

•         the Company had entered into the Acquisition Agreement with Unicom BVI to acquire the entire issued share capital of the Target Holding Company. Certain Prospective Cellular Connected Transactions have been entered into by Unicom Group and the Target Company as a result of the Acquisition;

•         CUCL, a subsidiary of the Company, had entered into the Sale Agreement with the A Share Company to sell the entire equity interests in Guoxin Paging. Certain Prospective Guoxin Connected Transactions have been entered into by Unicom Group with CUCL, Unicom New Century and the Target Company as a result of the Sale.

The purpose of this letter is to provide you with further information relating to the Acquisition, the Sale and the Prospective Connected Transactions and to seek your approval of the ordinary resolutions set out in the notice of the Extraordinary General Meeting on pages 126 to 127 of this circular. The recommendation of the Independent Board Committee to the Independent Shareholders is set out on pages 45 to 46 of this circular.

(a)      The Acquisition and the Sale

The Company had entered into the Acquisition Agreement, pursuant to which the Company agreed to acquire, and Unicom BVI (the Company’s immediate controlling shareholder) agreed to sell, the entire issued share capital of the Target Holding Company, subject to the satisfaction (or waiver) of certain conditions. The total purchase price of the Acquisition amounts to HK$3,014,886,000 (RMB3.2 billion). The Company will use its existing internal cash resources to finance the Acquisition. As of 30 June 2003, the aggregate amount of the net indebtedness of the Target Holding Company’s wholly-owned subsidiary, the Target Company, was approximately HK$7.6 billion (RMB8.1 billion). Taking into account the above net indebtedness and the total purchase price of the Acquisition, the enterprise value of the Target Company is approximately HK$10.6 billion (RMB11.3 billion).

CUCL, a wholly-owned subsidiary of the Company, had entered into the Sale Agreement, pursuant to which CUCL agreed to sell, and the A Share Company agreed to acquire, the entire equity interests in Guoxin Paging, subject to the satisfaction of certain conditions. The total sale price of the Sale amounts to HK$2,590,917,656 (RMB2.75 billion). The proceeds from the Sale will be applied as general working capital.

As at the Latest Practicable Date, Unicom BVI owns about 77.47% of the issued share capital of the Company. The A Share Company in turn indirectly owns about 57.2% of the issued share capital of the Company through holding about 73.84% of the issued share capital of Unicom BVI. As both Unicom BVI and the A Share Company are substantial shareholders and connected persons of the Company within the meaning of the Hong Kong Listing Rules, the Acquisition and the Sale constitute connected transactions for the Company under the Hong Kong Listing Rules.

(b)      Prospective Connected Transactions

As a result of the Acquisition, the Target Company has entered into certain arrangements with the Company’s substantial shareholders and/or their Associates. As a result of the Sale, the Company’s substantial shareholders and/or their Associates have entered into certain arrangements with CUCL, Unicom New Century and the Target Company. Such arrangements constitute connected transactions of the Company under the Hong Kong Listing Rules. Details of these arrangements are set out in the section headed “Prospective Connected Transactions” in this letter.

(c)       Independent Shareholders’ Approval and Independent Financial Adviser

The Acquisition, the Sale and the Prospective Connected Transactions require the approval of the Independent Shareholders at the Extraordinary General Meeting at which Unicom BVI and its Associates will abstain from voting.

The Company has established an Independent Board Committee to advise the Independent Shareholders on the terms of the Acquisition, the terms of the Sale and the terms of the Prospective Connected Transactions. Lehman Brothers has been retained as the independent financial adviser to the Independent Board Committee and a copy of its letter of advice is set out on pages 47 to 67 of this circular.

(d)      Financial Adviser

China International Capital Corporation (Hong Kong) Limited is the financial adviser to the Company in respect of the Acquisition, the Sale and the Prospective Connected Transactions.

(e)       Unicom BVI Acquisition, A Share Company Sale and Prospective Connected Transactions

On 20 November 2003, the day on which the Company announced the Acquisition, the Sale and the Prospective Connected Transactions, the board of directors of the A Share Company announced that (1) Unicom BVI had entered into the Unicom BVI Acquisition Agreement with UCBVI to acquire the entire issued share capital of the Target Holding Company for a total purchase price of HK$3,014,886,000 (RMB3.2 billion), and (2) the A Share Company had entered into the A Share Company Sale Agreement with Unicom Group to sell the entire equity interests in Guoxin Paging for a total sale price of HK$2,590,917,656 (RMB2.75 billion). In addition, the Board of the A Share Company also announced that the Prospective Connected Transactions had been entered into.

(f)       2-Step Approach and General Meeting of the Shareholders of the A Share Company

The announcement issued by the Company on 17 September 2002 regarding the A Share Offering outlined the treatment of future connected transactions that may be entered into between Unicom Group or its subsidiaries (not including the A Share Company and its subsidiaries), on one hand, and the Company or its subsidiaries, on the other hand, after the A Share Offering (the Future Connected Transactions). Details of such treatment are set out in the section headed “The 2-Step Approach for Connected Transactions” in this letter. Details of the application of the 2-Step Approach in the Acquisition, the Sale and the Prospective Connected Transactions are set out in this letter. In accordance with the 2-Step Approach, the approval of the independent shareholders of the A Share Company is also required for the Unicom BVI Acquisition, A Share Company Sale and the Prospective Connected Transactions.

A notice of the general meeting of the shareholders of the A Share Company to be held in Shenzhen, PRC, on 22 December 2003 at 9:00 a.m. was published in the newspapers in the PRC on 21 November 2003 at which resolutions will be proposed by the Board of the A Share Company to approve the Unicom BVI Acquisition, the A Share Company Sale and the Prospective Connected Transactions. Guotai Junan Securities Company Limited has been retained as the independent financial adviser to the A Share Company in respect of the Unicom BVI Acquisition, the A Share Company Sale and the Prospective Connected Transactions.

2.        The 2-Step Approach for Connected Transactions

(a)      Treatment of Future Connected Transactions of the Company after the A Share Offering

The announcement issued by the Company on 17 September 2002 regarding the A Share Offering outlined the treatment of the Future Connected Transactions. As described in that announcement, a Future Connected Transaction, being a connected transaction of the Company, will also be a connected transaction of the A Share Company under PRC laws and regulations and the listing rules of the Shanghai Stock Exchange. As a result, the entering into of the Future Connected Transactions would be subject to the approval of the independent shareholders of the A Share Company as well as the Company’s Independent Shareholders. However, given that the A Share Company is an Associate of Unicom Group and therefore a connected person of the Company, the A Share Company (through Unicom BVI) would not be entitled to participate in, or otherwise exercise influence over, the voting on such connected transactions at the relevant extraordinary general meetings of the Company for the purposes of the Hong Kong Listing Rules.

(b)      Details of the 2-Step Approach

To address the particular concern arising from the A Share Company’s rights to participate in, or otherwise exercise influence over, the approval of the Company’s connected transactions, the Company has confirmed to the Hong Kong Stock Exchange that all Future Connected Transactions are to be carried out using the 2-Step Approach, under which a Future Connected Transaction will be structured to consist of an initial agreement and a further agreement, as follows:

(1)       the entering into of an initial agreement (the Initial Agreement) in connection with the Future Connected Transaction between Unicom Group or its subsidiaries (not including the A Share Company or any of its subsidiaries) and the A Share Company or Unicom BVI. The Initial Agreement will constitute a connected transaction of the A Share Company but not of the Company. The Initial Agreement will contain the following terms:

(i)       completion of the Initial Agreement will be subject to the following conditions:

•         the successful transfer of all rights and obligations of the A Share Company or Unicom BVI under the Initial Agreement to the Company or its subsidiaries; and

•         the approval of Independent Shareholders of the Further Agreement (as defined below).

The Initial Agreement would therefore only be implemented with the approval of the Independent Shareholders (in addition to the approval of the A Share Company’s independent shareholders).

(ii)      Unicom Group or its subsidiaries (not including the A Share Company or any of its subsidiaries) will agree and acknowledge in the Initial Agreement that all the rights and obligations under the Initial Agreement can be transferred to the Company or its subsidiaries and no further consent from Unicom Group for such transfer is required; and

(2)       the entering into of a further agreement between the A Share Company or Unicom BVI and the Company or its subsidiaries (the Further Agreement) to transfer all the rights and obligations of the A Share Company or Unicom BVI under the Initial Agreement to the Company or its subsidiaries. The Further Agreement will constitute a connected transaction of the Company under the Hong Kong Listing Rules, but not a connected transaction of the A Share Company requiring independent shareholders’ approval under PRC laws and regulations and listing rules of the Shanghai Stock Exchange.

The Further Agreement, being a connected transaction of the Company, will be submitted to the Independent Shareholders for approval at the same time as the Initial Agreement is submitted to the independent shareholders of the A Share Company for approval.

The Company expects, insofar as the nature of a particular Future Connected Transaction allows, the 2-Step Approach to apply as described above. The Acquisition, the Prospective Cellular Connected Transactions and (as provided for in the Comprehensive Operator Services Agreement) the Prospective Guoxin Connected Transactions have adopted the 2-Step Approach as described above.

However, there may be circumstances where the nature of the Future Connected Transaction requires the application of the 2-Step Approach to be adjusted. This may arise where the Company is the seller, rather than purchaser, of certain assets or services. In this event, the 2-Step Approach will need to be adjusted so that the process as described above is effectively reversed, such that the Initial Agreement is entered into by the Company rather than Unicom Group. Unicom Group, rather than the Company, will be party to the Further Agreement. The arrangements (including the conditions) will apply correspondingly. The approval of the Sale and (as provided for in the Guoxin Premises Leasing Agreement) the Prospective Guoxin Connected Transactions have adopted this adjusted 2-Step Approach.

Further details of the application of the 2-Step Approach are individually set out in the descriptions of each of the Prospective Connected Transactions in the section headed “Prospective Connected Transactions” in this circular.

(c)       Effect of the 2-Step Approach

In respect of the Future Connected Transactions consisting of the Acquisition, the Prospective Cellular Connected Transactions and (as provided for in the Comprehensive Operator Services Agreement) the Prospective Guoxin Connected Transactions, if the Independent Shareholders do not approve the Further Agreement, completion of the Initial Agreement will not take place and the Future Connected Transaction will not proceed as the Initial Agreement is conditional upon the Independent Shareholders approving the Further Agreement. However, if the independent shareholders of the A Share Company do not approve the resolution in the first place, then the pre-conditions contained in both the Initial Agreement and the Further Agreement cannot be fulfilled and the Future Connected Transactions will not proceed.

Similarly, under the adjusted 2-Step Approach described above to be applied to the Future Connected Transactions consisting of the Sale and (as provided for in the Guoxin Premises Leasing Agreement) the Prospective Guoxin Connected Transactions, the Independent Shareholders will approve the relevant transaction as the Initial Agreement whilst the independent shareholders of the A Share Company will approve the relevant transaction as the Further Agreement. If the independent shareholders of the A Share Company do not approve the Further Agreement, completion of the Initial Agreement will not take place (even if it is approved by the Independent Shareholders) and the Future Connected Transactions will not proceed as the Initial Agreement is conditional upon the independent shareholders of the A Share Company approving the Further Agreement. However, if the Independent Shareholders do not approve the Initial Agreement in the first place, then the pre-conditions contained in both the Initial Agreement and the Further Agreement cannot be fulfilled and the Future Connected Transactions will not proceed.

3.        Acquisition of the Target Holding Company and Sale of Guoxin Paging

(a)      Introduction, 2-Step Approach and current corporate structure

By way of background, the Target Company acquired the Target Assets from Unicom Group under the Target Assets Restructuring. This acquisition was followed by a series of transfers of the entire equity interests in the Target Company, which resulted in the transfer of the entire equity interests in the Target Company to the Target Holding Company.

The Group has agreed to acquire the Target Holding Company and to sell Guoxin Paging for the reasons set out in the sections headed “Reasons for and Benefits of the Acquisition” and “Reasons for the Sale and its Effects on the Group” below.

Under the 2-Step Approach, which was implemented by the Company following the A Share Offering to set out the contractual and shareholders’ approval approach with respect to Future Connected Transactions, the Acquisition and the Sale have each been structured into two steps: (a) a transaction between the Unicom Group and the A Share Company, and (b) a transaction between the A Share Company and the Company. Accordingly, the acquisition of the Target Holding Company comprises the Unicom BVI Acquisition and the Acquisition, and the sale of Guoxin Paging comprises the Sale and the A Share Company Sale.

Further information on the 2-Step Approach is set out in the section headed “The 2-Step Approach for Connected Transactions” in this circular.

Set out below is the corporate structure of the Company and its principal subsidiaries and of the Unicom Group immediately before the Unicom BVI Acquisition and the Sale.

(b)      The Target Holding Company and the Target Company

The Target Holding Company

The Target Holding Company was incorporated on 5 November 2003 in the British Virgin Islands as a limited liability company and is an intermediate holding company wholly-owned by UCBVI, which is in turn wholly-owned by Unicom Group. Since the completion of the Target Assets Restructuring, the Target Holding Company has been the legal and beneficial owner of the entire equity interests in the Target Company.

The Target Company

The Target Company is one of the two cellular telecommunications service providers operating in the Target Service Areas comprising Shanxi, Hunan, Hainan, Yunnan, Gansu and Qinghai provinces and Inner Mongolia, Ningxia Hui and Xizang autonomous regions in the PRC.

As of 30 June 2003, the Target Company had a total of 9.319 million cellular subscribers with a market share of 33.5%, as compared to 7.959 million subscribers and a 33.4% market share as of 31 December 2002. The number of cellular subscribers of the Target Company and the market share and cellular penetration rate in each of the Target Service Areas as of 30 June 2003 are set out below.

Province/Autonomous Region	Cellular penetration rate	Number of cellular subscribers of the Target Company (thousands)			Market share
		GSM	CDMA	Total
Shanxi	14.6%	1,459	198	1,657	34.5%
Hunan	11.2%	1,909	385	2,294	31.1%
Hainan	15.4%	501	88	589	47.9%
Yunnan	13.1%	1,573	165	1,738	30.8%
Gansu	9.8%	792	121	913	35.9%
Qinghai	17.1%	293	27	320	35.6%
Inner Mongolia	17.1%	1,298	205	1,503	36.9%
Ningxia	16.8%	272	21	293	30.8%
Xizang	10.5%	—	12	12	4.3%
Total	13.0%	8,097	1,222	9,319	33.5%

Further information on the Target Company are set out in Appendix I.

(c)       Guoxin Paging

Guoxin Paging was established in 1998, and owned all the paging assets and businesses of China Telecom at that time. In July 1999, the MII and the MOF approved the complete transfer of the 99.67% of equity interests in Guoxin Paging then owned by China Telecom to Unicom Group in accordance with a decision of the State Council. Pursuant to the restructuring agreement entered into by Unicom Group and CUCL on 21 April 2000, Unicom Group transferred its 99.67% equity interests in Guoxin Paging to CUCL. On 24 April 2000, CUCL entered into two equity interest transfer agreements, pursuant to which it acquired from the remaining minority shareholders of Guoxin Paging the remaining 0.33% of the equity interests in Guoxin Paging. At present, Guoxin Paging is a wholly-owned subsidiary of CUCL, and provides various types of paging and other value-added services including local, provincial and country-wide roaming under the “Unicom Paging” brand.

(i)       Acquisition of customer services assets from CUCL and Unicom New Century by Guoxin Paging

In accordance with an asset transfer agreement entered into by CUCL, Unicom New Century and Guoxin Paging, CUCL and Unicom New Century transferred their assets related to their customer services operations to Guoxin Paging with effect from 30 June 2003. The price for such transfer was the net asset book value of such assets as of 30 June 2003, and was funded by Guoxin Paging’s internal resources.

(ii)     Reasons for the acquisition of customer services assets from CUCL and Unicom New Century by Guoxin Paging

The paging business operated by Guoxin Paging and call centre businesses such as customer services have significant operational synergies. Therefore, in line with the Company’s business strategy, there had been sharing of resources and staff between the paging business of Guoxin Paging and the Group’s customer services operations. The sale of the Group’s customer services assets to Guoxin Paging will produce the following strategic benefits for the Group:

(1)      Improvement of the quality of customer services: Guoxin Paging is an experienced operator of call centres and interactive voice services. The provision of customer services by Guoxin Paging to the Group will improve the professional standards of customer services enjoyed by the Group’s subscribers;

(2)      Improvement of management efficiency: Following the acquisition of the Group’s customer services assets by Guoxin Paging, Guoxin Paging will further integrate its assets, staff and business process flow, with the aim of improving customer services management and providing customer services for the Group with a higher degree of efficiency;

(3)      Other benefits: The provision of customer services by Guoxin Paging to the Group’s subscribers will also enable the Group to concentrate its resources on the development of its cellular telecommunications and other businesses.

(iii)    Guoxin Paging subsequent to the acquisition of customer services assets

Subsequent to its acquisition of the Group’s customer services assets, the principal businesses of Guoxin Paging include the following four categories:

(1)      paging business;

(2)      cellular subscriber value-added business;

(3)      customer services; and

(4)      agency services.

Further information on Guoxin Paging is set out in Appendix II.

(d)      Unicom BVI Acquisition

The Unicom BVI Acquisition involves the acquisition by Unicom BVI from UCBVI of the entire issued share capital of the Target Holding Company for a total purchase price of HK$3,014,886,000 (RMB3.2 billion). As of 30 June 2003, the aggregate amount of the net indebtedness of the Target Company was approximately HK$7.6 billion (RMB8.1 billion). Taking into account the above net indebtedness and the total purchase price of the Unicom BVI Acquisition, the enterprise value of the Target Company is approximately HK$10.6 billion (RMB11.3 billion).

Set out below is the corporate structure of the Company and its principal subsidiaries and of the Unicom Group immediately after the Unicom BVI Acquisition but before the Acquisition, the Sale and the A Share Company Sale.

(e)       The Acquisition

The Acquisition involves the acquisition by the Company from Unicom BVI of the entire issued share capital of the Target Holding Company for a total purchase price of HK$3,014,886,000 (RMB3.2 billion). The Company will use its existing internal cash resources to finance the Acquisition. The aggregate amount of the net indebtedness of the Target Holding Company’s wholly-owned subsidiary, the Target Company, as at 30 June 2003 was approximately HK$7.6 billion (RMB8.1 billion). Taking into account the above net indebtedness and the total purchase price of the Acquisition, the enterprise value of the Target Company is approximately HK$10.6 billion (RMB11.3 billion). Upon the completion of the Acquisition, the Target Company will become an indirect wholly-owned subsidiary of the Company.

The terms of the Acquisition were negotiated on an arm’s length basis and included representations and warranties in favour of the Company and provisions for liability for breach of the representations and warranties, pre-completion undertakings from Unicom BVI and circumstances in which the Company may rescind the Acquisition Agreement. The Company has obtained additional protection from Unicom BVI by way of a tax indemnity indemnifying the Company, the Target Company and the Target Holding Company against certain tax-related loss or liability they may suffer following the Acquisition. The purchase price for the Acquisition was determined based on various factors, including the prospective profit contributions of the Target Company to the Combined Group, the quality of the Target Assets, their growth prospects, their earnings potential, the competitive advantages in their respective markets and relevant valuation benchmarks.

The forecasted net profit of the Target Company for the year ending 31 December 2003 is approximately RMB250 million (equivalent to approximately HK$234 million based on the prevailing rate at 12:00 noon (New York City time) on the day which is two business days immediately preceding the date of the Acquisition Agreement). The total purchase price for the Acquisition is a multiple of approximately 12.8 times the forecasted net profit of the Target Company for the year 2003. Such forecast has been prepared in compliance with the requirements regarding profit forecasts set out in Chapter 11 of the Hong Kong Listing Rules. The forecasted net profit of the Target Company is based on certain prospective financial and operating information prepared by the Company and the Target Company. The principal bases and assumptions of the net profit forecast are set out in Appendix VII to this circular.

The Board takes the view that the total purchase price for the Acquisition payable by the Company for the Target Holding Company and the other terms of the Acquisition are fair and reasonable, on normal commercial terms and that the Acquisition is in the best interests of the Company and its investors.

(f)       The Sale

The Sale involves the sale by CUCL to the A Share Company of the entire equity interests in Guoxin Paging for a total sale price of HK$2,590,917,656 (RMB2.75 billion). The proceeds from the Sale will be applied as general working capital of the Group. Upon the completion of the Sale, Guoxin Paging will become a direct wholly-owned subsidiary of the A Share Company.

The terms of the Sale were negotiated on an arm’s length basis and included representations and warranties in favour of the A Share Company. The sale price for the Sale was determined based on various factors, including the lack of profit contribution of Guoxin Paging to the Group, the quality of assets of Guoxin Paging (including the customer service assets transferred to Guoxin Paging with effect from 30 June 2003), its growth prospects, its earnings potential, the competitive advantages in its markets and relevant valuation benchmarks.

The Board takes the view that the total sale price for the Sale receivable by CUCL and the other terms of the Sale are fair and reasonable, on normal commercial terms and that the Sale is in the best interests of the Company and its investors.

(g)      A Share Company Sale

The A Share Company Sale involves the sale by A Share Company to the Unicom Group of the entire equity interests in Guoxin Paging for a total sale price of HK$2,590,917,656 (RMB2.75 billion). Upon the completion of the A Share Company Sale, Guoxin Paging will become a direct wholly-owned subsidiary of the Unicom Group.

(h)      Corporate structure immediately after the Unicom BVI Acquisition, the Acquisition, the Sale and the A Share Company Sale

Set out below is the corporate structure of the Company and its principal subsidiaries and of the Unicom Group immediately after Unicom BVI Acquisition, the Acquisition, the Sale and the A Share Company Sale.

(i)       Conditions precedent to the completion of the Unicom BVI Acquisition and the Acquisition and conditions to the effectiveness of the Sale Agreement and the A Share Company Sale Agreement

Completion of the Acquisition is conditional upon the fulfilment (to the reasonable satisfaction of the Company) (or, in the case of conditions (iii) or (iv) below, waiver by the Company) of the following condition on or before 30 June 2004 or such later date as Unicom BVI and the Company may agree:

(i)        the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the Unicom BVI Acquisition and the Prospective Cellular Connected Transactions of the A Share Company;

(ii)       the passing of resolutions by the Independent Shareholders at the Company’s extraordinary general meeting approving the Acquisition and the Prospective Cellular Connected Transactions of the Company;

(iii)      there having been no material adverse change to the financial condition, business operations or prospects of the Target Holding Company or the Target Company;

(iv)     Unicom BVI (or its representatives) having provided to the Company copies of all necessary approvals from relevant PRC regulatory authorities; and

(v)      the completion of the Unicom BVI Acquisition.

Completion of the Acquisition will take place following the satisfaction (or, in the case of conditions (iii) or (iv) above, waiver by the Company) of the above conditions on such date as may be agreed between Unicom BVI and the Company. If any of the above conditions is not satisfied or waived by 30 June 2004, or such other date as Unicom BVI and the Company may agree, the Acquisition Agreement will have no further legal effect.

Completion of the Unicom BVI Acquisition is conditional upon the fulfilment (to the reasonable satisfaction of Unicom BVI) (or, in the case of conditions (iii) or (iv) below, waiver by Unicom BVI) of the following conditions on or before 30 June 2004, or such later date as may be agreed by Unicom Group, UCBVI and Unicom BVI:

(i)        the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the Unicom BVI Acquisition and the Prospective Cellular Connected Transactions of the A Share Company;

(ii)       the passing of resolutions by the Independent Shareholders at the Company’s extraordinary general meeting approving the Acquisition and the Prospective Cellular Connected Transactions of the Company;

(iii)      there having been no material adverse change to the financial condition, business operations or prospects of the Target Holding Company or the Target Company; and

(iv)     UCBVI (or its representatives) having provided to Unicom BVI copies of all necessary approvals from relevant PRC regulatory authorities.

Completion of the Unicom BVI Acquisition will take place following the satisfaction (or, in the case of conditions (iii) or (iv) above, waiver by Unicom BVI) of the above conditions on such date as may be agreed by UCBVI and Unicom BVI. If any of the above conditions are not satisfied or waived by 30 June 2004, or such other date as Unicom Group, UCBVI and Unicom BVI may agree, the Unicom BVI Acquisition Agreement will have no further legal effect.

The Sale Agreement and the A Share Company Sale Agreement shall come into effect upon the satisfaction of the following conditions:

(i)        the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the A Share Company Sale and the Prospective Guoxin Connected Transactions of the A Share Company; and

(ii)       the passing of resolutions by the Independent Shareholders at the Company’s extraordinary general meeting approving the Sale and the Prospective Guoxin Connected Transactions of the Company.

After the Sale Agreement comes into effect, completion of the Sale will take place on the date of collection of the new business licence to be issued by the SAIC upon a change of shareholder of Guoxin Paging. After the A Share Company Sale Agreement comes into effect, completion of the A Share Company Sale will take place on the date of collection of the new business license to be issued by the SAIC upon a change of shareholder of Guoxin Paging.

Unicom Group and the Company have to date obtained a number of PRC regulatory approvals for the Unicom BVI Acquisition and the Acquisition, including those from the MII, the SASAC and the MOC. Unicom Group and the Company are in the process of obtaining approvals from the State Development and Reform Commission of the PRC in respect of the Target Assets Restructuring, and from the CSRC in respect of the Unicom BVI Acquisition and the Acquisition. The Company does not anticipate material obstacles in obtaining such approvals.

The Target Company currently has a business licence as a domestic limited liability company. Following approval by the MOC of its conversion into a wholly foreign-owned enterprise, the Target Company shall complete the relevant procedures with the SAIC for the amendment of its business licence.

Guoxin Paging currently has a business licence as a domestic limited liability company.

(j)       Right of termination

The Company has the right to terminate the Acquisition Agreement and CUCL has the right to terminate the Sale Agreement if at any time after signing of the Acquisition Agreement and the Sale Agreement (as the case may be) and before the relevant completion, there is a material adverse change in the market price of the Shares and the Company is of the opinion that it would not be in the interests of its Shareholders as a whole to proceed with the Acquisition or the Sale, as the case may be.

(k)      Funding sources of the Acquisition

The total purchase price for the Acquisition is HK$3,014,886,000 (RMB3.2 billion). The Company will use its existing internal cash resources to finance the Acquisition.

4.        Reasons for and Benefits of the Acquisition

The Company believes that the Acquisition should offer new and important opportunities for the Group to strengthen its market position, enhance its competitive strength, improve its financial performance and management efficiency so as to benefit further from the sustained growth of the Chinese cellular telecommunications industry.

(a)      Expanding the geographical coverage of the Group

The Acquisition will expand the geographical coverage of the Group’s cellular business operations. This expansion will further enhance the market position and competitiveness of the Group in the cellular telecommunications market in China.

The Company believes that the Acquisition will enhance the growth potential for the Group’s cellular business. The number of cellular subscribers of the Target Company in the Target Service Areas has experienced rapid growth in recent years. The Target Company’s total number of cellular subscribers increased from 4.052 million at the end of 2001 to 9.319 million at the end of June 2003. From 31 December 2001 to 31 December 2002, the number of cellular subscribers in the Target Service Areas increased by 49%, which was higher than the subscriber growth rate of 41% in the existing Listed Service Areas during the same period. In addition, the cellular penetration rate in the Target Service Areas increased from 7.5% to 13.0% during the same period.

With the expanded geographical coverage resulting from the Acquisition to 30 provinces, municipalities and autonomous regions in the PRC (which make up the whole of China apart from Guizhou Province), the Combined Group’s cellular subscribers will increase from 69.641 million (representing 34.2% of the total number of cellular subscribers within its service areas as of 30 June 2003) to 78.96 million (representing 34.1% of the total number of cellular subscribers within its expanded service areas as of such date) on a pro forma combined basis taking into account the Acquisition as if it had been completed. After the Acquisition, the total population within the Combined Group’s cellular business coverage at the end of 2002 will increase from 1,023 million (representing 79.6% of the total population in China at the end of 2002) to 1,237 million (representing 96.3% of the total population of China at the end of 2002). The Company believes that the Acquisition will enable the Group to accelerate the growth of its cellular telecommunications business and to attain a stronger market position to benefit from the market potential offered by an expanded geographical coverage.

(b)      Improving revenue and profit growth

The Company believes that the Group’s revenue and profit growth will improve as a result of the Acquisition. The Acquisition will increase the percentage of the Group’s total revenue attributable to its cellular business, which has historically shown higher revenue growth and better margins compared to the Group’s other telecommunications businesses. At the same time, the expanded coverage will enable the Group to benefit from network economies of scale and reductions in operating costs as traffic within the networks of the Combined Group increases.

(c)       Improving management efficiency

The Company believes that the Acquisition will enable the Group to reduce the value of certain existing connected transactions with Unicom Group, including the interconnection arrangements and arrangements regarding the leasing of transmission line capacity. In addition, the Acquisition will centralise investment planning, enhance efficiency in financial management and further improve the Combined Group’s corporate governance and management standards.

5.        Reasons for the Sale and its Effects on the Group

The Company takes the view that the Sale will enable it to concentrate its resources on the expansion of its cellular telecommunications operation, to improve the quality of the Group’s assets, to allow strategic integration of the Group’s customer services and to resolve the issue of competition between the Group and Unicom Group.

(a)      To concentrate on the development of businesses with high profitability and growth potential, as well as improving operational efficiency

The Group’s cellular, data and long distance telecommunications operations have higher profitability and growth potential compared with the principal operations of Guoxin Paging, which are paging business and cellular subscriber value-added services. The Company intends to concentrate its resources on the expansion of its telecommunications operations above through the Sale. At the same time, as there are certain significant differences in the operation and sales models between the principal operations of Guoxin Paging and the Group’s cellular, data and long distance telecommunications operations, the Company believes that the sale of Guoxin Paging will reduce the complexity of the Group’s internal operations and improve operational efficiency.

(b)      To improve the quality of the assets of the Group

In line with the rapid development of the economy of the PRC during recent years, demand for communications by the market and the society at large has also changed significantly. The demand for and public usage of paging services gradually fell during recent years. For the year ended 31 December 2002 and for the six months ended 30 June 2003, the loss incurred by Guoxin Paging was RMB604 million and RMB892 million, respectively. The Company believes that the Sale will improve the quality of the assets of the Group, which will in turn improve its financial condition.

(c)       Strategic integration of the Group’s customer services assets by Guoxin Paging

Following the acquisition of the Group’s customer service assets by Guoxin Paging (please refer to the section of this letter headed “Guoxin Paging”), Guoxin Paging will further integrate its assets, staff and business process flow, with the aim of improving its management of customer services operations and providing customer services to the Group with a higher degree of efficiency. Furthermore, Guoxin Paging is experienced in the operation of call centre and interactive voice services. The provision of customer services by Guoxin Paging to the Group will improve the professional standards of customer services enjoyed by the Group’s subscribers.

(d)      To resolve the issue of competition between the Group and Unicom Group

Unicom Group currently operates a paging business through its subsidiary, Unicom Paging Telecommunications Corporation, which is in competition with the paging business of Guoxin Paging. The Sale will resolve the issue of competition between the Group and Unicom Group in respect of their respective paging businesses. This will in turn better protect the interests of the Shareholders.

6.        Unaudited Pro Forma Financial Information of the Combined Group

The following selected Unaudited Pro Forma Financial Information is extracted from Appendix VI of this circular, “Pro Forma Financial Information of the Combined Group”. In preparing these Unaudited Pro Forma Financial Information, the Unaudited Pro Forma Income Statement of the Combined Group for the six months ended 30 June 2003 gives effect to the Acquisition and the Sale as if such transactions had been undertaken immediately before 1 January 2003. The Unaudited Pro Forma Balance Sheet as of 30 June 2003 of the Combined Group also gives effect to the Acquisition and the Sale as if such transactions had been undertaken on 30 June 2003. In addition, the Unaudited Pro Forma Financial Information of the Combined Group is based upon the historical financial statements of the Target Business, the consolidated income statements and consolidated balance sheet of Guoxin Paging and the consolidated financial statements of the Group after giving effect to the Pro Forma adjustments described in the accompanying notes.

Such Unaudited Pro Forma Financial Information of the Combined Group does not purport to represent what the financial conditions and operating results of the Combined Group would actually have been if the events described above had in fact been undertaken immediately before 1 January 2003 or any other date or to project the financial positions and operating results of the Combined Group for any future period.

The following selected unaudited Pro Forma Financial Information of the Combined Group should be read in conjunction with the other financial information included elsewhere in this circular.

	As of 30 June 2003
	Before the Acquisition and the Sale			After the Acquisition and the Sale
	Target Business	Add: The Group	Less: Guoxin Paging	Pro Forma Adjustments	Combined Pro Forma
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Cash and cash equivalents	890,757	10,209,178	731,067	(450,000)	9,918,868
Short-term bank deposits	—	1,704,767	52,500		1,652,267
Total current assets	2,023,367	23,799,147	1,844,065	(884,146)	23,094,303
Total assets	14,523,705	141,203,867	6,160,598	51,043	149,618,017
Total interest-bearing liabilities	8,966,282	46,557,864	—		55,524,146
Minority interests	—	564,008	564,008		—
Shareholders’ equity	2,264,811	67,782,508	3,671,899	789,416	67,164,836

As set out above, assuming that the Acquisition and the Sale had been undertaken immediately before 1 January 2003, the unaudited Pro Forma net profit of the Combined Group for the six months ended 30 June 2003 would have been RMB3,088 million. Before the amortisation of positive goodwill arising from the Acquisition, the unaudited Pro Forma net profit and the corresponding earnings per share of the Combined Group for the six months ended 30 June 2003 are reconciled as follows:

Pro Forma
(RMB millions except for per share data)

Before the amortisation of positive goodwill arising from the Acquisition:
Net profit	3,111
Basic and diluted earnings per share (RMB)	0.248

Amortisation of positive goodwill arising from the Acquisition	23

After the amortisation of positive goodwill arising from the Acquisition:
Net profit	3,088
Basic and diluted earnings per share (RMB)	0.246

	For the six months ended 30 June 2003
				After the Acquisition and the Sale
				Pro Forma Adjustments
					Effects of Recognising Customer Service Fees (Note (a))

	Before the Acquisition and the Sale
	Target Business	Add: The Group	Less: Guoxin Paging	Amortisation of Goodwill			Combined Pro Forma
						Others
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Operating revenue	3,867,533	31,967,244	1,032,006			(513,982)	34,288,789
Operating expenses	(3,514,942)	(27,689,129)	(1,941,508)		(22,373)	490,313	(28,794,623)
Including: Depreciation and amortisation	(790,505)	(8,179,435)	(629,702)	(23,380)		42,513	(8,321,105)
Operating profit	352,591	4,278,115	(909,502)				5,494,166
Interest income	4,489	104,909	4,533			(4,703)	100,162
Finance costs	(205,313)	(1,019,344)	(2,984)				(1,221,673)
Other (expense) income, net	(323)	(9,985)	20,395				(30,673)
Profit (loss) before taxation	151,444	3,353,695	(887,558)				4,341,952
Taxation	(61,132)	(966,170)	(2,648)			(229,669)	(1,254,323)
Profit (loss) attributable to shareholders	90,312	2,385,273	(892,458)				3,087,629
Basic and diluted earnings per share (RMB)		0.190					0.246

Note (a):

The operating expenses of RMB22,373,000 for the six months ended 30 June 2003 represent the difference between (i) the actual cost incurred by the Group in providing customer service internally; and (ii) the customer service fees (calculated on the basis of actual cost plus an assumed profit margin of 10%) paid by the Combined Group for the customer service provided by Unicom Group and Guoxin Paging as if such Prospective Connected Transaction had been effective since 1 January 2003.

7.       Summary Operating and Other Data in Respect of the Group and the Target Company

The following table sets out a summary of operating and other data relating to the cellular operation of the Group and the Target Company:

	As of or for the year ended 31 December		As of or for the six months ended 30 June 2003	As of or for the nine months ended 30 September 2003
	2001	2002
Cellular Operation of the Group(1)
Cellular subscribers (in thousands)	36,596	59,710	69,641	74,923
GSM	36,596	53,465	59,663	61,580
CDMA	—	6,245	9,978	13,343
Cellular penetration in the Group’s service areas(2)	12.5%	17.6%	20.0%	21.2%
Estimated market share in the Group’s service areas(3)	28.8%	33.1%	34.2%	34.6%
Average minutes of use per subscriber per month(4)
GSM	166.7	165.5	168.7	171.8
CDMA	—	328.1	349.5	350.6
Average revenue per subscriber per month (RMB)(5)
GSM	83.2	67.3	58.9	57.9
CDMA	—	172.2	148.7	138.1
Average churn rate(6)
GSM	15.8%	15.5%	—	—
CDMA (newly acquired CDMA subscribers)	—	0.8%	—	—
Cellular Businesses of the Target Company
Cellular subscribers (in thousands)	4,052	7,959	9,319	10,070
GSM	4,052	7,073	8,097	8,389
CDMA	—	886	1,222	1,681
Cellular penetration in the Target Company’s service areas(2)	7.5%	11.1%	13.0%	14.1%
Estimated market share in the Target Company’s service areas(3)	25.3%	33.4%	33.5%	33.5%
Average minutes of use per subscriber per month(4)
GSM	201.4	201.8	196.1	196.9
CDMA	—	319.0	322.1	330.6
Average revenue per subscriber per month (RMB)(5)
GSM	81.3	68.6	61.4	60.1
CDMA	—	179.7	141.0	132.4
Average churn rate(6)
GSM	20.4%	25.0%	—	—
CDMA	—	1.4%	—	—
Cellular Businesses of the Combined Group
Cellular subscribers (in thousands)	40,648	67,669	78,960	84,993
GSM	40,648	60,538	67,760	69,969
CDMA	—	7,131	11,200	15,024
Cellular penetration(2)	11.7%	16.5%	18.8%	20.0%
Estimated market share(3)	28.3%	33.2%	34.1%	34.4%
Average minutes of use per subscriber per month(4)
GSM	170.1	169.5	172.0	174.8
CDMA	—	327.3	346.3	348.3
Average churn rate(6)
GSM	16.2%	16.5%	—	—
CDMA	—	0.9%	—	—

(1)      The “Group”, when referred to in this table, includes the operations of both CUCL and Unicom New Century for all relevant periods.

(2)      Determined by dividing the number of cellular subscribers in the service areas by the combined population of the Target Service Areas and/or the Listed Service Areas, as applicable.

(3)      Determined by dividing the number of cellular subscribers of the Group or the Target Company subscribers by the total number of cellular subscribers in the Target Service Areas and/or the Listed Service Areas, as applicable.

(4)      Average minutes of usage per subscriber per month, or MOU, is calculated by:

•    dividing the total minutes of usage during the period by the average of the number of subscribers on the first and last days of the period; and

•    dividing the result by the number of months.

(5)           Average revenue per subscriber per month, or ARPU, is calculated by:

•    dividing the sum of cellular services revenue during the relevant period by the average of the number of subscribers on the first and last days of the period; and

•    dividing the result by the number of months.

(6)      Churn rate is the rate of subscriber disconnections from the cellular network, which the Company has determined by dividing the sum of voluntary and involuntary deactivations during the period by the average of the number of subscribers on the first and last days of the period.

8.       Summary Operating and Other Data in Respect of Guoxin Paging

Subsequent to its acquisition of customer service assets, the principal businesses of Guoxin Paging are paging business, cellular subscriber value-added business, customer services and agency services. Set out below is a summary of the operating data of Guoxin Paging:

	As of or for the year ended 31 December		As of or for the six months ended 30 June 2003
	2001	2002

Paging subscribers (in millions)	32.907	17.682	13.025
Average revenue per subscriber per month (RMB)	9.4	7.3	7.9
Churn rate of paging subscribers	57.6%	66.3%	—
“Unicom Assistant” subscribers (in millions)	—	7.94	15.18

9.       Financial Information of Guoxin Paging

The following sets out the consolidated income statements of Guoxin Paging for the six months ended 30 June 2003 and the year ended 31 December 2002 prepared in accordance with HK GAAP, as extracted from the audited financial statements of Guoxin Paging:

	Six months ended 30 June 2003	Year ended 31 December 2002
	RMB’000	RMB’000
Operating revenue (Turnover):
Service revenue	726,932	2,330,767
Sales of telecommunications products	305,074	1,641,687
Total operating revenue	1,032,006	3,972,454
Operating expenses:
Leased lines	(44,435)	(136,024)
Depreciation and amortisation	(629,702)	(1,442,836)
Personnel	(217,539)	(555,261)
Selling and marketing	(62,778)	(238,640)
General, administrative and other expenses	(702,000)	(597,427)
Cost of telecommunications products sold	(285,054)	(1,626,157)
Total operating expenses	(1,941,508)	(4,596,345)
Operating loss	(909,502)	(623,891)
Interest income	4,533	17,374
Finance costs	(2,984)	(8,348)
Other income, net	20,395	24,993
Loss before taxation	(887,558)	(589,872)
Taxation	(2,648)	(29,374)
Loss after taxation	(890,206)	(619,246)
Minority interests	(2,252)	15,252
Net loss	(892,458)	(603,994)

The following sets out the consolidated balance sheets of Guoxin Paging as of 30 June 2003 and 31 December 2002 prepared in accordance with HK GAAP, as extracted from the audited financial statements of Guoxin Paging:

	30 June 2003	31 December 2002
	RMB’000	RMB’000
Non-current assets:
Property, plant and equipment, net	4,096,482	4,726,027
Goodwill	—	1,022
Other assets	113,296	128,379
Investment securities	102,941	105,644
Investment in associated companies	3,814	3,814
Total non-current assets	4,316,533	4,964,886

Current assets:
Amounts due from related parties	70,724	280,785
Amounts due from domestic carriers	67,580	47,932
Prepayments and other current assets	282,710	272,569
Inventories	279,000	257,986
Accounts receivable, net	159,352	198,582
Trading securities	201,132	173,939
Short-term bank deposits	52,500	—
Cash and cash equivalents	731,067	1,032,921
Total current assets	1,844,065	2,264,714

Current liabilities:
Dividends payable	11,217	8,448
Payables and accrued liabilities	1,163,256	1,254,787
Amounts due to related parties	258,154	161,351
Amounts due to domestic carriers	262,636	307,432
Current portion of long-term bank loans	—	20,000
Taxes payable	10,072	2,145
Advances from customers	219,356	344,823
Total current liabilities	1,924,691	2,098,986

Net current (liabilities) assets	(80,626)	165,728
Total assets less current liabilities	4,235,907	5,130,614

Financed by:
Owners’ equity
Paid in capital	1,072,298	1,072,298
Capital reserve	5,847,112	5,847,112
Reserves	472,849	472,849
Accumulated deficits	(3,720,360)	(2,827,902)
Total owners’ equity	3,671,899	4,564,357
Minority Interests	564,008	566,257
	4,235,907	5,130,614

The following sets out the consolidated cash flow statements of Guoxin Paging for the six months ended 30 June 2003 and the year ended 31 December 2002 prepared in accordance with HK GAAP, as extracted from the audited financial statements of Guoxin Paging:

	Note	Six months ended 30 June 2003	Year ended 31 December 2002
		RMB’000	RMB’000
Net cash (outflow) inflow from operations	(a)	(64,931)	369,368
Interest received		4,533	17,419
Interest paid		(2,996)	(6,884)
Dividends received		2,531	24,978
Dividends paid to minority owners of subsidiaries		(1,732)	(31,902)
PRC income tax paid		(2,528)	(11,116)
Net cash (outflow) inflow from operating activities		(65,123)	361,863

Investing activities
Purchase of property, plant and equipment		(165,064)	(514,715)
Proceeds from disposal of property, plant and equipment		4,655	1,594
Purchase of minority interests		—	(257,337)
(Increase)/decrease in short-term bank deposits		(52,500)	151,000
Purchase of trading securities		(83,857)	(14,557)
Sale of trading securities		79,055	18,865
Purchase of investment in associated companies		—	(2,105)
Sale of investment in associated companies		—	4,241
Sale of investment securities		6,048	35,300
Addition of other assets		(5,068)	(9,203)
Net cash outflow from investing activities		(216,731)	(586,917)

Financing activities
Repayment of short-term bank loans		—	(127,875)
Repayment of long-term bank loans		(20,000)	(36,408)
Net cash outflow from financing activities		(20,000)	(164,283)
Net decrease in cash and cash equivalents		(301,854)	(389,337)
Cash and cash equivalents, beginning of period		1,032,921	1,422,258
Cash and cash equivalents, end of period		731,067	1,032,921

Analysis of the balances of cash and cash equivalents:
Cash balance		1,012	1,967
Bank balance		730,055	1,030,954
		731,067	1,032,921

a)       The reconciliation of loss before taxation to net cash (outflow) inflow from operations is as follows:

	Six months ended 30 June 2003	Year ended 31 December 2002
	RMB’000	RMB’000
Loss before taxation	(887,558)	(589,872)
Adjustments for:
Depreciation and amortisation	629,702	1,442,836
Interest income	(4,533)	(17,374)
Interest expense	2,996	6,884
Loss on disposal of property, plant and equipment	35,540	77,639
Impairment loss of property, plant and equipment and goodwill	528,038	38,797
Provision for doubtful debts	6,989	9,979
Share of profits from associated companies	—	(553)
Dividends from investment securities	(2,531)	(24,978)
Realised gains on trading securities	(7,902)	(1,876)
Unrealised (gains)/loss on trading securities	(14,489)	27,461
Realised gains on investment securities	(3,345)	(18,098)
Realised gains in associated companies	—	(1,251)
Additional provision for impairment loss of investment Securities	—	650
Operating profit before working capital changes	282,907	950,244
Decrease/(increase) in accounts receivable	32,241	(110,521)
Increase in inventories	(21,014)	(104,053)
Increase in prepayments and other current assets	(10,141)	(12,026)
(Increase)/decrease in amounts due from domestic carriers	(19,648)	88,856
(Increase)/decrease in amounts due from related parties	(234,519)	11,643
Increase in payables and accrued liabilities	38,156	393,375
Decrease in advances from customers	(125,467)	(444,164)
Decrease in amounts due to domestic carriers	(44,796)	(182,237)
Increase/(decrease) in amounts due to related parties	37,350	(221,749)
Net cash (outflow) inflow from operations	(64,931)	369,368

b)       Supplemental information:

Payables to equipment suppliers for construction-in-progress during the six months ended 30 June 2003 decreased by approximately RMB80 million (2002: RMB419 million).

10.     Prospective Financial and Operating Information in Respect of the Target Business

The Company and the Target Business have prepared the profit forecast in respect of the Target Business for the year ending 31 December 2003. There is presently no intention to update this information during this year or to publish such information in future years, although the Directors are aware of the requirements in relation to disclosure obligations as a result of any change regarding the profit forecast under the Listing Agreement between the Company and the Hong Kong Stock Exchange. This information is based on a number of assumptions (see Appendix VII) that, while presented with numerical specificity and considered reasonable by the Company and the Target Business, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and the Target Business, and upon assumptions with respect to future business decisions that are subject to change. Accordingly, there can be no assurance that these results will be realised. The prospective financial information presented below may vary from actual results, and these variations may be material.

The Company and the Target Business believe that, on the bases and the assumptions discussed in Appendix VII and in the absence of unforeseen circumstances, the net profit of the Target Company for the year ending 31 December 2003 is unlikely to be less than HK$234 million (equivalent to approximately RMB250 million based on the exchange rate prevailing at 12:00 noon (New York City time) on the day which is two business days immediately preceding the date of the Acquisition Agreement) under HK GAAP. Such forecast had been prepared in compliance with the requirements regarding profit forecasts set out in Chapter 11 of the Hong Kong Listing Rules.

The letters from PricewaterhouseCoopers and CICC in respect of the profit forecast are set out in Appendix VII to this circular.

11.     Relationship with Unicom Group

Unicom Group is the ultimate parent company of the Company. At the Latest Practicable Date, it indirectly controls approximately 77.47% of the Company’s issued share capital through its shareholdings in the A Share Company and Unicom BVI. Unicom Group has a 74.60% shareholding in the A Share Company, which in turn holds a 73.84% shareholding in Unicom BVI. Unicom Group also directly holds a 26.16% shareholding in Unicom BVI.

Unicom Group is a substantial shareholder of the Company. Accordingly, under the Hong Kong Listing Rules, transactions that have been or will be entered into between Unicom Group or any of its subsidiaries (excluding the Group), on one hand, and the Group, on the other, are connected transactions of the Company. For details of the connected transactions of the Company, please refer to the paragraphs headed “Prospective Connected Transactions” in this letter.

Following the completion of the Acquisition and the Sale, CUCL, Unicom New Century and the Target Company will be the principal operating subsidiaries of the Company. The relationship between Unicom Group and each of CUCL, Unicom New Century and the Target Company is respectively governed by the following agreements: (i), the reorganisation agreement dated 21 April 2000 between Unicom Group and CUCL, (ii) the reorganisation agreement dated 18 November 2002 between Unicom Group and Unicom New Century, and (iii) the reorganization agreement dated 4 November 2003 between Unicom Group and the Target Company. Some of the details of these reorganization agreements are set out as follows:

Reorganisation agreement with CUCL

Pursuant to the reorganisation agreement dated 21 April 2000 between Unicom Group and CUCL, for the purpose of the Company’s listing on the Stock Exchange, Unicom Group gave certain undertakings in favour of CUCL, the more material of which are set out below:

•         to hold and maintain all licences received from the MII in connection with any of the Group’s businesses for the Group’s benefit, and to allocate spectrum and to provide other resources to CUCL;

•         subject to applicable PRC laws and regulations in effect at the relevant time, to take all actions necessary to obtain, maintain, renew and otherwise extend for CUCL’s sole benefit such governmental or regulatory licences, consents, permits or other approvals as CUCL shall require to continue to operate its range of businesses;

•         not to engage in any business which competes with the Company’s businesses, except for the existing competing businesses of Unicom Group;

•         to give CUCL or its subsidiaries a right of first refusal in relation to any government authorization, licence or permit, or other business opportunity, or to develop any new telecommunications technology, product or service; and

•         not to dispose of any shares in the Company beneficially owned by it or to take or permit any other actions, including primary issuances by the Company or CUCL, which would result in the Company or CUCL no longer constituting majority owned subsidiaries of Unicom Group.

Under the reorganisation agreement, Unicom Group also granted the Group an option to acquire Unicom Group’s interest in any telecommunications business such as Unicom Paging, Unicom Xingye and the assets relating to Unicom Group’s CDMA networks.

Reorganisation Agreement with Unicom New Century

Pursuant to the reorganisation agreement entered into between Unicom Group and Unicom New Century on 18 November 2002, Unicom Group gave certain undertakings in favour of Unicom New Century, including the following:

•         to hold and maintain all licences received from the MII in connection with any of the Target Assets for Unicom New Century’s benefit, and to allocate spectrum and to provide other resources to Unicom New Century;

•         subject to applicable PRC laws and regulations in effect at the relevant time, to take all actions necessary to obtain, maintain, renew and otherwise extend for Unicom New Century’s sole benefit such governmental or regulatory licences, consents, permits or other approvals as Unicom New Century shall require to continue to operate Unicom New Century’s range of businesses; and

•         not to engage in any business which competes with the Company’s businesses, except for the existing competing businesses of Unicom Group.

Reorganisation Agreement with the Target Company

Pursuant to the reorganisation agreement entered into between Unicom Group and the Target Company on 4 November 2003, Unicom Group gave certain undertakings in favour of the Target Company in preparation for the Acquisition, including the following:

•         to hold and maintain all licences received from the MII in connection with any of the Group’s businesses for the Target Company’s benefit, and to allocate spectrum and to provide other resources to the Target Company;

•         subject to applicable PRC laws and regulations in effect at the relevant time, to take all actions necessary to obtain, maintain, renew and otherwise extend for the Target Company’s sole benefit such governmental or regulatory licences, consents, permits or other approvals as the Target Company shall require to continue to operate the Target Company’s range of businesses; and

•         not to engage in any business which competes with the Company’s business, except for the existing competing businesses of Unicom Group.

12.     Prospective Connected Transactions

(a)      Agreements to be entered into regarding the Prospective Connected Transactions

As a result of the Acquisition and the Sale, certain Prospective Connected Transactions have been and will be entered into in accordance with the 2-Step Approach as set out in the section headed “The 2-Step Approach for Connected Transactions” in this letter. Specific agreements in respect of each of the Prospective Connected Transactions are set out in paragraph (b) below.

(b)      Information regarding the Prospective Connected Transactions

(A)     Leasing of CDMA Network Capacity

Existing Leasing Arrangements

Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, owns a nationwide CDMA network within the PRC. CUCL and Unicom New Century have been leasing capacity on that CDMA network from Unicom New Horizon in the Listed Service Areas since the beginning of 2002. The terms of the lease are set out in a CDMA network capacity lease agreement dated 22 November 2001 between CUCL, Unicom New Horizon and Unicom Group (the CUCL Lease Agreement) and a CDMA network capacity lease agreement dated 20 November 2002 between the A Share Company (its rights and obligations under such agreement have been transferred to Unicom New Century under the 2-Step Approach), Unicom New Horizon and Unicom Group (Unicom New Century Lease Agreement). The circular issued by the Company dated 28 November 2001 gives further details of the terms of the CUCL Lease Agreement. The terms of Unicom New Century Lease Agreement are in all material respects the same as those contained in CUCL Lease Agreement.

In relation to the Target Service Areas, the Target Company is currently providing CDMA cellular services by leasing Capacity on the CDMA Network from Unicom New Horizon. Unicom Group is a party to that leasing arrangement to guarantee performance of some of the obligations of Unicom New Horizon thereunder. Except for the Capacity to be delivered by Unicom New Horizon, the terms of the leasing arrangement are in all material respects the same as those contained in the CUCL Lease Agreement and Unicom New Century Lease Agreement.

Restructuring of Existing Arrangements

In order to continue the provision of the CDMA cellular services in the Target Service Areas following completion of the Acquisition, Unicom New Horizon, the Target Company and Unicom Group are restructuring their current leasing arrangement in accordance with the 2-Step Approach. The restructuring involves splitting the current leasing arrangement into two separate agreements, namely:

(1)      the CDMA Lease Agreement between the A Share Company, Unicom New Horizon and Unicom Group, and

(2)      the CDMA Transfer Agreement between the Target Company and the A Share Company.

As discussed in the section headed “The 2-Step Approach for Connected Transactions”, the CDMA Lease Agreement constitutes a connected transaction of the A Share Company under the listing rules of the Shanghai Stock Exchange and is conditional upon approval of the independent shareholders of the A Share Company, whereas the CDMA Transfer Agreement constitutes a connected transaction of the Company under the Hong Kong Listing Rules and is conditional upon the approval of the Company’s Independent Shareholders. The net effect of the CDMA Lease Agreement and the CDMA Transfer Agreement is to enable the Target Company to continue to lease Capacity on the CDMA Network following the completion of the Acquisition on terms that are in all material respects the same as before and as the CUCL Lease Agreement and Unicom New Century Lease Agreement.

CDMA Lease Agreement

Under the CDMA Lease Agreement, Unicom New Horizon shall plan, finance and construct the CDMA Network (the first two phases of which have already been completed) and shall ensure that all subsequent phases of the CDMA Network are constructed in accordance with the detailed specifications and timetable agreed between Unicom New Horizon and the A Share Company. All payments, costs, expenses and amounts paid or incurred by Unicom New Horizon that are directly attributable to the construction of the CDMA Network, including construction, installation and equipment procurement costs and expenses, survey and design costs, investment in technology, software and other intangible assets, insurance premiums and capitalised interest on loans and any taxes levied or paid in respect of the equipment procurement and the construction of the CDMA Network, including import taxes and custom duties and all costs incurred in relation to any re-configuration, upgrade, enhancement or modification to technology shall form the total network cost (the Network Construction Cost). The Network Construction Cost will be used in calculating the lease fee payable by or on behalf of the A Share Company. The Network Construction Cost for all subsequent phases after the first phase shall be audited and appropriate documentation shall be provided to the A Share Company or its auditors in order to verify the Network Construction Cost.

The A Share Company (for whom the Target Company will substitute following approval and completion of the CDMA Transfer Agreement) shall be responsible for the operation, management and maintenance of the CDMA Network in accordance with the relevant requirements of the CDMA Lease Agreement. The parties to the CDMA Lease Agreement agree that the Target Company shall have the exclusive right to provide CDMA services in the Target Service Areas. All operating revenue, including airtime charges, monthly subscription fees, interconnection charges, income from sales of UIM cards and handsets and other income generated from or in connection with the operation of the CDMA Network shall belong to the Target Company.

The Target Company’s technical staff has been closely involved in the planning and design of the CDMA Network, as well as the equipment selection process, and in overseeing the construction of the CDMA Network. As a result, the Target Company’s technical staff is familiar with the technology used in the CDMA Network and is able to maintain the CDMA Network. All costs of operating, managing and maintaining the CDMA Network shall be borne by the Target Company.

Term of CDMA Lease Agreement

The term of the CDMA Lease Agreement is for an initial period of one year, commencing from such date as Unicom New Horizon and the A Share Company (for whom the Target Company will substitute following approval and completion of the CDMA Transfer Agreement) may agree following the fulfilment of the conditions set out below (the Initial Term) and may be renewed for further one year terms (each an Additional Term) at the option of the A Share Company (or by the Target Company following approval and completion of the CDMA Transfer Agreement). The Directors expect that the Initial Term will commence by June 2004.

Conditions precedent of the CDMA Lease Agreement

The CDMA Lease Agreement is conditional upon, among others, the following conditions precedent having been fulfilled on or before 30 June 2004 or such later date as the A Share Company, Unicom New Horizon and Unicom Group may agree:

(a)      the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the Unicom BVI Acquisition Agreement and the Prospective Cellular Connected Transaction of the A Share Company;

(b)      the passing of resolutions by the Independent Shareholders at the Company’s general meeting approving the Acquisition Agreement and the Prospective Cellular Connected Transactions of the Company; and

(c)      all other conditions precedent contained in the CDMA Transfer Agreement having been fulfilled (or waived).

Capacity

During the Initial Term, the A Share Company will lease Capacity on a quarterly basis. Subject to giving not less than 180 days’ prior written notice to Unicom New Horizon, the A Share Company is entitled to obtain additional Capacity that the A Share Company may require during the Initial Term or any Additional Term, provided that the aggregate Capacity shall not exceed the total constructed Capacity of first two phases of the CDMA Network, which is approximately 4.5165 million subscribers. Unicom New Horizon shall ensure that all Capacity which the A Share Company requested according to the terms of the CDMA Lease Agreement is supplied by the due date of delivery of the Capacity. If Unicom New Horizon agrees to provide any such additional Capacity, the provisions of the CDMA Lease Agreement shall apply equally in relation to all such additional Capacity which Unicom New Horizon has agreed to provide.

Delayed delivery of Capacity

Subject to certain exceptions, including delay caused by a force majeure event (including natural disasters, national emergency, civil disturbance, riot, terrorism, industrial disputes and other similar events beyond the control of the parties), a material breach of the CDMA Lease Agreement by the A Share Company or compliance with applicable laws and regulations, if any Capacity is not ready for operational service by the relevant delivery date, then Unicom New Horizon shall be liable to provide a delay discount to the A Share Company, equal to the daily Lease Fee (as defined below) in respect of the relevant Capacity multiplied by the number of days of delay, which shall be credited against future Lease Fee payments.

Reduction of Capacity

The A Share Company may not reduce the amount of Capacity leased or committed to be leased by it during the Initial Term. However, subject to providing not less than 180 days’ prior written notice to or with the prior written consent of Unicom New Horizon, the A Share Company may reduce the amount of Capacity leased with effect from the commencement of any Additional Term, provided that the A Share Company must lease all Capacity which it has requested or otherwise committed to lease for at least one year following the date of delivery or renewal of the lease of such Capacity (as the case may be).

Lease Fee

The Lease Fee per unit of Capacity will be calculated so as to enable Unicom New Horizon to recover the Network Construction Cost in seven years, assuming full Capacity is leased, with an internal rate of return on its investment of 8% (the Lease Fee).

The total Capacity of the first phase of the CDMA Network in the Target Service Area is approximately 1,780,000 subscribers, with an annual Lease Fee per subscriber of approximately RMB225.6. The total Capacity of the second phase of the CDMA Network in the Target Service Area is approximately 2,736,500 subscribers. The standard of settlement of the annual Lease Fee per subscriber for the second phase is based on the annual Lease Fee per subscriber for the first phase of approximately RMB225.6. However, the annual Lease Fee per subscriber for the second phase may be adjusted in the future in accordance with the on-going audit and verification of the Network Construction Costs for the second phase. In relation to the second phase and each subsequent phase of the CDMA Network, the related Network Construction Cost will be audited and verified. The Network Construction Cost will be adjusted if the amount verified differs from the estimated Network Construction Cost by more than 1.0%.

The Lease Fee for each Additional Term shall be calculated on the same basis as described above. The Lease Fee is payable quarterly in arrears to Unicom New Horizon. All Lease Fee payments shall be made in Renminbi.

Purchase Option

Under the CDMA Lease Agreement, Unicom New Horizon has granted the A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) an option to purchase the CDMA Network (the Purchase Option). The Purchase Option may be exercised at any time during the Initial Term and any Additional Term and within one year after the termination or expiry (without renewal) of the CDMA Lease Agreement.

The acquisition price shall be negotiated between Unicom New Horizon and the A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement), based on the appraised value of the CDMA Network determined by an independent assets appraiser in accordance with applicable PRC laws and regulations and taking into account prevailing market conditions and other factors, provided that it will not exceed such price as would, taking into account all Lease Fee payments made by the A Share Company (or the Target Company after completion of the CDMA Transfer Agreement) to Unicom New Horizon and all delay discounts of Lease Fees, enable Unicom New Horizon to recover the Network Construction Cost, together with an internal rate of return on its investment of 8%. The exercise of the Purchase Option will be subject to the A Share Company (or the Company following approval and completion of the CDMA Transfer Agreement) complying with the applicable stock exchange requirements governing such transactions.

Title to the CDMA Network assets will remain vested in Unicom New Horizon until the CDMA Network assets are transferred to the A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) following exercise of the Purchase Option.

Guarantee and Indemnity

In consideration of the A Share Company entering into the CDMA Lease Agreement, Unicom Group has unconditionally and irrevocably guaranteed the due and punctual performance by Unicom New Horizon of its obligations under the CDMA Lease Agreement. Unicom Group has also agreed to indemnify the A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) for any loss it may suffer as a result of any defect in any of the CDMA Network equipment or any loss caused by any negligence, default, act or omission of Unicom New Horizon or Unicom Group under the CDMA Lease Agreement or in connection with the CDMA Network. The aggregate liability of Unicom Group for any claim shall not exceed the total amount of Lease Fee payments made to Unicom New Horizon under the CDMA Lease Agreement or, where the Purchase Option has been exercised, the total purchase price paid for the CDMA Network. The guarantee and indemnity provided by Unicom Group under the lease agreements will continue in force until the expiry of the lease agreements.

Transfer of Rights and Obligations

Each of Unicom New Horizon and Unicom Group irrevocably agrees that the A Share Company may transfer its rights and obligations under the CDMA Lease Agreement to the Target Company.

Termination of the CDMA Lease Agreement

The A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) may terminate the CDMA Lease Agreement by not less than 180 days’ prior written notice, with effect from the end of any Additional Term. In addition, Unicom New Horizon or the A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) may terminate the CDMA Lease Agreement if the other party commits any continuing or material breach of the CDMA Lease Agreement. Unicom New Horizon is not otherwise permitted to terminate the CDMA Lease Agreement.

CDMA Transfer Agreement

Pursuant to the CDMA Transfer Agreement, the A Share Company agrees to transfer all of its rights and obligations provided for in the CDMA Lease Agreement to the Target Company. Following completion of the CDMA Transfer Agreement, the A Share Company will cease to be a party to the CDMA Lease Agreement and the Target Company will become a party to it in place of the A Share Company. The Target Company will then be able to exercise and enjoy all the rights of the A Share Company arising under the CDMA Lease Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the CDMA Lease Agreement. Completion of the CDMA Transfer Agreement is subject to, inter alia, the Company’s Independent Shareholders’ prior approval and all conditions precedent contained in the CDMA Lease Agreement having been fulfilled.

CDMA Network and Services

Unicom Group is the only carrier licensed by the MII to offer CDMA cellular services in China. Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, is responsible for the construction of the CDMA networks throughout China and the Combined Group will operate the CDMA business in the Target Service Areas in addition to the Listed Service Areas, in each case by way of exclusive CDMA capacity leases from Unicom New Horizon.

Reasons for the CDMA Leasing Arrangement

The Board believes that the CDMA Lease Agreement, together with the CDMA Transfer Agreement, will enable the Combined Group to effectively eliminate some of the risks involved in the initial stages of developing the CDMA business in the Target Service Areas, notably the significant initial capital expenditure required during the initial stages of CDMA business development. The Combined Group will also benefit from the rights to exploit the extensive coverage of the first two phases of the CDMA Network without having to incur the costs of leasing all available Capacity. The terms of the CDMA Lease Agreement are flexible as the terms enable the Combined Group to increase (or, during any Additional Term, decrease) the Capacity to be leased according to the actual needs of the subscribers and the development of its CDMA business. In addition, where the Combined Group considers necessary, it may purchase the CDMA Network from Unicom New Horizon to operate as its own facilities instead of leased facilities.

Further Information on the CDMA Networks

In 2001, Unicom New Horizon began the construction of CDMA networks throughout China. The construction of Phase 1 was completed at the end of the same year. It is expected that the capacity of the networks will be expanded in different phases. The capacity and scale of every phase will depend on actual business needs. Phase 2 of the nationwide CDMA networks was completed in the first half of 2003 with an aggregate capacity of 36.9 million subscribers (including 4.5165 million subscribers in the Target Service Areas) for both phases with a coverage of approximately 330 local networks nationwide. At the same time, the entire network has been upgraded to the CDMA 1X system. The Board believes that the construction of its CDMA networks utilises to a significant extent the existing GSM infrastructure of the Combined Group, including base station sites and transmission capacity, thereby effectively reducing the overall construction costs, and thus the Target Company’s lease fees payable for capacity offered by future phases.

On 28 November 2001, CUCL, Unicom New Horizon and Unicom Group entered into the CUCL Lease Agreement. On 20 November 2002, the Unicom New Century Lease Agreement was entered into between the A Share Company (the entire rights and obligations under such agreement have been transferred to Unicom New Century), Unicom New Horizon and Unicom Group. As at 30 September 2003, the Group had 13.343 million CDMA subscribers in the Listed Service Areas.

At present, Unicom New Horizon has constructed a CDMA network in the Target Service Areas with a total capacity of approximately 4.5165 million subscribers. The Target Company has been leasing CDMA Network Capacity in the Target Service Areas from Unicom New Horizon with effect from 8 January 2002 on terms similar to the CUCL Lease Agreement and the Unicom New Century Lease Agreement. As at the end of each of the first, second and third quarter in 2003, the Target Company leased CDMA capacity of 1.41 million, 1.41 million and 1.86 million subscribers, respectively. For the fourth quarter of 2003, a total capacity of 2.29 million subscribers is leased. The lease fee payable by the Target Company is currently estimated to be RMB56.4 per line for each quarter in the Target Service Areas. As at 30 September 2003, the Target Company had 1.681 million CDMA subscribers in the Target Service Areas.

The Lease Fee for the year 2002 and the six months ended 30 June 2003 was RMB128.0 million and RMB157.2 million. Based on CDMA subscriber growth in the Target Service Areas, the Lease Fee for the year ended 31 December 2003 is estimated to be RMB391.3 million.

Other Applications of CDMA Network

The Board believes that upon completion of phase 2 of the CDMA Network, the Company may develop and provide various data applications and services based on CDMA 1X capacity, including web-browsing, downloading and video services, etc., which will enable the Company to make better use of the unique strengths of CDMA business, attract more subscribers for cellular data services and increase revenue and investment returns.

(B)     Supply of telephone cards

Background

At present, Unicom Xingye, a 95% owned subsidiary of Unicom Group, is engaged in the sourcing of various kinds of telephone cards, including SIM cards, UIM cards, IP telephone cards and rechargeable calling cards, for Unicom Group’s various networks. Unicom Group (through Unicom Xingye or other subsidiaries of Unicom Group) supplies telephone cards to the Target Company.

2-Step Approach

In order to allow the Target Company to continue to enjoy telephone cards supply services provided by Unicom Group (through Unicom Xingye or other subsidiaries of Unicom Group) following the completion of the Acquisition, each of Unicom Group and the Target Company has entered into separate supply arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)       Pursuant to an agreement dated 20 November 2003 (the UNW Services Agreement), Unicom Group (through Unicom Xingye or other subsidiaries of Unicom Group) agrees to supply, and the A Share Company agrees to receive, telephone cards, including SIM cards, UIM cards, IP telephone cards and rechargeable calling cards on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Unicom Group agrees to supply (through Unicom Xingye or other subsidiaries of Unicom Group) telephone cards to the A Share Company on terms no less favourable than the terms of its supply to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, PRC regulatory and A Share Company independent shareholders’ approval. Unicom Group shall ensure that the telephone cards supplied by it will meet the quality standard stipulated by the relevant government authority. The agreement provides that the initial term shall be one year commencing from 31 December 2003.

(ii)      Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standards

Charges for the supply of these cards are based on the actual cost incurred by Unicom Xingye or other subsidiaries of Unicom Group in supplying the cards together with a margin over cost to be agreed from time to time but in any case not to exceed 20 per cent. of the cost, and subject to specified volume discounts. Selling, general and administrative expenses are generally not taken into account in the calculation of charges for the card supply. Under the UNW Services Agreement, prices and volumes will be reviewed by the parties on an annual basis.

Historical and forecast information

For the years ended 31 December 2000, 2001 and 2002 and the six months ended 30 June 2003, the Target Company paid approximately RMB90.11 million, RMB186.3 million, RMB157.3 million and RMB74.62 million respectively, to Unicom Xingye, for the purchase of telephone cards, including SIM cards, UIM cards, IP telephone cards and rechargeable calling cards. It is estimated that the total charges for the supply of telephone cards for 2003 will be approximately RMB228.2 million.

(C)     Equipment procurement services

Background

Unicom Import and Export Co. Ltd., a 96.7% owned subsidiary of Unicom Group, carries on the business of the procurement of foreign and domestic telecommunications equipment and other materials required in the operation of Unicom Group’s networks. Unicom Import and Export Co. Ltd. provides comprehensive procurement services, including management of tenders, verification of technical specifications and installation services. Unicom Group (through Unicom Import and Export Co. Ltd) currently provides equipment procurement services to the Target Company.

2-Step Approach

In order to allow the Target Company to continue to enjoy the procurement services provided by Unicom Group (through Unicom Import and Export Co. Ltd.) to the Target Company in respect of foreign and domestic telecommunications equipment and other materials following the completion of the Acquisition, Unicom Group and the Target Company have each entered into separate procurement arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)       Pursuant to the UNW Services Agreement, Unicom Group (through Unicom Import and Export Co. Ltd.) agrees to provide, and the A Share Company agrees to receive, equipment procurement services on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Unicom Group agrees to provide (through Unicom Import and Export Co. Ltd.) equipment procurement services to the A Share Company on terms no less favourable than the terms of its service provided to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from 31 December 2003.

(ii)      Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standards

Charges for these services are calculated at the rate of:

(1)      0.7% of the contract value in the case of imported equipment; and

(2)      0.5% of the contract value in the case of domestic equipment.

Historical and forecast information

For the years ended 31 December 2000, 2001 and 2002 and the six months ended 30 June 2003, the Target Company paid an agency fee of approximately RMB28.56 million, RMB17.08 million, RMB2.55 million and RMB0.67 million, respectively to Unicom Import and Export Co. Ltd. in respect of procurement of foreign and domestic telecommunications equipment and other materials. It is estimated that the total charges for equipment procurement services for 2003 will be approximately RMB5.47 million.

(D)     Interconnection arrangements

Background

The Target Company’s GSM and CDMA cellular networks interconnect with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou province.

2-Step Approach

To continue such interconnection arrangement following completion of the Acquisition, each of Unicom Group and the Target Company has entered into separate interconnection arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)       Pursuant to the UNW Services Agreement, Unicom Group and the A Share Company agree to enter into interconnection arrangements on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The parties shall ensure that the quality standard of the interconnection services shall not be lower than the quality of the interconnection services provided within their respective network. The agreement provides that the initial term shall be one year commencing from 31 December 2003.

(ii)      Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standard

Interconnection settlement between Unicom Group’s networks and the Target Company’s networks is based on relevant standards established from time to time by the MII. However, in the case of interconnections between different provinces, settlement is based on either the relevant standards established by the MII or an agreed settlement arrangement between the Target Company, the A Share Company and Unicom Group. Of the two settlement arrangements, the Target Company is able to choose the more favourable arrangement. The agreed settlement arrangement, which is based on the parties’ respective internal costs of providing this service, is currently more favourable to the Target Company than the settlement arrangement prescribed by the MII. If in future the arrangement prescribed by the MII were to be more favourable to the Target Company, the Target Company would settle on the basis of that arrangement.

Historical and forecast information

Interconnection revenue derived and interconnection expense incurred by the Target Company from the interconnection arrangements with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou province for the year ended 31 December 2000 were approximately RMB660,000 and RMB1.3 million, respectively. For the year ended 31 December 2001, interconnection revenue derived and interconnection expense incurred by the Target Company from the interconnection arrangements with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou province were approximately RMB750,000 and RMB1.58 million, respectively. For the year ended 31 December 2002, interconnection revenue derived and interconnection expense incurred by the Target Company from the interconnection arrangements with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou province were approximately RMB910,000 and RMB5.54 million, respectively. For the six months ended 30 June 2003, interconnection revenue derived and interconnection expense incurred by the Target Company from the interconnection arrangements with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou province were approximately RMB610,000 and RMB2.55 million, respectively.

It is estimated that the interconnection revenue and interconnection expense incurred by the Target Company from the interconnection arrangements with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou province for 2003 will be approximately RMB1.36 million and RMB6.06 million, respectively.

(E)     Roaming arrangements

Background

The Target Company (providing cellular telecommunications service in the Target Service Areas) and Unicom Group (providing cellular telecommunications service in Guizhou province) provide roaming services to each other’s GSM and CDMA cellular subscribers within its respective service areas.

2-Step Approach

To continue such roaming arrangements following the completion of the Acquisition, each of Unicom Group and the Target Company has entered into separate roaming arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)       Pursuant to the UNW Services Agreement, Unicom Group and the A Share Company agree to enter into roaming arrangements on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from 31 December 2003.

(ii)      Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standards

Charges for these services between the Target Company and Unicom Group are based on its respective internal costs of providing these services, and will be on no less favourable terms than those available to any independent third party.

Historical and forecast information

Roaming revenue derived and roaming expense incurred by the Target Company from the roaming arrangements for the year ended 31 December 2000 were approximately RMB1.22 million and RMB1.78 million, respectively. Roaming revenue derived and roaming expense incurred by the Target Company from the roaming arrangements for the year ended 31 December 2001 were approximately RMB1.39 million and RMB2.16 million, respectively. For the year ended 31 December 2002, roaming revenue derived and roaming expense incurred by the Target Company from the roaming arrangements were approximately RMB1.69 million and RMB2.31 million, respectively. For the six months ended 30 June 2003, roaming revenue derived and roaming expense incurred by the Target Company from the roaming arrangements were approximately RMB1.14 million and RMB1.93 million, respectively.

It is estimated that the roaming revenue derived and roaming expense incurred by the Target Company from the roaming arrangements for 2003 will be approximately RMB2.53 million and RMB3.46 million, respectively.

(F)     Provision of premises

Background

Unicom Group currently provides to the Target Company its own premises or premises leased to it by third parties.

2-Step Approach

To continue such provision of premises following the completion of the Acquisition, each of Unicom Group and the Target Company has entered into separate arrangements regarding the provision of premises with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)       Pursuant to the UNW Services Agreement, Unicom Group agrees to provide premises to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from 31 December 2003.

(ii)      Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standard

Apart from cases where the premises have been leased from independent third parties, the rental amount in each case is based on the lower of depreciation costs and market prices for similar premises in that locality. In cases where the premises have been leased from an independent third party, the rental amount is that payable in the head lease. Charges for any air-conditioning and electricity are included in the rental amount.

The total charges for premises paid by the Target Company for the years ended 31 December 2000, 2001 and 2002 and the six months ended 30 June 2003 were approximately RMB2 million, RMB2.5 million, RMB2.5 million and RMB1.25 million.

Forecast information

It is estimated that the total charges for premises leased paid by the Target Company to Unicom Group for 2003 will be approximately RMB2.5 million.

Chesterton Petty, an independent property valuer, has confirmed that the rental amounts payable by the Target Company under the above arrangements are fair and reasonable to the Target Company and do not exceed market rent.

(G)     Cellular subscriber value-added services

Background

Following the completion of the Sale and the A Share Company Sale, Guoxin Paging will become a wholly-owned subsidiary of Unicom Group. Guoxin Paging currently provides operator-based value-added services to the Group’s cellular subscribers through its paging network, equipment and operators. Such operator-based value-added services include “Unicom Assistant” etc.. The Group intends to request Guoxin Paging to provide other value-added service depending on market demand.

2-Step Approach

In order to allow the Combined Group to continue to enjoy the value-added services provided by Guoxin Paging following the completion of the Sale and the A Share Company Sale, Unicom Group, Guoxin Paging, CUCL, Unicom New Century and the Target Company have each entered into separate arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)       Pursuant to an agreement dated 20 November 2003 (the Comprehensive Operator Services Agreement), Unicom Group (through Guoxin Paging) agrees to provide, and the A Share Company agrees to receive, value-added services as agreed from time to time between both parties on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to CUCL, Unicom New Century and the Target Company. Unicom Group agrees to provide (through Guoxin Paging) value-added services to the A Share Company on terms no less favourable than the terms of its service provided to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, PRC regulatory and A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from 31 December 2003.

(ii)      Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to CUCL, Unicom New Century and the Target Company all of its rights and obligations under the Comprehensive Operator Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the Comprehensive Operator Services Agreement, and CUCL, Unicom New Century and the Target Company will each become a party to it in place of the A Share Company. Following the transfer, CUCL, Unicom New Century and the Target Company will exercise and enjoy all the rights of the A Share Company arising under the Comprehensive Operator Services Agreement in substitution for the A Share Company as if CUCL, Unicom New Century and the Target Company had each at all times been a party to the Comprehensive Operator Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standards

In relation to the settlement of charges for the supply of operator-based comprehensive value-added services between the Combined Group and Guoxin Paging, the respective branches of Guoxin Paging and the Combined Group may agree on the proportion for sharing the revenue derived (and actually received by the Combined Group) from value-added services, on the condition that such agreed proportion for Guoxin Paging shall not be higher than the average agreed proportion for independent value-added telecommunications content providers who provide value-added telecommunications content to the Combined Group in the same region. Subject to the foregoing condition, the proportion of revenue sharing may be adjusted annually.

The Combined Group intends to adopt the tariff settlement standard set out above in the future to require Guoxin Paging to provide other services to the Combined Group’s CDMA and GSM subscribers through its paging-operator based comprehensive business platform.

Historical and forecast information

For the year ended 31 December 2002, approximately RMB232 million was settled with Guoxin Paging due to the above value-added services. For the six months ended 30 June 2003, approximately RMB274 million was settled with Guoxin Paging due to the above value-added services.

It is estimated that in 2003, the Combined Group will settle approximately RMB600 million with Guoxin Paging due to the above value-added services.

(H)     Customer Services

Following completion of the Sale and the A Share Company Sale, Guoxin Paging will become a wholly-owned subsidiary of Unicom Group. Unicom Group and Guoxin Paging will provide the following customer services to the Combined Group:

(1)      Business inquiries: to provide customers with information on the Combined Group, the network, tariff, sales outlets and services of GSM and CDMA operations, as well as frequently asked questions on cellular communications.

(2)      Tariff inquiries: to answer instant tariff inquiry, balance inquiry, statement breakdown inquiry, overdue statement inquiry, amounts prepaid inquiry, account balance inquiry, status of payment inquiry from the customers of the Combined Group’s CDMA and GSM operations (including prepaid services) as well as statement inquiry from long-distance, domestic and IP telephony customers.

(3)      Account maintenance: to provide suspension and reactivation of accounts services, as well as other account maintenance services free of charge to the customers of the Combined Group’s CDMA and GSM operations (including prepaid services), long-distance, domestic and IP telephony services.

(4)      Complaints handling: to enable the customers to file a complaint by phone, fax, post or other means. The system provides various questions and answers prepared on various types of complaints and a closed-end work process flow, all of which are aimed at assisting the customer services officers to accurately and promptly understand the issue being complained of, and to ensure that the customers will receive a satisfactory reply. At the same time, the customers may call “1001” to inquire about the status of handling of their complaints and the results thereof.

(5)      Customer interview and subscriber retention: Guoxin Paging will increase the number of operators and expand the scope of services according to the requirements of the Combined Group, and provide dedicated operators for such purposes. These services include conducting telephone interviews with new CDMA customers, high end CDMA and GSM customers, key customers and major accounts, as well as contacting by phone high end CDMA and GSM subscribers of the Combined Group who wish to leave the cellular network in order to persuade them to remain as its customer.

2-Step Approach

In order to allow the Combined Group to continue to enjoy the customer services provided by Unicom Group and Guoxin Paging following the completion of the Sale and the A Share Company Sale, Unicom Group, Guoxin Paging, CUCL, Unicom New Century and the Target Company have each entered into separate arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)       Pursuant to the Comprehensive Operator Services Agreement, Unicom Group (acting on its own or through Guoxin Paging) agrees to provide customer services to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to CUCL, Unicom New Century and the Target Company. Unicom Group agrees to provide (acting on its own or through Guoxin Paging) customer services to the A Share Company on terms no less favourable than the terms of its service provided to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, PRC regulatory and A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from 31 December 2003.

(ii)      Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to CUCL, Unicom New Century and the Target Company all of its rights and obligations under the Comprehensive Operator Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the Comprehensive Operator Services Agreement, and CUCL, Unicom New Century and the Target Company will each become a party to it in place of the A Share Company. Following the transfer, CUCL, Unicom New Century and the Target Company will exercise and enjoy all the rights of the A Share Company arising under the Comprehensive Operator Services Agreement in substitution for the A Share Company as if CUCL, Unicom New Century and the Target Company had each at all times been a party to the Comprehensive Operator Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standards

The service fees payable by the Combined Group to Unicom Group or Guoxin Paging shall be calculated on the basis of the costs of the customer service plus a profit margin of not more than 10%. The costs of the customer service will be the costs per operator seat multiplied by the number of effectively operating operator seats:

(a)      The cost per operator seat in economically developed metropolises, such as Beijing and Shanghai, shall be the Actual Cost per Operator Seat (as defined below) in such area for the previous year. The cost per operator seat in areas apart from those economically developed metropolises shall be agreed between the respective branches of Guoxin Paging and the Combined Group and subject to the final confirmation by the Combined Group, on the condition that it shall not exceed the nationwide (excluding Beijing and Shanghai) weighted average of Actual Cost per Operator Seat (as defined below) plus 10%.

The Actual Cost per Operator Seat is comprised of wages, administration expenses, operation and maintenance expenses, depreciation of equipment and leasing fees for premises attributable to the customer service. The Actual Cost per Operator Seat in a certain area shall be calculated based on the audit report issued by an independent audit firm in respect of such costs of Unicom Group or Guoxin Paging in the same region for the previous year. Such audit report and relevant supporting documents shall be provided to the Combined Group and its auditor.

(b)      Determination of the number of effectively operating operator seats: Unicom Group or Guoxin Paging shall notify the number of operator seats of the previous month to the Combined Group before the tenth day of each month. The Combined Group shall confirm the number of effectively operating operator seats within five working days based on the criteria as set out in the Service Standard for Telecommunication Operations (for Trial Implementation) published by the MII. The number of effectively operating operator seats will be subject to the final confirmation by the Combined Group.

As the provision of customer services pursuant to the Comprehensive Operator Services Agreement is a new service arrangement between the Combined Group and Guoxin Paging, there is no historical information available and hence, no reliable basis for forecast.

(I)      Agency services

Following completion of the Sale and the A Share Company Sale, Guoxin Paging will become a wholly-owned subsidiary of Unicom Group. Guoxin Paging will provide subscriber development services to the Combined Group including by telephone or through other channels by utilizing its paging network, equipment and operators.

2-Step Approach

In order to allow the Combined Group to continue to enjoy the agency services provided by Guoxin Paging following the completion of the Sale and the A Share Company Sale, Unicom Group, Guoxin Paging, CUCL, Unicom New Century and the Target Company have each entered into separate arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)       Pursuant to the Comprehensive Operator Services Agreement, Unicom Group (through Guoxin Paging) agrees to provide agency services to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to CUCL, Unicom New Century and the Target Company. Unicom Group agrees to provide (through Guoxin Paging) agency services to the A Share Company on terms no less favourable than the terms of its service provided to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, PRC regulatory and A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from 31 December 2003.

(ii)      Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to CUCL, Unicom New Century and the Target Company all of its rights and obligations under the Comprehensive Operator Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the Comprehensive Operator Services Agreement, and CUCL, Unicom New Century and the Target Company will each become a party to it in place of the A Share Company. Following the transfer, CUCL, Unicom New Century and the Target Company will exercise and enjoy all the rights of the A Share Company arising under the Comprehensive Operator Services Agreement in substitution for the A Share Company as if CUCL, Unicom New Century and the Target Company had each at all times been a party to the Comprehensive Operator Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standards

The pricing standard for the agency fee is that the agency fee chargeable to the Combined Group shall not exceed the average of agency fees chargeable by any independent third party agent providing subscriber development service to the Combined Group in the same region.

Historical and forecast information

For the two years of 2000 and 2001, approximately RMB441 million and RMB75.87 million, respectively were incurred by the Combined Group for the payment of agency fees in total. There was no agency service arrangement between the Combined Group and Guoxin Paging in 2002.

It is estimated that the total charges to be paid by the Combined Group for 2004 will be approximately RMB9.1 million.

(J)      Provision of premises to Guoxin

Background

Following completion of the Sale and the A Share Company Sale, Guoxin Paging will become a wholly-owned subsidiary of Unicom Group. CUCL, Unicom New Century and the Target Company will provide, upon request, to Guoxin Paging their own premises.

2-Step Approach

To continue such provision of premises following the completion of the Sale and the A Share Company Sale, Guoxin Paging, CUCL, Unicom New Century and the Target Company have each entered into separate arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)       Pursuant to an agreement dated 20 November 2003 (the Guoxin Premises Leasing Agreement), each of CUCL, Unicom New Century and the Target Company agrees to provide premises to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to Guoxin Paging. Completion of the agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval. The agreement provides that the initial term shall be one year commencing from 31 December 2003.

(ii)      Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to Guoxin Paging all of its rights and obligations under the Guoxin Premises Leasing Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the Guoxin Premises Leasing Agreement, and Guoxin Paging will become a party to it in place of the A Share Company. Following the transfer, Guoxin Paging will exercise and enjoy all the rights of the A Share Company arising under the Guoxin Premises Leasing Agreement in substitution for the A Share Company as if Guoxin Paging had at all times been a party to the Guoxin Premises Leasing Agreement. Completion of the transfer agreement is subject to, inter alia, PRC regulatory and A Share Company independent shareholders’ approval.

Pricing standards

The rental amount in each case is based on the higher of depreciation costs and market prices for similar premises in that locality.

Forecast information

It is estimated that the total charges for premises leased paid by Guoxin Paging to CUCL, Unicom New Century and the Target Company for 2004 will be approximately RMB99.51 million.

Chesterton Petty, an independent property valuer, has confirmed that the rental amounts payable by Guoxin Paging under the above arrangements are fair and reasonable to the Combined Group and are not below market rent.

(c)      Application for waiver

The Prospective Connected Transactions are expected to be entered into in the ordinary and usual course of business and on normal commercial terms. The Directors are of the view that the terms of the Prospective Connected Transactions are fair and reasonable so far as the Shareholders are concerned and have been determined after arm’s length negotiation between the parties.

The Prospective Connected Transactions described above constitute, or will upon completion of the Acquisition and the Sale constitute, connected transactions of the Company under Chapter 14 of the Hong Kong Listing Rules. As the Prospective Connected Transactions are expected to occur on a regular continuous basis in the ordinary and usual course of business, the Company has made an application to the Stock Exchange for a waiver from strict compliance with the normal approval and disclosure requirements related to connected transactions under the Hong Kong Listing Rules.

The Hong Kong Stock Exchange has indicated that it will grant the waiver applied for in relation to the Prospective Connected Transactions which will be effective for a period of three financial years up to 31 December 2006, on the following conditions:

(i)      Arm’s length basis: The transactions as well as the respective agreements governing such transaction shall be:

(1)      entered into in the ordinary and usual course of business of the Company on terms that are fair and reasonable so far as the Independent Shareholders are concerned and in the interests of the Company and its shareholders as a whole; and

(2)      on normal commercial terms and in accordance with the terms of the agreements governing such transactions.

(ii)      Disclosure: The Company shall disclose in its annual report details of the transactions as required by Rule 14.25(1)(A) to (D) of the Listing Rules, i.e.:

(1)      the date or period of the transactions;

(2)      the parties thereto and a description of their relationship;

(3)      a brief description of the transactions and the purpose of the transactions;

(4)      the total consideration and the terms; and

(5)      the nature and extent of the interest of the connected person in the transactions.

(iii)     Independent Directors’ review: The independent non-executive Directors shall review annually the transactions and confirm, in the Company’s annual report and accounts for the year in question, that such transactions have been conducted in the manner as stated in sub-paragraph (i) above and within the monetary limits set out in sub-paragraph (vii) below.

 (iv)    Auditors’ review: The auditors of the Company shall review annually the transactions and shall provide the Directors with a letter (with a copy to the Hong Kong Stock Exchange), details of which will be set out in the Company’s annual accounts, stating that the transactions:

(1)      received the approval of the Board;

(2)      are in accordance with the relevant agreement governing the transactions;

(3)      are in accordance with the pricing policies of the Group if the transaction involves the provision of goods or services by the Group; and

(4)      the relevant transaction amounts have not exceeded the monetary limits set out in paragraph (vii) below.

(v)      Independent Shareholders’ approval: Details of the transactions are disclosed to the Company’s existing Shareholders who will be asked to vote in favour of an ordinary resolution to approve the transactions and the monetary limits set out in sub-paragraph (vii) below at the Company’s extraordinary general meeting.

(vi)     Undertaking: For the purpose of the above review by the auditors of the Company, Unicom Group has undertaken to the Company that it will provide the Company’s auditors with access to its and its Associates’ accounting records.

(vii)    Monetary limits:

(1)      In relation to the leasing of Capacity on the CDMA Network, the respective total annual Lease Fee in relation to the years ending 31 December 2004, 2005 and 2006 does not exceed RMB1,500 million, RMB2,460 million and RMB4,430 million, respectively.

(2)      In relation to the provision of premises to the Target Company by Unicom Group, the aggregate annual value shall not exceed the amount of RMB8 million.

(3)      In relation to the provision of premises to Guoxin Paging by CUCL, Unicom New Century and the Target Company, the aggregate annual value shall not exceed the amount of RMB200 million.

The Hong Kong Stock Exchange has also indicated that if any of the values of the Prospective Connected Transactions exceeds the relevant monetary limits or if any of the terms of the agreements related to the Prospective Connected Transactions, or the nature of the Prospective Connected Transactions is altered or if the Combined Group enters into any new agreements with connected persons in the future, the Company will need to comply fully with all the relevant provisions of Chapter 14 of the Hong Kong Listing Rules dealing with connected transactions.

(d)      Bases of the monetary limits set for transactions contemplated under (A), (F) and (J) of section (b)

(i)       The monetary limits set for the transactions contemplated under (A) of section (b) above have been determined with reference to the Company’s estimates of the maximum amount of CDMA Network Capacity which may be leased by the Target Company for the years 2004-2006. The estimation of the maximum amount of CDMA Network Capacity that may be leased by the Target Company takes into account a number of factors, including:

•         completion of further phases of construction of CDMA Network planned for the next three years is likely to significantly increase the Capacity of the CDMA Network;

•         the Company experienced a significant increase in the number of its CDMA subscribers after the completion of phase 2 and expects a similar increase following completion of further phases of construction of CDMA Network planned for the next three years; and

•         the number of CDMA Network subscribers is likely to grow in line with the continuing improvement of quality of the CDMA Network and successful marketing strategies of the Target Company.

(ii)      The monetary limits set for the transactions contemplated under (F) and (J) of section (b) above have been determined with reference to the Company’s estimates of the maximum number of premises that may be leased by the Target Company, or as the case may be, by Guoxin Paging for the years 2004-2006. The estimation of the maximum number of premises that may be leased by the Target Company, or, as the case may be, Guoxin Paging, in the next three years takes into account the growth potential of the businesses of the Target Company, or, as the case may be, Guoxin Paging and the corresponding demand for more premises due to such growth. As some of the premises leased by the Target Company are situated close to the premises owned by Unicom Group and some of the premises leased by Guoxin Paging are situated close to the premises owned by the Combined Group, there will be advantages for the Target Company to lease more premises from Unicom Group and for Guoxin Paging to lease more premises from the Combined Group as their respective businesses expand, due to the geographical proximity between these premises.

(e)      Reasons for not having any monetary limit for transactions contemplated under (B) to (E) and (G) to (I) of section (b)

The Company considers that the value of transactions referred to under section (B) to (E) and (G) to (I) of section (b) above should not be subject to any annual limits for the following reasons:

(i)       The arrangements referred to in (B) to (E) and (G) to (I) of section (b) above are essential to enable the Target Company and as the case may be, the Group, to continue their principal business operations. In the circumstances any caps could potentially limit the Target Company’s or the Group’s ability to continue its business in the ordinary course.

(ii)      The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. Any such growth will necessarily result in increased volumes under the interconnection and roaming arrangements, value-added services arrangements, customer service arrangements, which the Company will not be able to control as it depends entirely on subscriber usage. Any cap on these transactions will therefore potentially limit the Group’s ability to conduct or expand its business in the ordinary course.

(iii)     Growth in the subscriber base of the Group’s various networks would also result in increased requirements for the supply of telephone cards to sell to subscribers, for specialized equipment procurement for network development, and for use of customer service. The Company’s ability to obtain these services and facilities as needed is fundamental to the Group’s operations. Any cap on these arrangements would therefore potentially limit the ability of the Company to conduct or expand its business in the ordinary course and to benefit from potential growth in call traffic and subscriber base of its networks.

(iv)     The prices for a number of these services and facilities, including interconnection and roaming are either based on standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC) or internal tariffs agreed between the Target Company and Unicom Group which are more favourable to the Target Company than the standardised tariffs. Charges for the supply of telephone cards are based on the actual cost incurred plus a margin over cost not exceeding 20% of the actual cost. Charges for the equipment procurement service are at the set rate of 0.7% of the contract value in the case of imported equipment and 0.5% of the contract value in the case of domestic equipment. These set standards of pricing afford added protection to the Target Company.

(v)      Value-added service is an ancillary service to many of the Combined Group’s subscribers. If the number of subscribers of the Combined Group increases, the demand for value-added service will naturally increase, over which the Combined Group has no control. This increase will also benefit the Combined Group as the Combined Group shares with Guoxin Paging the revenue derived from this service.

(vi)     Customer service is an ancillary service to all of the Combined Group’s subscribers. If the number of subscribers of the Combined Group increases, the demand for customer service will naturally increase, over which the Combined Group has no control. The customer services will be priced on a cost plus margin basis and the costs will be audited annually by an independent audit firm and is subject to the final confirmation by the Combined Group, thus affording added protection to the Combined Group.

(vii)    Agency service is essential to the Combined Group, which needs effective marketing strategies and means to sustain its growth in the highly competitive telecommunications market in China today. The agency service fee is based on commissions charged for each newly developed subscriber. The total amount of commissions will increase if the number of new subscribers developed by Guoxin Paging increases. Any cap on this service is therefore a limit on the number of new subscriber that Guoxin Paging is allowed to develop for the Combined Group. Any such limit will limit the growth of the Combined Group.

13.     Extraordinary General Meeting

A notice of the Extraordinary General Meeting to be held at Harcourt Room, Basement, Conrad Hotel, Pacific Place, 88 Queensway, Hong Kong, on 22 December 2003 at 2:30 p.m. is set out on pages 126 to 127 of this circular at which ordinary resolutions will be proposed to approve the Acquisition, the Sale and the Prospective Connected Transactions.

In accordance with the Hong Kong Listing Rules, Unicom BVI, the controlling shareholder of the Company, which is legally and beneficially interested in approximately 77.47% of the entire issued share capital of the Company as at the Latest Practicable Date, and its respective Associates who are Shareholders, will abstain from voting on the resolutions to approve the Acquisition, the Sale and the Prospective Connected Transactions at the Extraordinary General Meeting or any adjournment thereof.

A form of proxy for use at the Extraordinary General Meeting is enclosed herewith. Whether or not Shareholders are able to attend the Extraordinary General Meeting, they are requested to complete and return the enclosed form of proxy to the Company’s registered office, 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, as soon as practicable and in any event by not later than 48 hours before the time appointed for holding the Extraordinary General Meeting. Completion and return of the form of proxy will not preclude Shareholders from attending and voting in person at the Extraordinary General Meeting should they so wish.

14.     Recommendation of the Independent Board Committee

Lehman Brothers has been appointed as the independent financial adviser to advise the Company’s Independent Board Committee in respect of the terms of the Acquisition, the terms of the Sale and the terms of the Prospective Connected Transactions.

The Independent Board Committee, having taken into account the advice of Lehman Brothers, considers the terms of the Acquisition, the terms of the Sale and the terms of the Prospective Connected Transactions to be fair and reasonable, from a financial perspective, so far as the Independent Shareholders are concerned and the Independent Board Committee considers that the Acquisition, the Sale and the Prospective Connected Transaction are in the interests of the Group. Accordingly, the Independent Board Committee recommends that the Independent Shareholders should vote in favour of the ordinary resolutions to approve the Acquisition, the Sale and the Prospective Connected Transactions at the Extraordinary General Meeting. The letter from Lehman Brothers containing its advice and recommendation and the principal factors and reasons taken into account in arriving at its recommendation is set out on pages 47 to 67 of this circular.

15.     Additional Information

Your attention is drawn to the letter of the Independent Board Committee set out on pages 45 to 46 of this circular, the letter set out on pages 47 to 67 of this circular from Lehman Brothers, the independent financial adviser to the Company’s Independent Board Committee in respect of the terms of the Acquisition, the terms of the Sale and the terms of the Prospective Connected Transactions, and to the information set out in the appendices to this circular.

By Order of the Board China Unicom Limited Wang Jianzhou Chairman

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

CHINA UNICOM LIMITED

 (Incorporated in Hong Kong with limited liability under the Companies Ordinance)

26 November 2003

To the Independent Shareholders

Dear Sir or Madam,

CONNECTED TRANSACTIONS

We refer to the circular (the Circular) dated 26 November 2003 issued by the Company to its Shareholders of which this letter forms part. Terms defined in the Circular shall have the same meanings when used in this letter, unless the context otherwise requires.

On 20 November 2003, the Board announced that the Company had entered into the Acquisition Agreement, pursuant to which the Company agreed to acquire, and Unicom BVI agreed to sell, the entire issued share capital of the Target Holding Company, subject to certain conditions (the Acquisition). As a result of the Acquisition, certain connected transactions have been entered into between Unicom Group and the Target Company, including leasing of CDMA network capacity, supply of telephone cards, procurement of equipment, interconnection and roaming arrangements, and provision of premises to the Target Company.

Furthermore, on the same date, it was announced by the Board that, CUCL, a wholly-owned subsidiary of the Company, had entered into the Sale Agreement, pursuant to which CUCL agreed to sell, and the A Share Company agreed to acquire, the entire equity interests in Guoxin Paging subject to certain conditions (the Sale). As a result of the Sale, certain connected transactions have been entered into between Unicom Group and the Combined Group, including cellular subscriber value-added services, customer services, agency services and provision of premises to Guoxin Paging.

The terms and the reasons for the Acquisition (including arrangements regarding the financing of the Acquisition) and the terms and the reasons for the Sale are summarized in the Letter from the Chairman set out on pages 10 to 18 of the Circular. The terms of the Prospective Connected Transactions are also summarised on pages 26 to 43 of the Circular.

PricewaterhouseCoopers has been appointed as the reporting accountants of the Company to examine the management accounts of the Target Business now comprising the Target Company which have been independently audited by the reporting accountants, for the six months ended 30 June 2003 and the years ended 31 December 2002 and 2001 and has carried out such additional procedures as are necessary in accordance with the Auditing Guideline “Prospectuses and the Reporting Accountant” issued by the Hong Kong Society of Accountants. The examination opinion, as set out in the Accountants’ Report of the Target Business included in Appendix III of the circular, has already been communicated to the Independent Board Committee.

The Independent Board Committee was formed on 10 November 2003 to make a recommendation to the Independent Shareholders as to whether, in its view, the terms of the Acquisition, the terms of the Sale, and the terms of the Prospective Connected Transactions, from a financial perspective, are fair and reasonable so far as the Independent Shareholders are concerned.

Lehman Brothers has been retained as independent financial adviser to advise the Independent Board Committee on the fairness and reasonableness of the terms of the Acquisition, the terms of the Sale and the terms of the Prospective Connected Transactions from a financial perspective.

As your Independent Board Committee, we have discussed with the management of the Company the reasons for the Acquisition and the Sale, and the terms of the Prospective Connected Transactions and the bases upon which their terms have been determined. We have also considered the key factors taken into account by Lehman Brothers in arriving at its opinion regarding the Acquisition and the Sale, and the terms of the Prospective Connected Transactions as set out in the letter from Lehman Brothers on pages 47 to 67 of the Circular, which we urge you to read carefully.

The Independent Board Committee concurs with the views of Lehman Brothers and considers that the terms of the Acquisition, the terms of the Sale and the terms of the Prospective Connected Transactions are fair and reasonable, from a financial perspective, so far as the Independent Shareholders are concerned. Our views related to fairness and reasonableness are necessarily based on information, facts and circumstances currently prevailing. The Independent Board Committee considers that the Acquisition, the Sale and the Prospective Connected Transactions are in the interests of the Group as well as the Shareholders as a whole. Accordingly, the Independent Board Committee recommends the Independent Shareholders to vote in favour of ordinary resolutions numbered 1, 2, 3 and 4 set out in the notice of the Extraordinary General Meeting at the end of the Circular.

Yours faithfully, Lee Hon Chiu Wu Jinglian C. James Judson Shan Weijian Independent Board Committee

LETTER FROM LEHMAN BROTHERS

The following is the text of an opinion, prepared for the purpose of inclusion in this circular, received from the independent financial advisor, Lehman Brothers. As described in the section headed “Documents available for inspection” in Appendix VIII, a copy of the following opinion is available for inspection.

Lehman Brothers Asia Limited
Level 38, One Pacific Place
88 Queensway
Hong Kong
November 26, 2003

To the Independent Board Committee of

China Unicom Limited

Dear Sirs,

CONNECTED TRANSACTIONS

ACQUISITION OF CELLULAR BUSINESSES FROM UNICOM GROUP AND

SALE OF GUOXIN PAGING TO UNICOM GROUP

INTRODUCTION

We refer to the circular dated November 26, 2003 (the “Circular”) issued by the Company, of which this letter forms a part. Terms defined in the Circular shall have the same meanings herein.

The signing of the Acquisition Agreement, the Sale Agreement and the related Prospective Connected Transactions constitute connected transactions for the Company under the Hong Kong Listing Rules and, pursuant to Rule 14.26 of the Hong Kong Listing Rules, are subject to approval by the Independent Shareholders. We have been appointed to act as the independent financial advisor to the Independent Board Committee to consider whether the terms of: (i) the Acquisition, (ii) the Sale, and (iii) the Prospective Connected Transactions are fair and reasonable from a financial perspective in so far as the Independent Shareholders are concerned. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to undertake the Acquisition, the Sale and enter into the Prospective Connected Transactions. This letter has been prepared and delivered in accordance with the requirements of the Hong Kong Listing Rules for the purpose of assisting the Independent Board Committee in their duties to evaluate the above mentioned aspects and for no other reason.

In formulating our opinion with regards to: (i) the Acquisition, (ii) the Sale, and (iii) the Prospective Connected Transactions, we have reviewed, among other things, the Circular, the Acquisition Agreement, the Unicom BVI Acquisition Agreement, the CDMA Lease Agreement, the UNW Services Agreement, the Comprehensive Operator Services Agreement, the Guoxin Premises Leasing Agreement, the Sale Agreement, the A Share Company Sale Agreement, the related transfer agreements, and the financial projections relating to the Target Company and Guoxin Paging. We considered information, given in writing and orally, by the Directors, the management of the Company and the Target Company. We also reviewed such research studies and publicly available information as we deemed necessary. We have relied, without assuming any responsibility for independent verification, on the information and the facts about the Acquisition, the Sale, the Prospective Connected Transactions, the Company, Guoxin Paging, the Target Company, the Target Holding Company, UCBVI, Unicom BVI, Unicom Group, Unicom New Horizon and the A Share Company as supplied by the Company and its management (the “Management”) and the Board, as well as publicly available information. We have assumed that such information and facts, and any representations made to us, are true, accurate, and complete in all material respects as of the date hereof and that they may be relied upon. We have also assumed that all information and representations contained or referred to in the Circular are true, accurate, and complete in all material respects as of the date hereof and have relied upon them. We have also assumed that all statements of intention of the Management or the Directors, as set forth in the Circular, will be implemented. With respect to any historical costs and financial statements, financial forecasts, estimates, and projections relating to the Acquisition, the Sale and the Prospective Connected Transactions, we have assumed that each was prepared on bases reflecting the best currently available information, views, and judgements of the historical and future financial revenues and expenses involved in the Acquisition, the Sale, the operation of the Target Company, the operation of Guoxin Paging and the Company and may be relied upon by us in formulating our opinion. We have also assumed that each of the Acquisition Agreement, the Unicom BVI Acquisition Agreement, the CDMA Lease Agreement, the UNW Services Agreement, the Comprehensive Operator Services Agreement, the Guoxin Premises Leasing Agreement, the Sale Agreement, the A Share Company Sale Agreement, the related transfer agreements, is enforceable against each of the parties thereto in accordance with its terms and that each of the parties will perform, and will be able to perform, its obligations thereunder, and as otherwise described in the Circular, in full when due.

We have not carried out any independent verification of the information provided to us nor have we conducted any form of investigation into the commercial viability or the future prospects of the Acquisition, the Sale and the Prospective Connected Transactions or the financial condition or future prospects of any of the parties, Guoxin Paging, the Target Company or the Company. We have further assumed that all material governmental, regulatory, or other consents and approvals necessary for the effectiveness and implementation of the Acquisition, the Sale and the Prospective Connected Transactions have been or will be obtained without any adverse effect on the Target Company, Guoxin Paging, the Company or the contemplated benefits to the Company.

Our opinion is necessarily based upon the financial, economic, market, regulatory, and other conditions as they exist on, and the facts, information, and opinions made available to us as of the date of this letter. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion expressed herein which may come or be brought to our attention after the date hereof.

PRINCIPAL FACTORS AND REASONS

1.       The Acquisition and the Sale

In arriving at our opinion, we have taken into consideration the principal factors and reasons set out below. In reaching our conclusion, we have considered the results of the analyses in light of each other and ultimately reached our opinion based on the results of all analyses taken as a whole.

(a)      Overview:

On November 20, 2003, the Board announced that:

(i)       the Company had entered into the Acquisition Agreement with Unicom BVI, its immediate controlling shareholder, to purchase the entire issued share capital of the Target Holding Company for a total cash consideration of approximately HK$3.0 billion (RMB3.2 billion). The Company will use its existing internal cash resources to finance the Acquisition. As of September 30, 2003, the Company had approximately HK$10.0 billion (RMB10.6 billion) in cash and cash equivalents. As of June 30, 2003, the aggregate amount of net indebtedness of the Target Holding Company’s wholly-owned subsidiary, the Target Company, was approximately HK$7.6 billion (RMB8.1 billion). Taking into account the above net indebtedness and the total purchase price of the Acquisition, the enterprise value of the Target Company is approximately HK$10.6 billion (RMB11.3 billion).

(ii)      CUCL, a subsidiary of the Company, had entered into the Sale Agreement with the A Share Company to sell the entire issued share capital of Guoxin Paging for a total sale price of approximately HK$2.6 billion (RMB2.75 billion).

The Target Holding Company was incorporated on November 5, 2003, in British Virgin Islands with limited liability, and is an intermediate holding company wholly-owned by UCBVI, which is in turn wholly-owned by Unicom Group. Guoxin Paging was established in 1998 and is a wholly-owned subsidiary of CUCL. Upon completion of the Acquisition and the A Share Company Sale, the Target Company will become an indirectly wholly-owned subsidiary of the Company held through the Target Holding Company and Guoxin Paging will become a directly wholly-owned subsidiary of Unicom Group.

The following is the corporate structure of the Company and its subsidiaries (the “Group”) immediately after the completion of the Acquisition and the A Share Company Sale.

The acquisition of the Target Holding Company by the Company and the sale of Guoxin Paging by CUCL each constitutes a connected transaction with respect to the Company and also the A Share Company under the Hong Kong Listing Rules and the Shanghai Stock Exchange listing rules, respectively. In compliance with the undertaking to the Hong Kong Stock Exchange, the Acquisition has been structured in accordance with the 2-Step Approach, and involves entering into two separate acquisition agreements:

(i)       Unicom BVI Acquisition: The A Share Company (through its subsidiary Unicom BVI) purchases the entire issued capital of the Target Holding Company from UCBVI (a wholly-owned subsidiary of Unicom Group); and

(ii)      The Acquisition: The Company acquires from Unicom BVI the entire issued share capital of the Target Holding Company.

Similarly, the Sale has been structured in accordance with the 2-Step Approach, and involves entering into two separate sale agreements:

(i)       The Sale: CUCL sells its entire equity interests in Guoxin Paging to the A Share Company; and

(ii)      A Share Company Sale: The A Share Company sells its entire equity interests in Guoxin Paging to Unicom Group.

Further details of the Acquisition and the Sale, including the 2-Step Approach, are set out in the “Letter from the Chairman” in the Circular.

(b)      The Target Company:

The Target Company is one of two mobile telecommunications service providers operating in the Target Services Areas, comprised of Shanxi, Hunan, Hainan, Yunnan, Gansu and Qinghai provinces, and Inner Mongolia, Ningxia Hui and Xizang autonomous regions in the PRC.

As of June 30, 2003, the Target Company had a total of 9.32 million cellular subscribers, with a market share of approximately 33.5%, as compared to 7.96 million subscribers, with a market share of approximately 33.4% as of December 31, 2002. The number of cellular subscribers of the Target Company and its estimated market shares in each of the Target Service Areas as of June 30, 2003 are set out below.

	Cellular penetration rate(1)	Total number of subscribers (‘000)(1)			Market share(1)
Province/Autonomous Region		GSM	CDMA	Total
Shanxi	14.6%	1,459	198	1,657	34.5%
Hunan	11.2%	1,909	385	2,294	31.1%
Hainan	15.4%	501	88	589	47.9%
Yunnan	13.1%	1,573	165	1,738	30.8%
Gansu	9.8%	792	121	913	35.9%
Qinghai	17.1%	293	27	320	35.6%
Inner Mongolia	17.1%	1,298	205	1,503	36.9%
Ningxia Hui	16.8%	272	21	293	30.8%
Xizang	10.5%	—	12	12	4.3%
Total	13.0%	8,097	1,222	9,319	33.5%

Note:

(1)          Extracted from the “Letter from the Chairman” in the Circular.

Summarized below are the historical (i) operating revenues; (ii) operating profit; and (iii) net profit (loss) of the Target Company in accordance with HK GAAP for the year ended December 31, 2002 and the six months ended June 30, 2003, which were extracted from the accountants’ report on the Target Business as set out in Appendix III of the Circular.

	Year ended December 31, 2002	Six months ended June 30, 2003
Operating Revenues
RMB million	5,316	3,868
HK$ million	5,008	3,643

Operating Profit
RMB million	388	353
HK$ million	366	332

Net Profit/(Loss)
RMB million	(116)	90
HK$ million	(109)	85

As discussed in the “Letter from the Chairman” in the Circular, the net profit forecast for the Target Company for the year ending December 31, 2003 is approximately HK$234 million (RMB250 million).

Further information on the Target Company is provided in Appendix I of the Circular.

(c)      Guoxin Paging:

Guoxin Paging, a wholly-owned subsidiary of CUCL, was established in 1998 and provides various types of paging and other value-added services including local, provincial and country-wide roaming under the “Unicom Paging” brand. On June 30, 2003, CUCL and Unicom New Century transferred their assets related to their customer services operations to Guoxin Paging. The price for such transfer was the net asset value of such assets as of June 30, 2003, and was funded by Guoxin Paging’s internal resources.

The principal businesses of Guoxin Paging subsequent to the acquisition of customer services assets include: (i) paging business, (ii) cellular subscriber value-added business, (iii) customer services, and (iv) agency services.

Summarized below are the historical (i) operating revenues; (ii) operating profit (loss); and (iii) net profit (loss) of Guoxin Paging prepared in accordance with HK GAAP for the year ended December 31, 2002 and the six months ended June 30, 2003, which were extracted from the “Letter from the Chairman” in the Circular.

	Year ended December 31, 2002	Six months ended June 30, 2003
Operating Revenues
RMB million	3,972	1,032
HK$ million	3,742	972

Operating Profit/(Loss)
RMB million	(624)	(910)
HK$ million	(588)	(857)

Net Profit/(Loss)
RMB million	(604)	(892)
HK$ million	(569)	(841)

Further information on Guoxin Paging is provided in Appendix II of the Circular.

(d)      Reasons for the Acquisition:

As stated in the “Letter from the Chairman” in the Circular, the Board is of the view that the Acquisition should offer new and important opportunities for the Group to strengthen its market position, enhance its competitive strength, and improve its financial performance and management efficiency so as to benefit further from the sustained growth of the Chinese cellular telecommunications industry. For further details of the reasons for the Acquisition, please refer to the “Letter from the Chairman” in the Circular.

(e)      Reasons for the Sale:

As stated in the “Letter from the Chairman” in the Circular, the Board takes the view that the Sale will enable the Company to concentrate its resources on the expansion of its cellular telecommunications operations, to improve the quality of the Group’s assets, to allow strategic integration of the Group’s customer services and to resolve the issue of competition between the Group and Unicom Group. For further details of the reasons for the Sale, please refer to the “Letter from the Chairman” in the Circular.

(f)       Basis of the Consideration for the Acquisition:

As noted in the “Letter from the Chairman” in the Circular, the terms of the Acquisition were negotiated on an arm’s length basis, and included representations and warranties in favor of the Company and provisions providing for liability for breach of the representations and warranties, pre-completion undertakings from Unicom BVI and circumstances in which the Company may rescind the Acquisition Agreement. Unicom BVI has given the Company additional protection by way of a tax indemnity indemnifying the Company, the Target Company and the Target Holding Company against certain tax-related loss or liability they may suffer following the Acquisition. We understand that the total purchase price of the Acquisition was determined based on various factors, including the prospective profit contributions of the Target Company to the Combined Group, the quality of the Target Assets, their growth prospects, their earnings potential, the competitive advantages in their respective markets and the relevant valuation benchmarks.

As stated in the “Letter from the Chairman” in the Circular, the Board is of the view that the total purchase price for the Acquisition payable by the Company for the Target Holding Company and the other terms of the Acquisition are fair and reasonable, on normal commercial terms and that the Acquisition is in the best interests of the Company and its investors.

(g)      Basis of the Consideration for the Sale:

As noted in the “Letter from the Chairman” in the Circular, the terms of the Sale were negotiated on an arm’s length basis, and included representations and warranties in favor of the A Share Company. We understand that the total sale price of the Sale was determined based on various factors, including the lack of profit contribution of Guoxin Paging to the Group, the quality of assets of Guoxin Paging (including the customer service assets transferred to Guoxin Paging with effect from June 30, 2003), its growth prospects, its earnings potential, the competitive advantages in its markets and the relevant valuation benchmarks.

As stated in the “Letter from the Chairman” in the Circular, the Board is of the view that the total sale price for the Sale receivable by CUCL and the other terms of the Sale are fair and reasonable, on normal commercial terms and that the Sale is in the best interests of the Company and its investors.

(h)      Valuation of the Target Company:

The purchase price of the Acquisition of approximately HK$3.0 billion (RMB3.2 billion) implies an enterprise value (“EV”) for the Target Company of approximately HK$10.6 billion (RMB11.3 billion), being the equity value (the total purchase price of the Acquisition to be paid in this case) plus the net debt of the Target Company of approximately HK$7.6 billion (RMB8.1 billion).

We have analyzed the purchase price of the Acquisition using three valuation methodologies including: (i) the discounted cash flow (“DCF”) analysis, (ii) the comparable company trading analysis, and (iii) the comparable transactions analysis.

(i)       Discounted cash flow analysis: The DCF analysis has been used as the primary valuation methodology as in our view it best reflects the potential future cash flows of the Target Company. Such analysis takes into consideration expectations with regards to the dynamics of the market, competition in the sector, regulatory environment, and provides an estimate of the revenues, cost structure and capital expenditures for the Target Company. In performing the DCF analysis, we have reviewed the financial projections of the Target Company provided to us by the Company and have made adjustments to certain assumptions to reasonably reflect our views of the future performance of the Target Company, taking into consideration currently available information provided to us, benchmarking analysis and our discussions with Management.

The purchase price of the Acquisition of approximately HK$3.0 billion falls within the range of the equity values implied by the DCF analysis.

(ii)      Comparable company trading analysis: The analysis was performed based on trading ratios commonly used in the mobile services industry, in particular price/earnings and EV/subscriber. We have not used the EV/EBITDA ratio, another commonly used valuation metric, as EBITDA information for the Target Company is not disclosed in the Circular.

           The purchase price of the Acquisition implies a 2003E price/earnings ratio of approximately 12.8 times based on the forecasted net profit of the Target Company of approximately HK$234 million (RMB250 million) for the year ending December 31, 2003. In addition, the enterprise value for the Target Company implies a EV/subscriber multiple of approximately HK$1,055 (RMB1,120) based on a total subscriber base of 10.07 million for the Target Company as of September 30, 2003.

	2003E Price/Earnings(3)		EV/Subscriber(4)
Target Company	12.8	x	HK$	1,055

Based on November 20, 2003 Closing Price(1)
China Unicom Limited	17.3	x	HK$	1,589
China Mobile (HK) Limited	12.4	x	HK$	3,130
(Discount)/Premium to China Unicom Limited	(26)%		(34)%
(Discount)/Premium to China Mobile (HK) Limited	3%		(66)%

Based on 20-day Average Closing Prices(2)
China Unicom Limited	18.3	x	HK$	1,658
China Mobile (HK) Limited	12.8	x	HK$	3,234
(Discount)/Premium to China Unicom Limited	(30)%		(36)%
(Discount)/Premium to China Mobile (HK) Limited	(0)%		(67)%

Notes:

(1)     Closing share price of HK$6.85 for China Unicom Limited and HK$21.40 for China Mobile (HK) Limited as of the date of the Acquisition Agreement, i.e. November 20, 2003.

(2)     Average share price of HK$7.26 for China Unicom Limited and HK$22.11 for China Mobile (HK) Limited, calculated based on the average closing share prices for the respective companies for 20 trading days up to the date of the Acquisition Agreement, i.e. November 20, 2003.

(3)     Forecasted net incomes for China Unicom Limited and China Mobile (HK) Limited are based on consensus brokers’ estimates.

(4)     Subscriber numbers for the Target Company, China Unicom Limited and China Mobile (HK) Limited are based on actuals as of September 30, 2003.

The Company represents in our view the best comparable to the Target Company based on a number of characteristics, including, similar business focus, similar market position, similar technology platforms, similar average revenue per user per month (“ARPU”) levels and comparable quality of subscriber base. China Mobile (HK) Limited is also generally regarded as a comparable company due to its exclusive focus on providing mobile services in mainland China, although it is considerably bigger, has higher ARPU levels, and operates only GSM/GPRS technology.

Based on the closing share prices as of November 20, 2003, the Target Company’s 2003E price/earnings ratio of approximately 12.8 times implied by the purchase price is at a 26% discount and a 3% premium to the Company’s and China Mobile (HK) Limited’s corresponding multiples, respectively. The Target Company’s EV/subscriber multiple of HK$1,055 based on September 30, 2003 subscriber base is at a 34% discount to the Company’s corresponding multiple. We believe comparison on an EV/subscriber basis with China Mobile (HK) Limited is less relevant given that China Mobile (HK) Limited has higher ARPU levels than the Target Company.

Based on the average closing share prices for the 20 trading days up to and including November 20, 2003, the Target Company’s implied 2003E price/earnings ratio is at a 30% discount and a 0% discount to that of the Company’s and China Mobile (HK) Limited’s corresponding multiples, respectively. The Target Company’s implied EV/subscriber multiple based on September 30, 2003 subscriber base is at a 36% discount to that of the Company’s corresponding multiple.

Besides the above, we compared the Target Company’s implied valuation multiples to the trading multiples of other mobile operators in Asia. The operators chosen display certain common characteristics with the Target Company in terms of growth prospects, ARPU levels, profitability levels, etc., and the valuation benchmarks implied by the purchase price of the Acquisition are within the range when compared to the trading multiples of the chosen set of operators.

(iii)   Comparable transactions analysis: Comparable transactions analysis must be viewed in the context of factors that include market dynamics, competitive differences and significance of stake acquired. In our view, the most comparable transactions for the Acquisition are China Telecom’s acquisition of telecom assets in 6 provinces (“CT Target”) from China Telecommunications Corporation in October 2003, the Company’s acquisition of mobile assets in 9 provinces (“CU Target”) from Unicom Group in November 2002, and China Mobile (HK) Limited’s acquisition of mobile assets in 8 provinces (“CMHK Target”) from China Mobile Group in May 2002.

	Implied Acquisition Year Price/Earnings		(Discount)/ Premium to Trading Price/Earnings(1)
China Telecom Acquisition (October 2003)	11.4	x	(25)%
China Unicom Acquisition (November 2002)	10.4	x	(37)%
China Mobile (HK) Limited Acquisition (May 2002)	11.9	x	(31)%

Note:

(1)     Relative to the trading multiple of the respective companies based on the closing price the day before the announcement of the transactions.

The acquisition year (2003) price/earnings ratio implied by the purchase price of the Acquisition represents a 26% discount to the Company’s price/earnings ratio based on the closing price as at the date of the Acquisition Agreement (November 20, 2003) and is within the 25% - 37% discount range implied by the above comparable transactions. We note that absolute acquisition year price/earnings ratio comparison is less relevant given the significant improvements in the valuation of Chinese telecommunications service providers in the last 12 months.

Having considered the above mentioned principal factors, we are of the opinion that the purchase price of the Acquisition is fair and reasonable from a financial point of view in so far as the Independent Shareholders are concerned.

(i)       Valuation of Guoxin Paging:

The sale price of the Sale amounts to approximately HK$2.6 billion (RMB2.75 billion).

We have analyzed the sale price using the DCF valuation methodology. The DCF analysis has been used as the primary valuation methodology as in our view it best reflects the potential future cash flows of Guoxin Paging. We have relied solely on the assumptions and financial projections supplied to us by Management (“Management Paging Forecasts”) in order to perform our DCF analysis and have not independently verified the reasonableness of the assumptions used due to the lack of publicly available market benchmark information, particularly relating to the non-traditional non-paging services provided by Guoxin Paging. The sale price of approximately HK$2.6 billion falls within the range of the equity values implied by the DCF analysis.

We note that Guoxin Paging has been incurring net losses since 2001. The number of its paging subscribers had declined from 32.91 million as of December 31, 2001 to 13.03 million as of June 30, 2003.

Having considered the above mentioned principal factors, we are of the opinion that the sale price of the Sale is fair and reasonable from a financial point of view in so far as the Independent Shareholders are concerned.

(j)       Conditions of the Acquisition and the Sale:

Completion of the Acquisition is conditional upon fulfilment (to the reasonable satisfaction of the Company) (or, in the case of conditions (iii) or (iv) below, waiver by the Company) of the following conditions on or before June 30, 2004 or such later date as Unicom BVI and the Company may agree: (i) the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the Unicom BVI Acquisition and the Prospective Cellular Connected Transactions of the A Share Company, (ii) the passing of resolutions by the Independent Shareholders at the Company’s extraordinary general meeting approving the Acquisition and the Prospective Cellular Connected Transactions of the Company, (iii) there having been no material adverse change to the financial condition, business operations or prospects of the Target Holding Company or the Target Company, (iv) Unicom BVI (or its representatives) having provided to the Company copies of all necessary approvals from relevant PRC regulatory authorities, and (v) the completion of the Unicom BVI Acquisition. If any of the conditions is not satisfied or waived by June 30, 2004, or such later date as Unicom BVI and the Company may agree, the Acquisition Agreement will lapse.

The Sale Agreement and the A Share Company Sale Agreement shall come into effect upon the satisfaction of the following conditions: (i) the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the A Share Company Sale and the Prospective Guoxin Connected Transactions of the A Share Company, and (ii) the passing of resolutions by the Independent Shareholders at the Company’s extraordinary general meeting approving the Sale and the Prospective Guoxin Connected Transactions of the Company.

Further details of the conditions to the completion of the Acquisition and the Sale are provided under the section “Conditions precedent to the completion of the Unicom BVI Acquisition and the Acquisition and conditions to the effectiveness of the Sale Agreement and the A Share Company Sale Agreement” in the “Letter from the Chairman” in the Circular.

The Company has the right to terminate the Acquisition Agreement and CUCL has the right to terminate the Sale Agreement if at any time after signing of the Acquisition Agreement and the Sale Agreement (as the case may be) and before the relevant completion, there is a material adverse change in the market price of the Shares and the Company is of the opinion that it would not be in the interests of its Shareholders as a whole to proceed with the Acquisition or the Sale, as the case may be.

(k)      Pro Forma Financial Effects to China Unicom Limited:

We have conducted various analyses on the potential financial effects of the Acquisition and the Sale on the Group, which were extracted from or prepared based on the accountants’ report, financial information of the Group and unaudited pro forma financial information of the Combined Group as set out in Appendix III, Appendix V and Appendix VI to the Circular.

(i)      Earnings: The pro forma earnings per share of the Combined Group for the six months ended June 30, 2003 would be approximately RMB0.246, which is approximately 29.5% higher than the actual earnings per share of the Group for the same period.

(ii)     Net assets and goodwill: The pro forma net assets of the Combined Group as at June 30, 2003 would decrease to RMB67,165 million compared to RMB67,783 million of the Group as of the same date. Assuming the Acquisition took place on June 30, 2003, goodwill of approximately RMB935 million would be recognized and amortized on a straight line basis over the estimated useful life of 20 years, resulting in an annual amortization charge of approximately RMB47 million. This represents an amount of RMB0.004 per share per annum implying a pro forma pre-goodwill adjusted earnings per share of the Combined Group of RMB0.248 as opposed to the post-goodwill adjusted earnings per share of RMB0.246 for the six months ended June 30, 2003.

(iii)   Gearing: The pro forma total debt (including minority interests and obligations under finance leases) of the Combined Group would be approximately RMB55,646 million as at June 30, 2003, representing an increase of about 17.8% from the total debt of approximately RMB47,244 million for the Group at the same date. The pro forma net debt (total debt less cash and cash equivalents and short-term bank deposits) of the Combined Group would increase to approximately RMB44,075 million from RMB35,330 million for the Group as of June 30, 2003. The pro forma ratio of the Combined Group’s net debt to total shareholders’ funds would be approximately 65.6% as at June 30, 2003, compared to 52.1% for the Group as at the same date. On a pro forma basis, the total debt to total capitalization ratio would increase from 41.1% for the Group to approximately 45.3% for the Combined Group. The above pro forma gearing levels of the Combined Group are below the average gearing levels of certain other mobile operators which we looked at for comparison purposes.(1)

(1)     The operators are Advanced Info Service Plc., Bharti Tele-Ventures Ltd., China Mobile (HK) Ltd., Globe Telecom, KT Freetel, LG TeleCom Ltd., NTT DoCoMo, Singapore Telecommunications Ltd., SK Telecom, Taiwan Cellular Corp., and Total Access Communication.

2.        The Prospective Connected Transactions

As a result of the Acquisition and in order to allow the Target Company to continue providing certain services in the Target Service Areas post the Acquisition, the Target Company had entered into certain Prospective Cellular Connected Transactions in accordance with the 2-Step Approach. Similarly, as a result of the Sale and in order to allow Guoxin Paging to continue providing certain services to the Combined Group post the Sale, the Combined Group had entered into certain Prospective Guoxin Connected Transactions in accordance with the 2-Step Approach. The Prospective Connected Transactions will require the approval of the Independent Shareholders and the independent shareholders of the A Share Company.

We set out below a summary of each of the Prospective Connected Transactions.

(a)      Leasing of CDMA Network Capacity:

Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, owns a nationwide CDMA network within the PRC. CUCL and Unicom New Century have been leasing capacity on that CDMA network from Unicom New Horizon in the Listed Service Areas since the beginning of 2002. The terms of the lease are set out in a CDMA network capacity lease agreement dated November 22, 2001, between CUCL, Unicom New Horizon and Unicom Group (the “CUCL Lease Agreement”) and a CDMA network capacity lease agreement dated November 20, 2002, between the A Share Company (the rights and obligations under such agreement have been transferred to Unicom New Century), Unicom New Horizon and Unicom Group (the “Unicom New Century Lease Agreement”). The circular issued by the Company dated November 28, 2001, provides further details of the terms of the CUCL Lease Agreement. The terms of the Unicom New Century Lease Agreement are in all material respects the same as those contained in the CUCL Lease Agreement.

In relation to the Target Service Areas, the Target Company is currently providing CDMA cellular services by leasing capacity on the CDMA Network from Unicom New Horizon. Unicom Group is a party to that leasing arrangement to guarantee performance of some of the obligations of Unicom New Horizon thereunder. Except for the Capacity to be delivered by Unicom New Horizon, the terms of the leasing arrangement are in all material respects the same as those contained in the CUCL Lease Agreement and the Unicom New Century Lease Agreement.

As at the end of each of the first, second and third quarter of financial year 2003, the Target Company leased CDMA capacity of 1.41 million, 1.41 million and 1.86 million subscribers, respectively. For the fourth quarter of 2003, a total capacity of 2.29 million subscribers is leased. The lease fee payable by the Target Company is currently estimated to be approximately RMB56.4 per line for each quarter in the Target Service Areas, which is the same rate as that payable by the Company to Unicom New Horizon with respect to the Listed Service Areas. As at September 30, 2003, the Target Company had approximately 1.68 million CDMA subscribers in the Target Service Areas. In order to continue the provision of the CDMA cellular services in the Target Service Areas following the completion of the Acquisition, Unicom New Horizon, the Target Company and Unicom Group will need to restructure their current leasing arrangement in accordance with the 2-Step Approach. The restructuring will involve splitting the current leasing arrangement into two separate agreements, namely:

(i)       the CDMA Lease Agreement between the A Share Company, Unicom New Horizon and Unicom Group. Completion of the CDMA Lease Agreement is subject to approval of independent shareholders of the A Share Company, the Independent Shareholders, and all conditions precedent contained in the CDMA Transfer Agreement having been fulfilled or waived.

(ii)      the CDMA Transfer Agreement between the Target Company and the A Share Company. Pursuant to this agreement, the A Share Company agrees to transfer all of its rights and obligations provided for in the CDMA Lease Agreement to the Target Company and following the completion of the CDMA Transfer Agreement, the A Share Company will cease to be a party to the CDMA Lease Agreement and the Target Company will become a party to it in place of the A Share Company. The Target Company will then be able to exercise and enjoy all the rights of the A Share Company arising under the CDMA Lease Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the CDMA Lease Agreement. Completion of the CDMA Transfer Agreement is subject to, inter alia, the Independent Shareholders’ prior approval and all conditions precedent contained in the CDMA Lease Agreement having been fulfilled or waived.

The net effect of the CDMA Lease Agreement and the CDMA Transfer Agreement is to enable the Target Company to continue to lease capacity on the CDMA Network following the completion of the Acquisition on terms that are in all material respects the same as before and as the CUCL Lease Agreement and Unicom New Century Lease Agreement. The terms of the CDMA Lease Agreement are set out in the “Letter from the Chairman” in the Circular and include the following:

•         Unicom New Horizon shall plan, finance and construct the CDMA Network (the first two phases of which have already been completed) and shall ensure that all subsequent phases of the CDMA Network are constructed in accordance with the detailed specifications and timetable agreed between Unicom New Horizon and the A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement);

•         The A Share Company (for whom the Target Company will substitute following approval and completion of the CDMA Transfer Agreement) shall be responsible for the operation, management and maintenance of the CDMA Network in accordance with the relevant requirements of the CDMA Lease Agreement;

•         The A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) has the exclusive rights to provide CDMA services in the Target Service Areas;

•         The term of the CDMA Lease Agreement is for an initial period of one year (the “Initial Term”), renewable for further one year terms (the “Additional Term”) at the option of the A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement). The Directors expect that the Initial Term will commence by June 2004;

•         The A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) has the option to add or reduce the capacity leased by giving specified period of advance notice to Unicom New Horizon. There is no minimum requirement for the network capacity to be leased beyond one year;

•         The Lease Fee will be calculated on a basis which would enable Unicom New Horizon to recover its investment in constructing the CDMA Network within 7 years, together with an internal rate of return of 8%;

•         Unicom Group has unconditionally and irrevocably guaranteed the due and punctual performance by Unicom New Horizon of its obligations under the CDMA Lease Agreement. Unicom Group has also agreed to indemnify the A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) for any loss it may suffer as a result of any defect in any of the CDMA Network equipment or any loss caused by the negligence, default, act or omission of Unicom New Horizon or Unicom Group under the CDMA Lease Agreement or in connection with the CDMA Network;

•         The A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) may terminate the CDMA Lease Agreement by giving not less than 180 days’ prior written notice, with effect from the end of any Additional Term. In addition, Unicom New Horizon or the A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) may terminate the CDMA Lease Agreement if the other party commits any continuing or material breach of the CDMA Lease Agreement. Unicom New Horizon is not otherwise permitted to terminate the CDMA Lease Agreement;

•         The A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) has the option to purchase the CDMA Network at any time during the Initial Term and any Additional Term and within 1 year after the termination or expiry (without renewal) of the CDMA Lease Agreement. The acquisition price shall be negotiated between the parties, based on the appraised value of the CDMA Network determined by an independent asset appraiser in accordance with applicable PRC laws and regulations and taking into account prevailing market conditions and other factors, provided that it will not exceed such price as would enable Unicom New Horizon to recover the Network Construction Cost together with an internal rate of return on its investment of 8%.

On the basis that: (i) the terms of the CDMA Lease Agreement are similar in all material respects to the terms of the CUCL Lease Agreement and Unicom New Century Lease Agreement and are designed as extensions of the Company’s similar existing arrangement with Unicom New Horizon for the Listed Service Areas that have been approved by the Independent Shareholders previously, (ii) the 8% return on investment included in the calculation of the Lease Fee is less than the Company’s currently estimated weighted average cost of capital of approximately 11-12% based on the capital asset pricing model, (iii) the CDMA Lease Agreement and the CDMA Transfer Agreement will allow the Company to provide CDMA cellular services in the Target Service Areas post the Acquisition, we are of the view that the lease arrangements are fair and reasonable from a financial point of view in so far as the Independent Shareholders are concerned.

(b)      Supply of Telephone Cards:

At present, Unicom Xingye, a 95% owned subsidiary of Unicom Group, is engaged in the sourcing of various telephone cards, including SIM cards, UIM cards, IP telephone cards and rechargeable calling cards, for Unicom Group’s various networks. Unicom Group (through Unicom Xingye or other subsidiaries of Unicom Group) supplies telephone cards to the Target Company. In order to continue the supply of telephone cards following the completion of the Acquisition (through Unicom Xingye or other subsidiaries of Unicom Group) to the Target Company, each of Unicom Group and the Target Company has entered into separate supply arrangements with the A Share Company in accordance with the 2-Step Approach:

(i)       Pursuant to an agreement dated November 20, 2003 (the “UNW Services Agreement”), Unicom Group (through Unicom Xingye or other subsidiaries of Unicom Group) agrees to supply, and the A Share Company agrees to receive telephone cards, including SIM cards, UIM cards, IP telephone cards and rechargeable calling cards on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. Unicom Group shall ensure that the telephone cards supplied by it will meet the quality standard stipulated by the relevant government authority. The agreement provides that the initial term shall be one year, commencing from December 31, 2003.

(ii)      Pursuant to a transfer agreement dated November 20, 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Charges for the supply of these cards are based on the actual cost incurred by Unicom Xingye or other subsidiaries of Unicom Group in supplying the cards plus a margin over cost to be agreed from time to time but in any case not to exceed 20 per cent of the cost, and subject to specified volume discounts. According to the Management, selling, general and administrative expenses are generally not taken into account in the calculation of charges for the card supply. Unicom Group agrees to supply (through Unicom Xingye or other subsidiaries of Unicom Group) telephone cards to the A Share Company (or the Target Company pursuant to the transfer agreement above) on terms no less favorable than the terms of its supply to any member of Unicom Group or any other independent third party. Under the UNW Services Agreement, prices and volumes will be reviewed by the parties on an annual basis.

(c)      Equipment Procurement Services:

Unicom Import and Export Co. Ltd., a 96.7% owned subsidiary of Unicom Group, carries on the business of procuring foreign and domestic telecommunications equipment and other materials required in the operation of Unicom Group’s networks. Unicom Import and Export Co. Ltd. provides comprehensive procurement services, including management of tenders, verification of technical specifications and installation services. Unicom Group (through Unicom Import and Export Co. Ltd.) currently provides equipment procurement services to the Target Company. In order to ensure the provision of procurement services by Unicom Group (through Unicom Import and Export Co. Ltd.) to the Target Company in respect of foreign and domestic telecommunications equipment and other materials following the completion of the Acquisition, Unicom Group and the Target Company have each entered into separate procurement arrangements with the A Share Company in accordance with the 2-Step Approach:

(i)       Pursuant to the UNW Services Agreement, Unicom Group (through Unicom Import and Export Co. Ltd.) agrees to provide, and the A Share Company agrees to receive, equipment procurement services on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from December 31, 2003.

(ii)      Pursuant to a transfer agreement dated November 20, 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Charges for these services are calculated at the rate of: (i) 0.7% of the contract value in the case of imported equipment, and (ii) 0.5% of the contract value in the case of domestic equipment. Unicom Group agrees to provide (through Unicom Import and Export Co. Ltd.) equipment procurement services to the A Share Company (or the Target Company pursuant to the transfer agreement above) on terms no less favorable than the terms of its services provided to any member of Unicom Group or any other independent third party.

(d)      Interconnection Agreements:

The Target Company’s GSM and CDMA cellular networks interconnect with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou province. To continue such interconnection arrangement following the completion of the Acquisition, Unicom Group and the Target Company have each entered into separate interconnection arrangements with the A Share Company in accordance with the 2-Step Approach:

(i)       Pursuant to the UNW Services Agreement, Unicom Group and the A Share Company agree to enter into interconnection arrangements on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The parties shall ensure that the quality standard of the interconnection services shall not be lower than the quality of the interconnection services provided within their respective network. The agreement provides that the initial term shall be one year, commencing from December 31, 2003.

(ii)      Pursuant to a transfer agreement dated November 20, 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Interconnection settlement between Unicom Group’s networks and the Target Company’s networks is based on relevant standards established from time to time by the MII. However, in the case of interconnections between different provinces, settlement is based on either the relevant standards established by the MII or an agreed settlement arrangement between the Target Company, the A Share Company and Unicom Group. Of the two settlement arrangements, the Target Company is able to choose the more favorable arrangement. The agreed settlement arrangement, which is based on the parties’ respective internal costs of providing this service, is currently more favorable to the Target Company than the settlement arrangement prescribed by the MII. If in future the arrangement prescribed by the MII were to be more favorable to the Target Company, the Target Company would settle on the basis of that arrangement.

(e)      Roaming Agreements:

The Target Company (providing cellular telecommunications service in the Target Service Areas) and Unicom Group (providing cellular telecommunications service in Guizhou province) provide roaming services to each other’s GSM and CDMA cellular subscribers within their respective areas. To continue such roaming arrangements following the completion of the Acquisition, each of the Target Company and Unicom Group has entered into separate roaming arrangements with the A Share Company in accordance with the 2-Step Approach:

(i)       Pursuant to the UNW Services Agreement, Unicom Group and the A Share Company agree to enter into roaming arrangements on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from December 31, 2003.

(ii)      Pursuant to a transfer agreement dated November 20, 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Charges for these services between the Target Company and Unicom Group are based on their respective internal costs of providing these services, and will be on no less favorable terms than those available to any independent third party.

(f)       Provision of Premises:

Unicom Group currently provides to the Target Company its own premises or premises leased to it by third parties. To continue such provision of premises following completion of the Acquisition, each of Unicom Group and the Target Company has entered into separate arrangements regarding the provision of the premises with the A Share Company in accordance with the 2-Step Approach:

(i)       Pursuant to the UNW Services Agreement, Unicom Group agrees to provide premises to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year, commencing from December 31, 2003.

(ii)      Pursuant to a transfer agreement dated November 20, 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Apart from cases where the premises have been leased from independent third parties, the rental amount for each case is based on the lower of depreciation costs and market prices for similar premises in that locality. In cases where the premises have been leased from independent third parties, the rental amount is that payable in the head lease. Charges for any air-conditioning and electricity are included in the rental amount.

As discussed in the “Letter from the Chairman” in the Circular, Chesterton Petty, an independent property valuer, has confirmed that the rental amounts payable by the Target Company under the above arrangements are fair and reasonable to the Target Company and do not exceed market rent.

(g)      Cellular Subscriber Value-Added Services:

Following completion of the Sale and the A Share Company Sale, Guoxin Paging will become a wholly-owned subsidiary of Unicom Group. Guoxin Paging currently provides operator-based value-added services to the Group’s cellular subscribers through its paging network, equipment and operators. Such operator-based value-added services include “Unicom Assistant”, etc.. The Group intends to request Guoxin Paging to provide other value-added services depending on market demand. In order to allow the Combined Group to continue to enjoy the value-added services provided by Guoxin Paging following the completion of the Sale and the A Share Company Sale, Unicom Group, Guoxin Paging, CUCL, Unicom New Century and the Target Company have each entered into various value-added services arrangements with the A Share Company in accordance with the 2-Step Approach:

(i)       Pursuant to an agreement dated November 20, 2003 (the “Comprehensive Operator Services Agreement”), Unicom Group (through Guoxin Paging) agrees to provide, and the A Share Company agrees to receive, value-added services as agreed from time to time between both parties on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to CUCL, Unicom New Century and the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year, commencing from December 31, 2003.

(ii)      Pursuant to a transfer agreement dated November 20, 2003, the A Share Company agrees to transfer to CUCL, Unicom New Century and the Target Company all of its rights and obligations under the Comprehensive Operator Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the Comprehensive Operator Services Agreement, and CUCL, Unicom New Century and the Target Company will each become a party to it in place of the A Share Company. Following the transfer, CUCL, Unicom New Century and the Target Company will exercise and enjoy all the rights of the A Share Company arising under the Comprehensive Operator Services Agreement in substitution for the A Share Company as if CUCL, Unicom New Century and the Target Company had each at all times been a party to the Comprehensive Operator Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

In relation to the settlement of charges for the supply of operator-based comprehensive value-added services between the Combined Group and Guoxin Paging, the respective branches of Guoxin Paging and the Combined Group may agree on the proportion for sharing the revenue derived (and actually received by the Combined Group) from value-added services, on the condition that such agreed proportion for Guoxin Paging shall not be higher than the average agreed proportion for independent value-added telecommunications content providers which provide value-added telecommunications content to the Combined Group in the same region. Subject to the foregoing condition, the proportion of revenue sharing may be adjusted annually. The Combined Group intends to adopt the tariff settlement standard set out above in the future to require Guoxin Paging to provide other services to the Combined Group’s CDMA and GSM subscribers through its paging-operator based comprehensive business platform. Unicom Group agrees to provide (through Guoxin Paging) value-added services to the A Share Company (or CUCL, Unicom New Century and the Target Company pursuant to the transfer agreement above) on terms no less favorable than the terms of its services provided to any member of Unicom Group or any other independent third party.

(h)      Customer Services:

Following completion of the Sale and the A Share Company Sale, Guoxin Paging will become a wholly-owned subsidiary of Unicom Group. Unicom Group and Guoxin Paging will provide the following customer services to the Combined Group: (i) business inquiries, (ii) tariff inquiries, (iii) account maintenance, (iv) complaints handling and (v) customer interview and subscriber retention. In order to allow the Combined Group to continue to enjoy the customer services provided by Unicom Group and Guoxin Paging following the completion of the Sale and the A Share Company Sale, Unicom Group, Guoxin Paging, CUCL, Unicom New Century and the Target Company have each entered into separate arrangements with the A Share Company in accordance with the 2-Step Approach:

(i)       Pursuant to the Comprehensive Operator Services Agreement, Unicom Group (acting on its own or through Guoxin Paging) agrees to provide customer services to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to CUCL, Unicom New Century and the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year, commencing from December 31, 2003.

(ii)      Pursuant to a transfer agreement dated November 20, 2003, the A Share Company agrees to transfer to CUCL, Unicom New Century and the Target Company all of its rights and obligations under the Comprehensive Operator Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the Comprehensive Operator Services Agreement, and CUCL, Unicom New Century and the Target Company will each become a party to it in place of the A Share Company. Following the transfer, CUCL, Unicom New Century and the Target Company will exercise and enjoy all the rights of the A Share Company arising under the Comprehensive Operator Services Agreement in substitution for the A Share Company as if CUCL, Unicom New Century and the Target Company had each at all times been a party to the Comprehensive Operator Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

The service fees payable by the Combined Group to Unicom Group or Guoxin Paging shall be calculated on the basis of the cost of the customer service plus a profit margin of not more than 10%. The cost of the customer service will be the cost per operator seat multiplied by the number of effectively operating operator seats. The cost per operator seat in economically developed metropolises, such as Beijing and Shanghai, shall be the Actual Cost per Operators Seat (as defined below) in such area for the previous year. The cost per operator seat in areas apart from those economically developed metropolises shall be agreed between the respective branches of Guoxin Paging and the Combined Group and subject to the final confirmation by the Combined Group, on the condition that it shall not exceed the nationwide (excluding Beijing and Shanghai) weighted average of Actual Cost per Operator Seat (as defined below) plus 10%.

The “Actual Cost per Operator Seat” is comprised of wages, administration expenses, operation and maintenance expenses, depreciation of equipment and leasing fees for premises attributable to the customer service. The Actual Cost per Operator Seat in a certain area shall be calculated based on the audit report issued by an independent audit firm in respect of such costs of Unicom Group or Guoxin Paging in the same region for the previous year. Such audit report and relevant supporting documents shall be provided to the Combined Group and its auditor.

On the determination of the number of effectively operating operator seats, Unicom Group or Guoxin Paging shall notify the number of operator seats of the previous month to the Combined Group before the tenth day of each month. The Combined Group shall confirm the number of effectively operating operator seats within five working days based on the criteria as set out in the Service Standard for Telecommunication Operations (for Trial Implementation) published by the MII. The number of effectively operating operator seats will be subject to the final confirmation by the Combined Group.

Unicom Group agrees to provide (acting on its own or through Guoxin Paging) customer services to the A Share Company (or CUCL, Unicom New Century and the Target Company pursuant to the transfer agreement above) on terms no less favorable than the terms of its services provided to any member of Unicom Group or any other independent third party.

(i)       Agency Services:

Following completion of the Sale and the A Share Company Sale, Guoxin Paging will become a wholly-owned subsidiary of Unicom Group. Guoxin Paging will provide subscriber development services to the Combined Group including by telephone or through other channels by utilizing its paging network, equipment and operators. In order to allow the Combined Group to continue to enjoy the agency services provided by Guoxin Paging following the completion of the Sale and the A Share Company Sale, Unicom Group, Guoxin Paging, CUCL, Unicom New Century and the Target Company have each entered into separate arrangements with the A Share Company in accordance with the 2-Step Approach:

(i)       Pursuant to the Comprehensive Operator Services Agreement, Unicom Group (through Guoxin Paging) agrees to provide agency services to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to CUCL, Unicom New Century and the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year, commencing from December 31, 2003.

(ii)      Pursuant to a transfer agreement dated November 20, 2003, the A Share Company agrees to transfer to CUCL, Unicom New Century and the Target Company all of its rights and obligations under the Comprehensive Operator Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the Comprehensive Operator Services Agreement, and CUCL, Unicom New Century and the Target Company will each become a party to it in place of the A Share Company. Following the transfer, CUCL, Unicom New Century and the Target Company will exercise and enjoy all the rights of the A Share Company arising under the Comprehensive Operator Services Agreement in substitution for the A Share Company as if CUCL, Unicom New Century and the Target Company had each at all times been a party to the Comprehensive Operator Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

The pricing standard for the agency fee is that the agency fee chargeable to the Combined Group shall not exceed the average of agency fees chargeable by any independent third party agent providing subscriber development services to the Combined Group in the same region. Unicom Group agrees to provide (through Guoxin Paging) agency services to the A Share Company (or CUCL, Unicom New Century and the Target Company pursuant to the transfer agreement above) on terms no less favorable than the terms of its services provided to any member of Unicom Group or any other independent third party.

(j)       Provision of Premises to Guoxin Paging:

Following completion of the Sale and the A Share Company Sale, Guoxin Paging will become a wholly-owned subsidiary of Unicom Group. CUCL, Unicom New Century and the Target Company will provide, upon request, to Guoxin Paging their own premises. To continue such provision of premises following completion of the Sale and the A Share Company Sale, Guoxin Paging, CUCL, Unicom New Century and the Target Company have each entered into separate arrangements regarding the provision of the premises with the A Share Company in accordance with the 2-Step Approach:

(i)       Pursuant to an agreement dated November 20, 2003 (the “Guoxin Premises Leasing Agreement”) each of CUCL, Unicom New Century and the Target Company agrees to provide premises to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to Guoxin Paging. Completion of the agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval. The agreement provides that the initial term shall be one year, commencing from December 31, 2003.

(ii)      Pursuant to a transfer agreement dated November 20, 2003, the A Share Company agrees to transfer to Guoxin Paging all of its rights and obligations under the Guoxin Premises Leasing Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the Guoxin Premises Leasing Agreement and Guoxin Paging will become a party to it in place of the A Share Company. Following the transfer, Guoxin Paging will exercise and enjoy all the rights of the A Share Company arising under the Guoxin Premises Leasing Agreement in substitution for the A Share Company as if Guoxin Paging had at all times been a party to the Guoxin Premises Leasing Agreement. Completion of the transfer agreement is subject to, inter alia, PRC regulatory and A Share Company independent shareholders’ approval.

The rental amount in each case is based on the higher of depreciation costs and market prices for similar premises in that locality. As discussed in the “Letter from the Chairman” in the Circular, Chesterton Petty, an independent property valuer, has confirmed that the rental amounts payable by Guoxin Paging under the above arrangements are fair and reasonable to the Combined Group and are not below market rent.

As noted in the “Letter from the Chairman” in the Circular, the Prospective Connected Transactions will be entered into in the ordinary and usual course of business and on normal commercial terms. The Directors are of the view that the terms of the Prospective Connected Transactions are fair and reasonable so far as the Shareholders are concerned and have been determined after arm’s length negotiation between the parties. As the Prospective Connected Transactions are expected to occur on a regular continuous basis in the ordinary and usual course of business, the Company has applied to the Hong Kong Stock Exchange for a waiver from strict compliance with the normal approval and disclosure requirements related to connected transactions under Chapter 14 of the Hong Kong Listing Rules. This waiver would allow the Company to make and accept payments from the various transactions in the ordinary course of business without making a separate disclosure to Shareholders or, if necessary, seeking Shareholders approval for each transaction as it arises. The Hong Kong Stock Exchange has indicated that it will grant the waiver, which will be effective until December 31, 2006, subject to the satisfaction of various conditions, including: (a) that the transactions have been approved by the Independent Shareholders, (b) that the transactions will be entered into in the ordinary and usual course of business and on normal commercial terms that are fair and reasonable so far as the Independent Shareholders are concerned, (c) that the Company shall disclose in its annual reports sufficient details of the transactions, (d) that the independent non-executive Directors of the Company review the transactions annually, (e) that the Company’s auditors review the transactions annually, and (f) that the transactions do not exceed the relevant monetary limits set out below:

(i)       In relation to the leasing of Capacity on the CDMA Network, the respective total annual Lease Fee in relation to the years ending December 31, 2004, 2005 and 2006 does not exceed RMB1,500 million, RMB2,460 million and RMB4,430 million, respectively;

(ii)      In relation to the provision of premises to the Target Company by Unicom Group, the aggregate annual value shall not exceed the amount of RMB8 million; and

(iii)     In relation to the provision of premises to Guoxin Paging by CUCL, Unicom New Century and the Target Company, the aggregate annual value shall not exceed the amount of RMB200 million.

We have discussed with the Management the basis for setting the respective monetary limits for the Prospective Connected Transactions, as well as the reasons for not imposing a monetary limit on certain Prospective Connected Transactions. We consider the monetary limits imposed in relation to the leasing of Capacity on the CDMA Network and in relation to the provision of premises to the Target Company, or, as the case may be, to Guoxin Paging, to be reasonable on the following bases as informed to us by the Management:

(a)      The monetary limits for the leasing of Capacity on the CDMA Network have been determined with reference to the Company’s estimates of the maximum amount of capacity which may be leased by the Target Company for the years 2004, 2005 and 2006. We understand from the Management that the estimation of the maximum amount of CDMA Network Capacity that may be leased by the Target Company takes into account a number of factors, including: (i) completion of further phases of construction of CDMA Network planned for the next three years is likely to significantly increase the Capacity of the CDMA Network; (ii) the Company experienced a significant increase in the number of its CDMA subscribers after the completion of phase 2 and expects a similar increase following completion of further phases of construction of CDMA Network planned for the next three years; and (iii) the number of CDMA Network subscribers is likely to grow in line with the continuing improvement of quality of the CDMA Network and successful marketing strategies of the Target Company.

(b)      The monetary limits for the provision of premises have been determined with reference to the Company’s estimates of the premises that are required to be leased by the Target Company, or, as the case may be, by Guoxin Paging and its estimate of market rent at the respective locations for the years 2004, 2005 and 2006. The estimation of the maximum number of premises that may be leased by the Target Company, or, as the case may be, by Guoxin Paging in the next three years takes into account the growth potential of the businesses of the Target Company, or, as the case may be, Guoxin Paging and the corresponding demand for more premises due to such growth. As some of the premises leased by the Target Company are situated close to the premises owned by Unicom Group and some of the premises leased by Guoxin Paging are situated close to the premises owned by the Combined Group, there will be advantages for the Target Company to lease more premises from Unicom Group and for Guoxin Paging to lease more premises from the Combined Group as their respective businesses expand, due to the geographical proximity between these premises; and

(c)      The level of the monetary limits are set so as to (i) not hinder the ability of the Company to conduct its business in the ordinary course and, (ii) allow the Company to benefit from potential growth.

With respect to the lack of a monetary limit for the other Prospective Connected Transactions, the Management has informed us that the Group’s revenue depends on growth in its subscriber base and usage on its various networks, and any such growth will necessarily result in increased volumes under the interconnections and roaming arrangements, as well as increased requirement for the supply of telephone cards to sell to subscribers, equipment procurement for network deployment, utilization of cellular subscriber value-added services, customer services and agency services. The Management believes that it is difficult to fix appropriate monetary limits for these transactions without potentially hindering the growth of the Company.

Further, cellular subscriber value-added services and customer services are ancillary services to the Combined Group’s subscribers. If the number of subscribers of the Combined Group increases, the demand for value-added services and customer services will naturally increase, over which the Combined Group has no control. The cellular subscriber value-added services will also bring in revenues for the Group as the revenues earned from the users of the services will be shared between the Combined Group and Guoxin Paging. Similarly, for the agency services, the agency fee is commission-based so that fees are payable upon the development of each new subscriber to the Combined Group and each new subscriber to the Group brings in revenue to the Combined Group. Any monetary limit on these services are a potential limit on the revenues of the Combined Group and is not in its interest.

On the basis of the above and that the terms of the Prospective Connected Transactions have been set by reference to appropriate tariffs and standards prescribed by the relevant Chinese regulatory authorities and/or market rates and/or by reference to the cost or cost plus reasonable margin of providing the respective service or facility and/or determined after arm’s length negotiation between the parties, and the Company will also be required to comply with certain requirements, including the disclosure of details of the Prospective Connected Transactions in the Company’s annual reports and reviews by the independent directors and auditors of the Company, we consider that it is reasonable for the Management to have not imposed a monetary limit on certain of the Prospective Connected Transactions.

On the basis that: (i) the terms, conditions and charges of the Prospective Connected Transactions were determined in accordance with the appropriate tariffs and standards prescribed by the relevant Chinese regulatory authorities and/or by reference to market rates and/or by reference to the cost or cost plus reasonable margin of providing the respective service or facility, and will remain on no less favorable terms than those available to any independent party so far as the Target Company, CUCL or Unicom New Century is concerned, (ii) the independent property valuer, Chesterton Petty, has confirmed that the rental amounts payable by the Target Company to Unicom Group in connection with the provision of commercial premises to the Target Company are fair and reasonable to the Target Company and do not exceed current market prices, (iii) the independent property valuer, Chesterton Petty, has confirmed that the rental amounts payable by Guoxin Paging to the Combined Group in connection with the provision of commercial premises to Guoxin Paging are fair and reasonable to the Combined Group and are not below current market prices, (iv) certain of the Prospective Connected Transactions are designed as extensions to the Company’s similar existing arrangements with Unicom Group that have been fully disclosed in the Company’s Prospectus at the time of its IPO in 2000, and are intended to facilitate the growth of the Company, and in reliance upon representations made by the Directors that the Prospective Connected Transactions are expected to be entered into in the ordinary and usual course of business, and on normal commercial terms, and the terms have been determined after arm’s length negotiation between the parties, we are of the view that the Prospective Connected Transactions are fair and reasonable from a financial point of view in so far as the Independent Shareholders are concerned.

SUMMARY

Having considered the above principal factors and reasons, we draw your attention to the following key factors in arriving at our opinion:

(a)      the Board’s view that the Acquisition should offer new and important opportunities for the Group to strengthen its market position, enhance its competitive strength, and improve its financial performance and management efficiency so as to benefit further from the sustained growth of the Chinese cellular telecommunications industry;

(b)      the Board’s view that the Sale will enable the Company to concentrate its resources on the expansion of its cellular telecommunications operations, to improve the quality of the Group’s assets, to allow strategic integration of the Group’s customer services and to resolve the issue of competition between the Group and Unicom Group;

(c)      the Board’s representation that the terms of the Acquisition and the Sale were negotiated on an arm’s length basis;

(d)      the total purchase price of the Acquisition was determined based on various factors, including the prospective profit contributions of the Target Company to the Combined Group, the quality of the Target Assets, their growth prospects, their earnings potential, the competitive advantages in their respective markets and the relevant valuation benchmarks;

(e)      the total sale price of the Sale was determined based on various factors, including the lack of profit contribution of Guoxin Paging to the Group, the quality of assets of Guoxin Paging, its growth prospects, its earnings potential, the competitive advantages in its markets and the relevant valuation benchmarks;

(f)       the valuation of the Target Company implied by the purchase price of the Acquisition: (i) is within range of the equity values implied by our DCF analysis, (ii) represents a discount to the Company’s relevant trading multiples, and (iii) is within the discount range implied by China Telecom’s acquisition of 6 provinces from China Telecommunications Corporation in October 2003, the Company’s acquisition of 9 provinces from Unicom Group in November 2002 and China Mobile (HK) Limited’s acquisition of 8 provinces from China Mobile Group in May 2002;

(g)      the valuation of Guoxin Paging implied by the sale price of the Sale is within range of the equity values implied by our DCF analysis, and Guoxin Paging has been incurring net losses since 2001 and the number of its paging subscribers had declined from 32.91 million as of December 31, 2001 to 13.03 million as of June 30, 2003;

(h)      the Company has the right to terminate the Acquisition Agreement and CUCL has the right to terminate the Sale Agreement if, among other events, at any time after signing of the Acquisition Agreement and Sale Agreement and before competition of the Acquisition and the Sale, there is a material adverse change in the market price of the shares of the Company and the Company is of the opinion that it will not be in the interest of its shareholders as a whole to proceed with the Acquisition or the Sale;

(i)       the charges of the Prospective Connected Transactions were determined based on appropriate tariffs/policies set by the relevant Chinese regulatory authorities and/or by reference to market rates and/or by reference to the cost or cost plus reasonable margin of providing the respective service or facility and/or after arm’s length negotiation between the parties involved based upon normal commercial terms and will remain on no less favorable terms than those available to any independent party so far as the Target Company, CUCL or Unicom New Century is concerned;

(j)       Chesterton Petty, an independent property valuer, has confirmed that the rental amounts payable by the Target Company in connection with the provision of premises are fair and reasonable to the Target Company and do not exceed market rent; Chesterton Petty has confirmed that the rental amounts payable by Guoxin Paging in connection with the provision of premises are fair and reasonable to the Combined Group and are not below market rent; and

(k)      the representations made by the Directors that the Prospective Connected Transactions will be entered into in the ordinary and usual course of business, and on normal commercial terms, and the terms have been determined after arm’s length negotiation between the parties.

OPINION

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial perspective, the terms of the Acquisition, the Sale and the Prospective Connected Transactions are fair and reasonable in so far as the interests of the Independent Shareholders are concerned.

Yours faithfully, For and on behalf of Lehman Brothers Asia Limited JP Wang Senior Vice President

APPENDIX I	FURTHER INFORMATION ON THE TARGET COMPANY

Industry Background

Since the mid-1990s, commensurate with the overall growth in China’s economy, the telecommunications industry and demand for information technology development have also witnessed significant growth. According to statistics issued by the MII, revenue from the telecommunications industry increased from RMB359.8 billion in 2001 to RMB411.6 billion in 2002, representing an increase of 14.4%. The number of fixed line subscribers increased from 180.37 million in 2001 to 214.22 million at the end of 2002, representing an annual increase of 18.8%. The number of cellular subscribers increased from 145.22 million in 2001 to 206.01 million at the end of 2002, representing an annual increase of 41.9% and creating the largest cellular market in the world. The number of registered Internet users in China increased from 36.56 million in 2001 to 52.54 million at the end of 2002, representing an annual increase of 43.7%. The Company believes that China’s sustained economic development should increase the demand for telecommunications services, which will, in turn, lead to continued growth in the telecommunications industry.

Notwithstanding the rapid growth of China’s cellular telecommunications market, China’s cellular penetration rate is still relatively low compared to the rates prevailing in the developed countries. As of the end of 2002, the cellular penetration rate in China was approximately 16.1%, suggesting a lot of room for continuous and further growth. According to the projections included in the China Telecommunications Industry Development Guide published by the MII, the number of China’s fixed line telephone subscribers, cellular telephone subscribers and internet subscribers are respectively projected to be 315 million, 339 million and 178 million at the end of 2005.

Historical Landscape

In 2000, the Chinese government separated its regulatory functions from its business management functions with respect to the telecommunications industry. As a result, the MII ceased to be engaged in the telecommunications network operations and businesses. Presently, MII continues to act as the principal regulator, exercising its authority over all telecommunications service providers in China.

In December 2001, the State Council approved a restructuring plan for the reform of the telecommunications industry. Pursuant to the restructuring, two nationwide full-service fixed line telecommunications companies were established in May 2002 by way of a reallocation of telecommunications assets previously owned and managed by the former China Telecommunications Corporation. After the restructuring, the telecommunications assets originally owned by the former China Telecommunications Corporation in Beijing and nine other northern provinces were merged with those of the former China Netcom Corporation Limited and Jitong Communications Company Limited to form China Netcom Corporation. China Telecommunications Corporation retains the telecommunications companies originally owned by the former China Telecommunications Corporation in the remaining 21 provinces, directly-administered municipalities and autonomous regions. China Telecommunications Corporation continues to use the “China Telecom” brand name and own the goodwill and intangible assets in connection with “China Telecom”.

Unicom Group (including the Company and the Target Company) is one of the providers of telecommunications services in China. The other providers include China Mobile Communications Corporation, China Telecommunications Corporation, China Netcom Corporation, China Satellite Communications Corporation and Railcom Company Limited. Of these companies, China Mobile and Unicom Group (including the Company and the Target Company), are cellular telecommunications service providers.

Information on the Target Company

1       Market Environment

The Target Company offers GSM and CDMA cellular services in nine provinces and autonomous regions in China, including Shanxi, Hunan, Hainan, Yunnan, Gansu, Qinghai provinces and Inner Mongolia, Ningxia Hui and Xizang autonomous regions. As of 31 December 2002, the total population of these provinces and autonomous regions was approximately 214 million, accounting for approximately 16.7% of the total population of China, and the GDP per capita was approximately RMB6,039. In addition, cellular subscribers in these areas totalled 23.823 million, representing approximately 11.6% of the total cellular subscribers in China. The average cellular penetration rate in these areas stood at 11.1%, which is lower than the current cellular penetration rate of 17.6% in the Listed Service Areas of the Company.

The following map shows the location of the Target Service Areas and their respective population, GDP per capita, cellular penetration rate, fixed line penetration rate and the number of the Target Company’s cellular subscribers as at or for the year ended 31 December 2002.

Source:   The figures for population and GDP per capita in the map above are extracted from China Statistical Yearbook 2003.

The figures for cellular and fixed line penetration rates in the map above are calculated on the figures that are extracted from China Statistical Yearbook 2003.

The number of cellular subscribers of the Target Company in each of the Target Service Areas in the map above is provided by the Target Company.

2       Business

The Target Company offers GSM and CDMA cellular services in the Target Service Areas. Pursuant to the CDMA Lease Agreement and the CDMA Transfer Agreement, the Target Company will continue to lease Capacity from Unicom New Horizon on its CDMA Network in the Target Service Areas according to actual demand and will have exclusive rights to operate the CDMA business in the Target Service Areas. The Target Company offers several different service plans for its cellular telecommunication services, which include:

•        Pre-paid services

Pre-paid services, which are provided over the Intelligent Network platform, do not require subscribers to pay fixed monthly fees. Instead, subscribers buy basic airtime with domestic roaming features as and when they need them. The balance of the subscriber’s pre-paid account, which is rechargeable, is reduced automatically by usage fees incurred by the subscriber. Currently, the Target Company offers GSM pre-paid services under the brand name of “Ruyitong” and CDMA pre-paid services under the brand name of “Ruyi 133”.

•        Post-paid services

Post-paid services require contract subscribers to pay monthly fees and usage fees for basic voice services and domestic and international roaming services. Currently, the Target Company offers both GSM and CDMA post-paid services.

The Target Company also offers the following value-added services:

•        Short message services

Launched successively by the Target Company in 2000, short message services include manual short messages and automatic short message services, as well as voice mail, picture and ringtone download, pre-set information display, stock quotation, weather forecast and flight information services. Currently, the Target Company offers short message services under the brand name of “UNI-INFO”.

•        Other value-added and cellular data services

Other value-added and cellular data services include wireless Internet access services based on WAP, BREW, JAVA, IMAP4 protocol technology and other cellular data transmission services. The Target Company has launched high speed cellular data transmission services based on the CDMA 1X technology under the brand name of “U-Max” which provides various browsing, download, mail, location based and multi-media services in selected service areas.

In recent years, the Target Company has achieved rapid growth in terms of its number of cellular subscribers as well as market share. The number of subscribers increased from 4.052 million as of 31 December 2001 to 10.07 million by 30 September 2003. The market share increased from 25.3% as of 31 December 2001 to 33.5% as of 30 September 2003.

The Target Company attributes the rapid growth in the number of its cellular subscribers and its market share to the following key factors:

•        rapid growth of the cellular market in China;

•        expansion of network coverage and improvement of network quality;

•        effective marketing and customer service initiatives;

•        pre-paid services and other new business launched continuously to attract new subscribers and retain existing subscribers; and

•        introduction of CDMA services and rapid growth of its CDMA subscribers.

Due to a number of factors, the Target Company has witnessed a rapid increase in the number of its CDMA subscribers. These factors include the Target Company’s continuing efforts in building sales channels for its CDMA services, coordinating the supply chain for handsets in order to reduce handset prices, business development and publicity and network coverage expansion and optimization. For the six months ended 30 June 2003, the average monthly increase in the number of subscribers was 56,000, with 1,222,000 CDMA subscribers at 30 June 2003. As of 30 September 2003, the number of CDMA subscribers reached 1,681,000.

For the six months ended 30 June 2003, the average usage per subscriber per month and the average monthly revenue per subscriber from the Target Company’s GSM business were 196.1 minutes and RMB61.4, respectively. The reasons for the decline in the average monthly revenue per subscriber include the increase in cellular penetration rate, the rapid expansion of the Target Company’s subscriber base, the increase in the number of pre-paid subscribers and the increase in the percentage of low-usage subscribers. The Company believes that, with the continued development of its existing services and the introduction of new services, the decrease in average monthly revenue per subscriber will slow down. For the six months ended 30 June 2003, the average monthly usage per subscriber of the CDMA business was 322.1 minutes and the monthly average revenue per subscriber of the CDMA business was RMB141.0.

For the years ended 31 December 2001 and 2002, the Target Company’s GSM churn rate was 20.4% and 25.0%, respectively. The relatively high GSM churn rate is mainly attributable to the following reasons:

•        reduction and elimination of connection fees for cellular telecommunications services in recent years resulting in lowered switching costs between networks; and

•        intensifying competition and increasing cellular penetration rate.

3       Network

GSM Cellular Networks

The Target Company’s GSM network covers all prefectures and cities, major prefectural towns, railroads and highways in the Target Service Areas. The following table sets forth certain selected information regarding the GSM cellular network of the Target Company as of the periods indicated. Upon completion of the Acquisition, the Company’s current network coverage will be further expanded and optimized.

	As of December 31		As of June 30	As of September 30
	2001	2002	2003	2003
Network capacity (in thousands of subscribers)	6,685	8,640	8,742	9,147
Base stations	5,366	7,680	8,819	9,382
Base station controllers	107	127	149	166
Cellular switching centers	57	61	62	64

CDMA Cellular Networks

Unicom Group completed the construction of phase 1 of its nationwide CDMA network at the end of 2001. Phase 2 of the network was also completed in the first half of 2003. The Target Company leased a portion of its CDMA Network capacity in the Target Service Areas on 8 January 2002 and has the exclusive right to operate its network in those areas. As at the end of 30 June 2003, Unicom New Horizon constructed a CDMA network with a total capacity of 4.5165 million subscribers in the Target Service Areas. During 2003, the Capacity on the CDMA Network has been leased by the Target Company according to the following arrangement: 1.41 million subscribers in the first quarter, 1.41 million subscribers in the second quarter, 1.86 million subscribers in the third quarter and 2.29 million subscribers in the fourth quarter.

Spectrum Resources

Similar to the Company’s practice in the Listed Service Areas, the Target Company uses 6x2 MHz of spectrum in the 900 MHz frequency band and 10x2 MHz of spectrum in the 1800 MHz frequency band to provide its GSM services. Similar to the Company’s practice in the Listed Service Areas, the Target Company uses 10x2 MHz of spectrum in the 800 MHz frequency band to provide CDMA services. The spectrum usage fees for the nationwide GSM and CDMA networks are charged at an annual rate of RMB15 million per MHz of frequency (where upward and downward frequencies are separately charged), effective from 1 July 2002, progressively over a period of three years (with rates of 50%, 75% and 100% chargeable for the first, second year and each year from the third year, respectively) and a period of five years (with rates of 20%, 40%, 60%, 80% and 100% chargeable for the first, second, third, fourth year and each year from the fifth year, respectively).

4       Tariffs

The tariff standards of cellular telecommunications services are regulated by the relevant government authorities. Basic monthly fees, local airtime charges (including incoming and outgoing calls), domestic roaming fees and all domestic and international long distance airtime charges are set by the telecommunications regulatory authorities of China in accordance with the relevant regulations and rules. International roaming fees are determined after consultation with relevant foreign operators. Service providers may determine fees for value-added services such as call forwarding, caller-ID display and short messages themselves according to market conditions and such fees are then filed for registration.

China’s relevant telecommunications tariff regulatory authorities allow Unicom Group to adjust its cellular tariffs within 10% of the state guidance rates. This also applies to the Target Company. The Target Company may use such policy to expand its cellular business according to changes in market demand.

Save for promotional discounts, the tariff structure and tariff standards of the Target Company’s telecommunications services are substantially the same as those of the Company. The Company and the Target Company must comply with the same tariff regulatory framework.

The Target Company currently offers post-paid and pre-paid services to its GSM and its CDMA subscribers.

•        Fees charged on post-paid subscribers include basic monthly fees, local airtime charges, domestic and international long distance airtime charges, roaming fees and fees for other value-added services;

•        Fees charged on pre-paid subscribers include local airtime charges, domestic and international long distance airtime charges, roaming fees and fees for other value-added services.

In addition, the Target Company offers tariff packages to target selected subscriber segments in the Target Service Areas. Tariff packages are designed to encourage higher usage and in general the higher the tariff package payment, the higher the concession. Under this general guideline, tariff packages may differ from province to province depending on particular conditions.

5       Customer services, billing and collection of payment

Customer services

The Target Company places a strong emphasis on customer service. Pursuant to the Comprehensive Operator Services Agreement, the Target Company will require Unicom Group and Guoxin Paging to provide its subscribers in the Target Service Areas with quality consulting, business handling, billing and collection, fee enquiry, payment reminder, itemized billing and many other services on a timely basis, and to continue to make investments in information systems with respect to customer services in order to improve its quality of service. The supply of such services by Unicom Group and Guoxin Paging to the Target Company will constitute a connected transaction. Please refer to the section headed “Letter from the Chairman - Prospective Connected Transaction” in this Circular for details.

Unicom Group and Guoxin Paging use “1001” as the general customer hot-line dial-in number in all Target Service Areas and provides one-stop services for all of the products of the Target Company. In addition, the Target Company has also introduced “one-station”, “one-bill” and other services for the convenience of its subscribers.

Billing and collection of payment

The Target Company’s billing and payment collection channels are similar to those currently used by the Company. As to post-paid subscribers, the Target Company provides them with a comprehensive bill covering various services to simplify payment procedures. As to pre-paid subscribers, the Target Company sells all-in-one rechargeable cards for various pre-paid services to receive the fees.

6       Marketing, sales and distribution and brand name strategy

The Target Company markets its services under the “China Unicom” brand name and adopts marketing, sales and distribution strategies that are similar to the Company.

Marketing

The Target Company combines direct sale and distribution sale, adjusts its services based on different subscriber groups and different types of market demand, and implements a diversified marketing strategy, in order to further expand its market in depth and scope. The Target Company actively carries out its marketing strategy based on different market segments. In managing customer relations, the Target Company analyses the structure of subscriber groups, their demands and consumption habits, and formulates practical and effective marketing plans accordingly.

The Target Company pays special attention to the simultaneous development of its GSM and CDMA business, in order to provide diversified services to subscribers. The CDMA business focuses on medium and high-end subscribers, while at the same time catering to the mass market. The GSM business focuses on the mass market, while actively attracting medium and high-end subscribers. The Target Company has also introduced intra-network virtual private cellular network services aimed at group subscribers.

Since the launch of CDMA services in January 2002, the Target Company has adopted active marketing measures for market development and promotion. The Target Company has established alliances and mutually beneficial arrangements with international and domestic CDMA organisations, research institutions, operators, equipment suppliers, handset manufacturers, business agents and distributors. These arrangements help the Target Company achieve savings in Unicom Group’s network construction cost and make available to the market CDMA handsets that are more affordable, higher in quality and more stylish. The Target Company has also continued to develop new business in the market and to promote the standardisation of CDMA. At the same time, the Target Company has focused on continuing to expand its marketing channels, strengthening advertising campaigns and enhancing the quality image of CDMA. It has implemented a handset points-accumulation scheme, encouraging subscribers to gradually change from prepaying airtime charges and leasing handsets to subscribing to the network with their own CDMA handsets. In addition, through establishing subscribers’ clubs and forming service alliances with airlines, traveling agencies, hotels, mobile phone factories and other organisations, the Target Company actively seeks to provide services beyond basic telecommunications services, so as to enhance the attractiveness of its services to customers.

It is expected that, after the launch of CDMA 1X services in 2003, the Target Company will be able to take advantage of the higher data rates of the CDMA 1X network and provide a range of high-speed data services and applications. The services and applications available in the initial phase of the CDMA 1X network will mainly include: browsing, downloading and other wireless Internet services, location based services, and multi-media services.

Sales and distribution

The Target Company’s established marketing network comprises of self-owned sales outlets, sales agents, distributors and co-operative sales arrangements, as well as direct sales teams and sales agents focused on large customers. For mass customers, the Target Company mainly uses public retail outlets, such as its own retail sales points, service centers and independent sales agents, to provide services. For group customers, the Target Company’s provincial and prefectural branches have set up direct sales and service departments to service these customers, using both direct sales teams and sales agents to market the Target Company’s services.

The Target Company relies on a multi-level distribution system in many service areas, in which the top-level distributors further distribute to lower-level distributors and sales agents. Independent sales agents run the majority of retail outlets located throughout China. Many of these sales agents also distribute services of other operators. Using these networks, the Target Company promotes various telecommunications services and provides after-sales services, including the handling of customers’ enquiries and complaints and fee collection.

Unicom Group has entered into a strategic cooperation agreement with China Post. This arrangement allows the Group as well as the Target Company to supplement their existing distribution network with China Post’s extensive nationwide service network. China Post also provides collection and other services to the customers of Unicom Group (including the Group and the Target Company). Unicom Group and China Post have also agreed to use each other’s services and offer each other preferential treatment. Provincial-level cooperation agreements have also been entered into with China Post in the Target Service Areas. As of 30 June 2003, China Post has begun to distribute the services of Unicom Group at over 60,000 outlets.

Brand Name Strategy

The Target Company conducts its marketing activities under the uniform brand name of “China Unicom”. It seeks to continuously upgrade the value of its brand name, enhance customer loyalty and maintain the integrity and consistency of the brand name through further optimization of the network, improvement in the quality of service, and raising the standards of operations.

While using the uniform corporate brand name, the Target Company adopts different additional brand names and different marketing strategies to target different market segments. For instance, GSM pre-paid services are provided under the “Ruyitong” brand name, CDMA services are provided under the “Unicom New Horizon” brand name, and CDMA wireless data services are provided under the “U-Max” brand name. The Target Company will utilise the appropriate brand names to advertise its various services. While actively attracting medium and high-end subscribers, GSM services will mainly be directed towards the mass market subscribers as a reliable, convenient, economical and flexible service. On the other hand, while catering to the mass market subscribers, CDMA services will be directed primarily towards the medium and high-end subscriber market segment, as a service offering advanced technology, high voice quality, high speed, low radiation and enhanced privacy.

7       Interconnection and Roaming

Pursuant to China’s Telecommunications Regulations and other provisions on interconnection, Unicom Group has entered into a number of interconnection agreements with major telecommunications operators including China Telecom, China Mobile, China Netcom and Railcom. These agreements also apply to the Target Company. The Target Company has roaming arrangements that are similar to those of the Company, enabling the Target Company to provide roaming service that covers China in its entirety. Cellular subscribers of Unicom Group in Guizhou and those of the Target Company can enjoy roaming service through using the networks of Unicom Group and the Target Company. As of 30 June 2003, the Target Company’s GSM post-paid service subscribers could enjoy roaming services provided by approximately 136 operators in 72 countries and regions worldwide. As for CDMA services, roaming arrangements have been made with ten operators, including Hutchison Telecom in Hong Kong, SK Telecom in South Korea, Verizon Wireless in the United States of America and KDDI in Japan.

The Target Company’s cellular telecommunications networks are interconnected with Guoxin Paging’s networks and Unicom Group’s cellular network in Guizhou. The Target Company and Unicom Group provide roaming services in their respective service areas to each other’s cellular telephone subscribers. Please refer to the section headed “Letter from the Chairman - Prospective Connected Transactions” in this Circular for details of such arrangements between the Target Company and Unicom Group.

8       Control of Bad Debts

In order to minimise the level of bad debts that arise from overdue payment by the subscribers, the Target Company has formulated and implemented a strict subscriber information and credit registration system. Before a post-paid customer is registered as a cellular subscriber, investigation must be carried out to confirm his or her identity and other relevant information. Under certain circumstances, the Target Company might require a post-paid customer to deposit a certain amount of his or her airtime charges, so that subsequent daily airtime charges can be compared against the balance of such deposit. This allows the Target Company to monitor and control any abnormal usage in a timely manner. In addition, through cooperation with various banks, the Target Company has implemented automatic payment services whereby relevant fees are debited monthly from the subscriber’s bank account. This system simplifies the payment procedure and effectively minimizes delay and default in fee payment. According to the rules of the Target Company, failure to pay for three months will result in suspension of service and immediate collection and payment of the overdue amount.

9       Capital Expenditures

The following table sets out the prospective capital expenditures of the Target Company during the periods indicated. The Target Company’s estimated capital expenditures from 2003 to 2005 will be approximately RMB4,500 million in total, and will be used mainly for the construction of GSM cellular telephone networks. The Target Company will adjust its investment plans and investment scale in consideration of such factors as technological development and market conditions, in order to lower investment risk. Actual future capital expenditures may differ from the amounts set forth below:

RMB in millions
2003	1,660
2004	1,480
2005	1,360
Total	4,500

10.    Competition

The number of subscribers and market share of the Target Company in the Target Service Areas has increased substantially. Market share increased from 25.3% as of 31 December 2001 to 33.4% by 31 December 2002, and further increased to 33.5% by 30 September 2003. The Target Company will continue to increase its network quality and improve its customer service. With the introduction of its CDMA services, the Target Company will make full use of the advantages offered by the CDMA Network, including better voice quality, low radiation from handset antenna, enhanced privacy, availability of high-speed transmission of data, and smoother transition to 3G cellular telecommunications networks, in order to actively attract medium and high-end subscribers whilst addressing the new market.

China Mobile has provided GSM cellular telephone services in the Target Service Areas for a longer period than the Target Company, and therefore has certain competitive advantages in terms of brand name, market share and network coverage.

11     Employees

As of 30 June 2003, the Target Company had 5,251 employees. These employees are classified by function as follows:

Function	Number of Employees
Management	880
Marketing	808
Technical	1,841
Customers service	720
General support	435
Operational	567
Total:	5,251

Following the Acquisition, the Company intends to extend its Share Option Scheme to certain of the employees of the Target Company who are entitled to participate in the Share Option Scheme.

12     Properties

The Target Company owns certain buildings and real estate properties. It also leases a number of land parcels and premises, which are used as offices, retail outlets, equipment rooms and base stations, from Unicom Group under the UNW Services Agreement. Further details on the UNW Services Agreement are set out in the section headed “Letter from the Chairman - Prospective Connected Transactions” in this circular.

APPENDIX II	FURTHER INFORMATION ON GUOXIN PAGING

Background on the Paging Industry

Along with the continuous and steady growth of the PRC economy, the market’s as well as the public’s demand for telecommunications services has undergone substantial structural changes. At the same time, the rapid development of the telecommunications technologies has brought forth a number of new products. The telecommunications sector, as led by the cellular telecommunications business, expanded continuously in terms of subscribers and has resulted in ever-lower tariff. Meanwhile, in order to secure subscribers, the paging industry went through unreasonable pricing competition that forced many equipment vendors out of the industry. This has also disrupted support for the development of new business from the paging network.

Information on Guoxin Paging

1.      Business

Subsequent to the acquisition of customer service assets, the businesses of Guoxin Paging mainly include:

(a)     Paging

•        Alpha-numeric paging and Chinese language paging;

•        Paging information services: Guoxin Paging provides real-time stock quotes, classified news, weather forecast and industry-related economic information on the nationwide 198/199 network on a uniform basis, as well as local information tailored to the need of users in each covered locality; and

•        `Dual-direction paging: This allows users of dual-direction pagers to send information to other pagers users, conduct real-time inquiries and transactions such as stock trading, and allows industrial users to conduct remote control and telemeter operations.

(b)     Cellular subscriber value-added services

•       “Unicom Assistant” is comprised of two services:

•        Operator-assisted secretarial service - If the cellular subscribers of the Group and Unicom Group have their handsets switched off or not in the service area, their calls will be transferred to the 10198 call centre. The operators providing such secretarial services will take down the information, including message, name and contact number of the calling party, and send such information to the cellular subscribers in form of short messages to ensure that the incoming messages will not be missed; and

•        Operator-based short messages - Subscribers of the Group or Unicom Group can connect to 10198, the operator-based call centre, where the operators will send the information in form of short messages to the mobile phones. Cellular subscribers may also select a variety of information (weather forecast, stock quotes, etc.) for receipt in form of short messages via 10198.

(c)     Customer services

•       Business inquiries: to provide customers with information on the Combined Group, the network, tariff, sales outlets and services of GSM and CDMA operations, as well as frequently asked questions on cellular communications;

•       Tariff inquiries: to answer instant tariff inquiry, balance inquiry, statement breakdown inquiry, overdue statement inquiry, prepaid amounts inquiry, account balance inquiry, status of payment inquiry from the customers of the Combined Group’s CDMA and GSM operations (including pre-paid services), as well as statement inquiry from long-distance, domestic and IP telephony customers;

•       Account maintenance: to provide suspension and reactivation of accounts services, as well as other account maintenance services free of charge to the customers of the Combined Group’s CDMA and GSM operations (including prepaid services), long-distance, domestic and IP telephony services;

•       Complaints: Customers may complain by phone, fax or post. The system used by customers services staff provides various questions and answers prepared on various types of complaints and a closed-end work process flow. All of these are aimed at assisting the customer services staff to accurately and promptly understand the issue being complained of, and to ensure that the customers will receive a satisfactory reply from the customer service centre for the complaint to the greatest extent. At the same time, the customers may call “1001” to inquire about the status of handling of their complaints and the results thereof; and

•       Customer interview and subscriber retention: Guoxin Paging will increase the number of operators and expand the scope of services according to the requirements of the Combined Group, and provide dedicated operators for such purposes. These services include conducting telephone interviews with new CDMA customers, high end CDMA and GSM customers, key customers and major accounts, as well as contacting by phone high end CDMA and GSM subscribers of the Combined Group who wish to leave the cellular network in order to persuade them to remain as its customer.

(d)     Agency services

•       Customer Development: In accordance with the requirements of the Combined Group, Guoxin Paging will contact certain customers by phone or through other channels to promote certain products or services based on customer information extracted from the consolidated billing system and consolidated operation analysis system of the Combined Group.

In addition, Guoxin Paging is planning to commence contract call centres services.

If any of the services above involve entering into transactions with the Combined Group, it will constitute a connected transaction. Please refer to the section headed “Prospective Connected Transactions” in this circular for details.

2.      Subscriber and Penetration

In recent years, Guoxin Paging has always been the leader in China’s paging service market in terms of market share. However, following the shift to cellular service by the traditional paging users, the number of traditional paging users fell gradually. On the other hand, the number of cellular subscribers who have selected the valued-added service provided by Guoxin Paging continues to increase. Set out below is certain information on the subscribers for Guoxin Paging’s services.

	As of or for the year ended 31 December		As of or for the six months ended 30 June
	2001	2002	2003

Paging subscribers (in millions)	32.907	17.682	13.025
Average revenue per subscriber per month (RMB)	9.4	7.3	7.9
Churn rate of paging subscribers	57.6%	66.3%	—
“Unicom Assistant” subscribers (in millions)	—	7.94	15.18

3.      Business Process and Related Key Facilities

Guoxin Paging’s paging networks are comprised of nationwide networks, provincial networks and local networks. As at 30 June 2003, the capacity of its paging network reached 81.21 million users. Currently, the transmission lines from its automatic paging system to the transmitters are mostly through leased satellite bandwidth or satellite earth station circuit built on its own resources. Some transmission lines are using the Group’s optical fiber transmission network. The equipment of the paging networks mainly include:

•        Operator-based system, which is used to provide functions such as operator-based paging, data entry, inquiry, management of subscriber information, switching and transmitting paging signals;

•        Automatic system, which is used to provide functions such as automatic paging, management of subscriber information and switching of signals; and

•        Transmitter, which is used to transmit paging signals encoded based on the designated protocol.

Guoxin Paging’s paging control system is comprised of operator-based system and automatic system. The operator-based system requires the caller to leave a message, which is transmitted to the recipient’s pager after processing by the automatic system. The automatic system transmits the caller’s telephone number to the recipient’s pager automatically and allows the caller to input an encoded signal to be sent to the pager together with his telephone number. If the recipient is not in the service area, the paging signal is transmitted to that location through the transmission networks to enable nationwide networking. Set out below is a chart on the paging business process.

Chart on paging business process

4.      Tariff

Guoxin Paging charges its paging subscribers basic monthly fee, roaming fee and information service fee. Tariff for other value-added services are set by local branches based on their respective operating costs.

5.      Technology

Paging standards include the airborne interface standards and paging network communication standards. The airborne interface standards (also known as coding standards) mainly used in China are POCSAG and FLEX coding standards. The former coding standard has a transmission speed of 512 - 2,400bps, and the latter coding standard can achieve a data transmission speed of 1,600 - 6,400bps. Also known as paging interconnection standards, the paging network communication standards enable roaming between paging networks. The most common paging interconnection standards include TNPP and IPNP.

MII is responsible for allocating frequency channels for Guoxin Paging’s nationwide paging networks. Five frequency channels have been allocated to Guoxin Paging throughout the country. It has also been awarded with the right to use the frequencies of provincial and local networks, with all frequencies between the 150-280 MHz frequency bands.

APPENDIX III	ACCOUNTANT’S REPORT OF THE TARGET BUSINESS

The following is the text of the report, prepared for the purpose of inclusion of in this circular, received from the independent reporting accountants, PricewaterhouseCoopers, certified public accountants, Hong Kong. As described in the headed “Documents available for inspection” in Appendix VIII, a copy of the following accountants’ report is available for inspection.

26 November 2003

The Directors
China Unicom Limited
75th Floor, The Center
99 Queen’s Road Central
Hong Kong

Dear Sirs,

We set out below our report on the financial information relating to the predecessor businesses of Unicom New World Telecommunications Corporation Limited (the “Target Company”), for inclusion in the shareholders’ circular (the “Circular”) of China Unicom Limited (the “Company”) dated 26 November 2003 in relation to the proposed acquisition of the equity interest of Unicom New World (BVI) Limited (the “Target Holding Company”) by the Company (the “Acquisition”).

The ultimate holding company of the Company and the Target Holding Company is China United Telecommunications Corporation (“Unicom Group”). Unicom Group was a state-owned enterprise established in the People’s Republic of China (the “PRC”) in 1994 under the approval of the State Council to build and operate nationwide telecommunications networks as a major integrated telecommunications provider. With the approval of the State Council, Unicom Group established the Company in the Hong Kong Special Administrative Region, the PRC (“Hong Kong”) in February 2000, to engage in investment holding of the wholly-owned subsidiaries - China Unicom Corporation Limited (a limited liability company incorporated in the PRC, hereinafter referred to as “CUCL”) and Unicom New Century Telecommunications Corporation Limited (a limited liability company incorporated in the PRC, hereinafter referred to as “Unicom New Century”). CUCL currently operates the cellular businesses in 9 provinces and 3 municipalities, a nationwide paging business, and a nationwide long distance telephony, data and Internet businesses in the PRC. Unicom New Century engaged in the provision of cellular businesses in 8 provinces and 1 municipalities in the PRC. The Company and its subsidiaries are hereinafter collectively referred to as the “Group”.

The Target Holding Company was incorporated on 5 November 2003 in the British Virgin Islands with limited liability. The sole purpose of the Target Holding Company is investment holding of the Target Company. The Target Holding Company is an intermediary holding company wholly-owned by Unicom Centenarian (BVI) Limited (“UCBVI”) which is in turn wholly-owned by Unicom Group.

The Target Company was a limited liability company established in the PRC on 4 November 2003 to engage in the provision of cellular telecommunications services in 6 provinces and 3 autonomous regions in the PRC, namely Shanxi, Hunan, Hainan, Yunnan, Gansu, Qinghai, Inner Mongolia, Ningxia and Xizang. These cellular businesses and the relevant net assets were previously owned and operated by various branches of Unicom Group, hereinafter collectively referred to as the “Target Business”. Upon the formation of the Target Company, Unicom Group contributed the relevant net assets of these cellular businesses in return for the entire equity interest of the Target Company.

According to the restructuring plan (the “Restructuring”, see the Circular for details) for the Acquisition and the related share transfer agreement dated 14 November 2003, the entire equity interest of the Target Company was transferred by Unicom Group to the Target Holding Company through a share exchange.

After the Restructuring, the Target Holding Company has the entire equity interest of the Target Company. Details of the Target Company are as below:

Name	Place and date of incorporation	Registered and paid in capital	Attributable equity interest	Principal activities and place of operation

Unicom New World Telecommunications Corporation Limited	The PRC, 4 November 2003	RMB2,054,769,700	100%	Cellular telecommunications operation in the PRC

Pursuant to the conditional sale and purchase agreement related to the Acquisition (the “Acquisition Agreement”) dated 20 November 2003 between China Unicom (BVI) Limited (a company incorporated in the British Virgin Islands which is the immediate holding company of the Company, hereinafter referred to as “Unicom BVI”) and the Company, the Company agreed to acquire the entire equity interests of the Target Holding Company from Unicom BVI by cash consideration. Upon the completion of the Acquisition, the Target Company will become an indirect wholly-owned subsidiary of the Company.

No audited accounts have been prepared for the Target Holding Company and the Target Company since their dates of incorporation as they were incorporated subsequent to 30 June 2003 and have not been involved in any significant business transactions since incorporation other than the Restructuring referred to herein.

We have performed independent audits, for purpose of this accountants’ report, of the respective management accounts of the Target Business comprising the Target Company for the six months ended 30 June 2003 and the years ended 31 December 2002 and 2001 (the “Relevant Periods”) in accordance with the Statements of Auditing Standards issued by the Hong Kong Society of Accountants (“HKSA”). Adjustments have been made to restate these management accounts to comply with the accounting principles generally accepted in Hong Kong (“HK GAAP”) issued by the HKSA.

We have also examined the audited management accounts, which have been independently audited by us as stated above, of the Target Business for the Relevant Periods. Our examination was made in accordance with the Auditing Guideline “Prospectuses and the Reporting Accountant” issued by the HKSA.

The financial information as set out below (the “Financial Information”) has been prepared based on the management accounts of the Target Business, on the basis set out in Note 1 below, after making such adjustments as are appropriate. The management of the Target Business is responsible for preparing these accounts for the Relevant Periods, which give a true and fair view. In preparing these accounts by the management, it is fundamental that appropriate accounting policies are selected and applied consistently.

The management of the Target Business is responsible for the Financial Information. It is our responsibility to form an independent opinion, based on our examination of the Financial Information and to report our opinion.

In our opinion, the Financial Information prepared under the basis set out in Note 1 below, for the purpose of this report, gives a true and fair view of the state of affairs of the Target Business as of 30 June 2003, 31 December 2002 and 31 December 2001, and of the results and cash flows of the Target Business for the Relevant Periods.

1.      BASIS OF PRESENTATION

The Financial Information reflects the results of operations and cash flows of the Target Business for the Relevant Periods and the state of affairs of the Target Business as of 30 June 2003, 31 December 2002 and 31 December 2001 as if the current structure of the Target Company had been in existence throughout the Relevant Periods. For the purpose of this accountants’ report, no comparative figures of the income statement and cash flow statement of the Target Business for the six months ended 30 June 2002 were presented.

The Financial Information are prepared under the historical cost convention in accordance with HK GAAP. This basis of accounting differs from that used in the preparation of financial statements for PRC statutory reporting purposes of the Target Business, which were based on the accounting principles and financial regulations applicable to enterprises established in the PRC (“PRC GAAP”).

The principal adjustments made to conform to HK GAAP include the following:

•        Restatement of depreciation of property, plant and equipment based on the estimated useful lives;

•        Recognition of loss arising from terminations of the CCF Arrangements (see Note 3(d) for details) as an one-time loss;

•        Additional capitalization of borrowing costs; and

•        Additional provision for deferred taxation on HK GAAP adjustments.

All significant intercompany transactions and balances have been eliminated on combination.

2.       PRINCIPAL ACCOUNTING POLICIES

(a)     Property, plant and equipment

Property, plant and equipment, inclusive of land use rights and buildings, leasehold improvements, telecommunications equipment, office furniture and fixtures and others, are stated at cost less accumulated depreciation and accumulated impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after the property, plant and equipment have been put into operation, such as repairs and maintenance and overhaul costs, are normally charged to expense in the period in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset beyond its originally assessed standard of performance, the expenditure is capitalised as an additional cost of the assets.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets, after taking into consideration their estimated residual value. The estimated useful lives of property, plant and equipment are as follows:

	Depreciable life	Residual rate
Land use rights	Over the period of lease	—
Buildings	8-40 years	3%
Leasehold improvements	Over the period of lease	—
Telecommunications equipment	4-15 years	3%
Office furniture and fixtures and others	4-14 years	3%

At each balance sheet date, both internal and external sources of information are considered to assess whether there is any indication that assets including property, plant and equipment are impaired. If any such indication exists, the recoverable amount of the asset is estimated and where relevant, an impairment loss is recognised to reduce the asset to its recoverable amount.

Provision for impairment loss is charged to the income statement and classified under “general, administrative and other expenses” as a component of operating expenses. Reversal of impairment losses recognised in prior years is recorded when the impairment losses recognised for the asset no longer exist or have decreased. The reversal is recorded in the income statement.

The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant asset, and is recognised in the income statement.

(b)     Construction-in-progress

Construction-in-progress represents buildings under construction and plant and equipment pending installation, and is stated at cost less accumulated impairment losses. Costs include construction and acquisition costs, and interest charges arising from borrowings used to finance the assets during the construction period.

No provision for depreciation is made on construction-in-progress until such time as the assets are completed and ready for use.

(c)     Other assets and amortisation

Other assets mainly represent long-term (i) expenditures on facilities for interconnection with other operators, for which the Target Business has a permanent use right, (ii) prepaid leased lines and rentals and (iii) deferred customer acquisition costs of contractual CDMA subscribers.

Expenditures on interconnection facilities are amortised using the straight-line method over the period of benefit of 5 years. Long-term prepaid leased lines and rentals are recognised using a straight-line method over the lease period.

Deferred customer acquisition costs of contractual CDMA subscribers represent the cost of CDMA handsets given to contractual subscribers under special promotional packages (see Note 3(j)(ii)) for details). Deferred customer acquisition costs, to the extent recoverable, are amortised over the contractual period (not exceeding 2 years) to match with the minimum contract revenue. Deferred customer acquisition costs of contractual CDMA subscribers are included in “prepayment and other current assets” when the customer contract is within 1 year, whereas they are recorded as “other assets” when the contract period is over 1 year.

(d)     Inventories

Inventories, which principally comprise handsets, SIM cards, UIM cards and accessories, are stated at the lower of cost and net realisable value. Cost is based on the weighted average method and comprises all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. Net realisable value is determined on the basis of anticipated sales proceeds less estimated selling expenses. The amount of any reversal of any write-down of inventories, arising from an increase in net realisable value, is recognised as a reduction in the amount of inventories recognised as an expense in the period in which the reversal occurs.

(e)     Accounts receivable and other receivables

Provision is made against accounts receivables and other receivables to the extent they are considered to be doubtful. They are stated in the balance sheet net of such provision.

(f)      Cash and cash equivalents

Cash and cash equivalents are carried in the balance sheet at cost. For the purposes of the cash flow statement, cash and cash equivalents comprise cash on hand, deposit held at call with banks, cash investments with maturity of 3 months or less from the date of investment.

(g)     Advances from customers

Advances from customers are amounts paid by customers for GSM prepaid cards and GSM and CDMA prepaid service fees, which cover future cellular telecommunications services (over a period of 3 to 12 months). Customers advances are stated at the amount of proceeds received less the amount already recognised as revenues upon the rendering of services.

(h)     Operating leases

Leases where substantially all the risks and rewards of ownership of assets remain with the leasing company are accounted for as operating leases. Minimum payments under operating leases net of any incentives received from the leasing company are charged to the income statement on a straight-line basis over the lease periods.

(i)      Borrowing costs

Borrowing costs are expensed as incurred, except for interest directly attributable to the acquisition, construction or production of an asset, that necessarily takes a substantial period of time to get ready for its intended use, in which case they are capitalised as part of the cost of that asset. Capitalisation of borrowing costs commences when expenditures for the asset and borrowing costs are being incurred and the activities to prepare the asset for its intended use are in progress. Borrowing costs are capitalised up to the date when the project is completed and ready for its intended use.

To the extent that funds are borrowed specifically for the purpose of obtaining a qualifying asset, the amount of borrowing costs eligible for capitalisation is determined as the actual borrowing costs incurred on that borrowing during the period less any investment income on the temporary investment of those borrowings.

To the extent that funds are borrowed generally and used for the purpose of obtaining a qualifying asset, the amount of borrowing costs eligible for capitalisation is determined by applying a capitalisation rate to the expenditures on that asset. The capitalisation rate is the weighted average of the borrowing costs applicable to the borrowings of the enterprise that are outstanding during the period, other than borrowings made specifically for the purpose of obtaining a qualifying asset. The amount of borrowing costs capitalised during a period should not exceed the amount of borrowing cost incurred during that period. Other borrowing costs are recognised as expenses when incurred.

The capitalisation rate represents the cost of capital for raising the related borrowings externally and varies from 4.78% to 6.21% per annum for the six months ended 30 June 2003 (2002: 4.54% to 6.53% per annum; 2001: 4.54% to 6.33% per annum).

(j)      Provisions

Provisions are recognised when the Target Business has a present obligation (legal or constructive) as a result of a past event and it is probable (i.e. more likely than not) that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount can be made. Provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate. Where the effect of the time value of money is material, the amount of a provision is the present value of the expenditures expected to be required to settle the obligation.

(k)    Revenue recognition

Revenue is recognised when it is probable that the economic benefits associated with a transaction will flow to the Target Business and when the revenue and cost can be measured reliably, on the following bases:

•        Usage fees are recognised when the service is rendered;

•        Monthly fees are recognised as revenue in the month during which the services are rendered;

•        Connection fees are recognised as revenue upon activation of service for subscribers;

•        Revenue from telephone cards, which represents prepaid service fees received from customers for telephone services, is recognised when the related service is rendered upon actual usage of the telephone cards by customers;

•        Sales of telecommunications products, such as handsets and accessories, SIM cards and UIM cards, etc, are recognised when title has passed to the buyers; and

•        Interest income from deposits in banks or other financial institutions is recognised on the accrual basis.

(l)      Foreign currency translation

The Target Business maintains its books and records in Renminbi(“RMB”), which is not freely convertible into foreign currencies. Transactions in foreign currencies are translated at the exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in other currencies are translated at exchange rates ruling at the balance sheet date. Exchange differences arising from changes in exchange rates subsequent to the transaction dates are dealt with in the income statement.

(m)    Retirement benefits

Fixed contributions for retirement benefits made under defined contribution schemes are charged to expense as incurred.

(n)     Taxation

Income tax is provided on the basis of income for statutory financial reporting purposes, adjusted for income and expense items, which are not assessable or deductible for tax purposes.

Deferred taxation is provided in full, under the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Taxation rates enacted or substantively enacted at the balance sheet date are used to determine deferred taxation. Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

(o)     Related parties

Entities are considered to be related if one has the ability to control the other, directly or indirectly, or has the ability to exercise significant influence over the financial and operating decisions of the other. Entities are also considered to be related if they are subject to common control or common significant influence.

(p)     Contingent liabilities and contingent assets

A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Target Business. It can also be a present obligation arising from past events that is not recognised because it is not probable that outflow of economic resources will be required or the amount of obligation cannot be measured reliably.

A contingent liability is not recognised but is disclosed in the report. When a change in the probability of an outflow occurs so that outflow is probable, they will then be recognised as a provision.

A contingent asset is a possible asset that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain events not wholly within the control of the Target Business.

Contingent assets are not recognised but are disclosed in the report when an inflow of economic benefits is probable. When an inflow is virtually certain, an asset is recognised.

(q)     Events after the balance sheet date

Events after the balance sheet date that provide additional information about the position at the balance sheet date or those that indicate the going concern assumption is not appropriate, (adjusting events), are reflected in the report. Events after the balance sheet date that are not adjusting events are disclosed in the notes when material.

(r)     Segment reporting

In accordance with the Target Business’s internal financial reporting, the Target Business has determined that business segments be presented as the primary reporting format.

Segment assets consist primarily of property, plant and equipment, other assets, prepayments, inventories, receivables and operating cash. Segment liabilities comprise operating liabilities. Capital expenditure mainly comprises additions to property, plant and equipment.

3.      INCOME STATEMENTS

The following are the income statements for the Target Business for the Relevant Periods, prepared on the basis set out in Note 1 above:

		Six months ended 30 June 2003	Year ended 31 December
	Note		2002	2001
		RMB’000	RMB’000	RMB’000
Operating revenue (Turnover):
GSM Business		2,823,575	4,597,671	2,806,678
CDMA Business		879,195	460,380	—
Total service revenue		3,702,770	5,058,051	2,806,678
Sales of telecommunications products		164,763	258,041	162,640
Total operating revenue	(a)	3,867,533	5,316,092	2,969,318
Operating expenses:
Leased lines and network capacities	(b)(i)	(296,701)	(504,005)	(171,085)
Interconnection charges	(b)(ii)	(660,900)	(935,789)	(462,869)
Depreciation and amortisation		(790,505)	(1,364,784)	(862,353)
Personnel	(b)(iii)	(217,828)	(388,221)	(183,984)
Selling and marketing		(852,676)	(754,478)	(275,409)
General, administrative and other expenses	(b)(iv)	(426,031)	(683,560)	(398,764)
Cost of telecommunications products sold		(270,301)	(296,776)	(177,742)
Total operating expenses	(b)	(3,514,942)	(4,927,613)	(2,532,206)
Operating profit		352,591	388,479	437,112
Interest income		4,489	6,972	5,887
Finance costs	(c)	(205,313)	(445,079)	(278,100)
Other (expense) income, net		(323)	629	727
Profit (loss) before taxation	(e)	151,444	(48,999)	165,626
Taxation	(f)	(61,132)	(67,062)	(84,452)
Net profit (loss)		90,312	(116,061)	81,174

(a)     Operating revenue

The Target Business is principally engaged in the provision of cellular telecommunications services. Operating revenue is comprised of usage fees, monthly fees, connection fees, interconnection revenue and sales of telecommunications products earned by the Target Business by providing GSM and CDMA services. Tariffs are subject to regulations by various government authorities, including the State Development and Reform Commission, the Ministry of Information Industry (the “MII”) and the provincial price regulatory authorities. Revenue is net of business tax and government surcharges.

The major components of the operating revenue are as follows:

		Six months ended 30 June 2003	Year ended 31 December
	Note		2002	2001
		RMB’000	RMB’000	RMB’000
GSM Business
Usage fee	(i)	1,998,998	3,406,028	2,119,388
Monthly fee	(ii)	522,162	796,232	505,065
Connection fee	(iii)	—	—	9,007
Interconnection revenue	(iv)	133,902	221,877	134,872
Other revenue		168,513	173,534	38,346
Total GSM service revenue		2,823,575	4,597,671	2,806,678
CDMA Business
Usage fee	(i)	595,891	328,464	—
Monthly fee	(ii)	193,137	93,931	—
Interconnection revenue	(iv)	51,895	27,515	—
Other revenue		38,272	10,470	—
Total CDMA service revenue		879,195	460,380	—
Sales of telecommunications products		164,763	258,041	162,640
Total operating revenue		3,867,533	5,316,092	2,969,318

Notes:

(i)      Usage fees comprise charges for incoming and outgoing calls made by cellular subscribers of the Target Business including charges for local calls, domestic direct dial (“DDD”) and international direct dial (“IDD”) as well as roaming fees for calls made by cellular subscribers of the Target Business outside their local service areas.

(ii)     Monthly fees represent fixed amounts charged to cellular subscribers of the Target Business on a monthly basis for maintaining their access to the related services.

(iii)    Connection fees are charged to cellular subscribers for the one-time activation service rendered to connect the cellular subscribers to the cellular network of the Target Business. Connection fees have been cancelled since 1 July 2001.

(iv)    Interconnection revenue represents amounts received from other operators, including Unicom Group, CUCL and Unicom New Century, for calls from their networks to the networks of the Target Business (see Note 3(k)). It also includes roaming-in fees received from other operators, including Unicom Group, CUCL and Unicom New Century, for calls made by their subscribers using the cellular networks of the Target Business.

(b)     Operating expenses

Major components of operating expenses are as follows:

(i)      Leased lines and network capacities charges are incurred by the Target Business in association with the leasing of transmission capacity from other operators and the leasing of CDMA network capacity in the 6 provinces and 3 autonomous regions from Unicom New Horizon Mobile Communications Company Limited (“Unicom New Horizon”) (see Note 3(j)(i)).

(ii)     Interconnection charges represent amounts paid to other operators, including Unicom Group, CUCL and Unicom New Century (see Note 3(k)), for calls from the Target Business’s networks to the networks of other operators.

(iii)    Personnel costs comprise staff salaries and wages, bonuses and medical benefits, contributions to defined contribution employee retirement schemes and housing benefits.

(iv)    General, administrative and other expenses are analysed as follows:

	Six months ended 30 June 2003	Year ended 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Operating lease expenses	38,250	65,186	55,976
Repair and maintenance expenses	48,358	86,560	30,643
Provision for doubtful debts	122,632	137,412	52,995
Traveling, entertainment and meeting expenses	45,946	92,106	46,795
Power and water charges	67,954	107,658	51,216
Office expenses	52,318	100,177	74,984
Other	50,573	94,461	86,155
	426,031	683,560	398,764

(c)     Finance costs

	Six months ended 30 June 2003	Year ended 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Interest on bank loans repayable over 5 years	41,676	—	113,316
Interest on bank loans repayable within 5 years	205,467	494,491	169,912
Interest on loans due to Unicom Group repayable within 5 years (see Note 4(d)(ii))	2,943	20,341	46,990
Less: Capitalised interest	(47,196)	(75,141)	(58,406)
Total borrowing costs incurred	202,890	439,691	271,812
Bank charges	2,423	5,388	6,288
	205,313	445,079	278,100

(d)     China-China-Foreign Arrangements and their terminations

In the process of developing the GSM cellular networks of the Target Business covering the 6 provinces and 2 autonomous regions which were previously operated by branches of Unicom Group, Unicom Group entered into cooperation agreements with certain contractual joint venture companies (the “CJVs”) established in the PRC. Each CJV was established by one or more Chinese enterprises and one or more foreign parties. The cooperation arrangements between Unicom Group and the CJVs are hereinafter referred to as the China-China-Foreign Arrangements (the “CCF Arrangements”).

Pursuant to the CCF Arrangements, the CJVs extended funding to Unicom Group for the construction of telecommunications systems and network equipment in Shanxi, Hunan, Hainan, Yunnan, Gansu, Qinghai, Inner Mongolia and Ningxia. Upon completion of construction, Unicom Group was responsible for operating the systems. In return for funding the construction of the cellular networks, the CJVs were entitled to receive (usually on an annual or semi-annual basis) from Unicom Group a fixed proportion of the cash flows generated from the Target Business’s cellular networks. It was anticipated at the inception of the CCF Arrangements that such periodic distributions of cash would be sufficient for the CJVs to recover their principal together with a reasonable return. The cooperation periods under these CCF Arrangements generally ranged from 12 to 15 years. As security, the fixed assets during the cooperation periods were held by the CJVs in a manner similar to a pledging arrangement under a mortgage loan. Accordingly, the CCF Arrangements were accounted for as secured financing arrangements. At the end of the co-operation periods, the CJVs’ rights to share the cash flows from the cellular networks and the security rights in the underlying fixed assets were to be relinquished.

The estimated costs of the funding provided by the CJVs were accrued over the cooperation periods and accounted for as interest costs. The accrual was made using the then-prevailing market interest rates applicable to long-term bank loans.

The periodic cash distribution to the CJVs in excess of the accrued interest payable was accounted for as repayment of principal. Since the amount and the timing of the periodic cash distributions to the CJVs were not fixed and depended on the actual cash flows generated by the Target Business’s cellular networks, the CCF Arrangements were treated as long-term borrowings with no fixed repayment schedules.

All CCF Arrangements of the Target Business were terminated by 2000. Pursuant to the termination agreements signed between the CJVs and Unicom Group, compensation in the form of cash was paid to CJVs. The aggregate losses arising from the extinguishment of these CCF debts amounted to approximately RMB10 million. Pursuant to the termination agreements signed between the CJVs and Unicom Group, the losses were calculated based on the difference between the net carrying amounts of the outstanding CCF debts of the Target Business being terminated, which amounted to approximately RMB621 million, and the total cash compensation amounts of approximately RMB631 million made to the CJVs.

(e)     Profit (loss) before taxation

Profit (loss) before taxation is arrived at after charging and crediting the following:

	Six months ended 30 June 2003	Year ended 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
After charging/(crediting):
Depreciation of property, plant and equipment	758,083	1,349,641	842,417

Amortisation of deferred customer acquisition costs of contractual CDMA subscribers	490,100	257,777	—
Other amortisation	32,422	15,143	19,936
Total amortisation of assets	522,522	272,920	19,936
Operating lease expense:
- Leased lines	139,482	375,984	171,085
- CDMA network capabilities	157,219	128,021	—
- Other leasing expense	38,250	65,186	55,976
Total operating lease expenses	334,951	569,191	227,061
Repair and maintenance expenses	48,358	86,560	30,643
Loss on disposal of property, plant and equipment	439	740	1,089
Provision for doubtful debts:
- GSM Business	105,223	133,302	52,995
- CDMA Business	17,409	4,110	—
Total provision for doubtful debts	122,632	137,412	52,995
Write-down/(write-back) of inventories to net realisable value	2,817	(796)	(1,405)
Auditor’s remuneration	—	1,242	—
Personnel costs:
- Salaries and wages	193,192	322,500	160,499
- Contributions to defined contribution pension schemes	11,189	30,876	14,127
- Special monetary housing benefits	5,742	23,450	4,419
- Contributions to housing fund	7,705	11,395	4,939
Total personnel	217,828	388,221	183,984

(f)      Taxation

Provision for taxation represents:

	Six months ended 30 June 2003	Year ended 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Provision for PRC enterprise income tax on the estimated taxable profit for the period	8,054	202,735	149,276
Deferred taxation	53,078	(135,673)	(64,824)
	61,132	67,062	84,452

Unicom Group was assessed for PRC enterprise income tax liability at the applicable provincial branches’ tax rates on a combined basis as a single entity and the income tax liability of the Target Business was not assessed separately.

The tax provisions for the Target Business were determined on a separate return basis using the same tax policy applicable to Unicom Group as described above. Under this basis, the tax liabilities attributable to the Target Business were determined as if they were assessable for income tax separately from Unicom Group.

Various provincial branches and autonomous regions of the Target Business were granted with a preferential treatment by local tax authorities to assess their enterprise income tax at a rate of 15%. The remaining provincial branches, or autonomous regions, were assessed at the statutory tax rate of 33%.

The reconciliation of PRC enterprise income tax at the statutory tax rate of 33% applied to profit before taxation to the effective tax recorded in the income statement, is as follows:

	Six months ended 30 June 2003	Year ended 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
PRC:
Income tax at statutory tax rate of 33%	49,977	(16,170)	54,857
Non-deductible expenses	21,092	72,482	29,595
Effect of tax holiday	(14,688)	(2,843)	—
Decrease in opening net deferred tax assets resulting from a decrease in tax rate	4,751	13,593	—
Effective PRC enterprise income tax	61,132	67,062	84,452

The movement of the deferred tax assets is as following:

	Six months ended 30 June 2003	Year ended 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Balance, beginning of period	263,994	128,321	63,497
Deferred taxation (charged)/credited to income statement	(53,078)	135,673	64,824
Balance, end of period	210,916	263,994	128,321

(g)     Directors’, senior executives’ and supervisors’ emoluments

(i)     Directors’ emoluments

None of the directors of the Target Company received any fees or emoluments in respect of their services to the Target Business during the Relevant Periods. There was no arrangement with the Target Company in which a director of the Target Company waived or agreed to waive any remuneration during the Relevant Periods.

(ii)    Senior executives’ and supervisors’ emoluments

The number of employees who were not directors of the Target Company during the Relevant Periods and who were amongst the five highest paid employees falls within the following band, is set out below:

	Six months ended 30 June 2003 number of employees	Year ended 31 December
(All amounts expressed in HK dollars)		2002 number of employees	2001 number of employees

$ nil - $1,000,000	5	5	5

The aggregate of the emoluments in respect of the above five highest paid employees is as follow:

	Six months ended 30 June 2003	Year ended 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000

Salaries and allowances	245	551	522
Pension scheme contributions	16	30	30
Bonuses	153	375	375
	414	956	927

No emolument was paid to these five highest paid individuals as an inducement to join or upon joining the Target Company.

(h)     Retirement benefits

All the full time employees of the Target Business are covered by a state-sponsored pension scheme under which the employees are entitled to an annual pension equal to their basic salaries at their retirement dates. The PRC government is responsible for the pension liability to these retired employees. The Target Business was required to make contributions to the state-sponsored pension scheme at an average rate of 19.0% for 2003 (2002 and 2001: 19.0%) of the employees’ basic salaries. Under this scheme, the Target Business has no obligation for post-retirement benefits beyond the annual contributions.

Retirement benefits charged to the income statement are as follows:

	Six months ended 30 June 2003	Year ended 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Contributions to defined contribution pension schemes	11,189	30,876	14,127

(i)      Housing benefits

All of the full time employees of the Target Business are entitled to participate in a state-sponsored housing fund. The fund can be used for the construction of living quarters or may be withdrawn upon the retirement of the employees. The Target Business is required to make annual contributions to the housing fund at the rate of 10% of employees’ basic salaries.

During 2001, the Target Business finalised its monetary housing benefit scheme as a special employee incentive scheme for all qualified employees. According to the scheme, the total amount of monetary housing benefit for each employee is determined based on the working age of the employee and the property market price prevailing in the relevant location. The total monetary housing benefit is divided into three annual payments in the proportions of 40%, 30% and 30% respectively. In order to be included in the incentive scheme, employees are required to sign a service contract with a minimum service period of 3 years. The employees will be entitled to the first 40% payment only when the following criteria are met in a particular year:

(i)      the provincial branch in which the employees are working has achieved the annual performance budget set by Unicom Group; and

(ii)     those employees continue to be under the employment of the Target Business at the time of the payment.

Similarly, the employees will only be entitled to the second and then the third annual payments when and only when the above two conditions are also fulfilled in subsequent years.

The Target Business accrues for each annual payment upon the fulfillment of the above criteria by the employees, upon such time the liability is considered to have arisen.

For the six months ended 30 June 2003, certain branches of the Target Business were anticipated to meet the criteria for the 2003 distribution of such monetary housing benefits. The provision for special monetary housing benefits for qualified employees of the Target Business for the six months ended 30 June 2003 amounted to approximately RMB5,742,000 (2002: RMB23,450,000; 2001: RMB4,419,000).

The expenses incurred by the Target Business in relation to these housing benefits described above were as follows:

	Six months ended 30 June 2003	Year ended 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Special monetary housing benefits	5,742	23,450	4,419
Contributions to housing fund	7,705	11,395	4,939
	13,447	34,845	9,358

(j)      Commencement of CDMA business

(i)     Leasing of CDMA network capacity

Unicom Group entered into a CDMA capacity lease agreement (the “CDMA lease agreement”) with Unicom New Horizon, a subsidiary of Unicom Group. Pursuant to the CDMA lease agreement, Unicom New Horizon agreed to lease the capacity of CDMA network to Unicom Group (covering the Target Company and Target Business).

Major terms of the CDMA lease agreement include the following:

•        The lessee has the exclusive right to lease and operate the CDMA network capacity from Unicom New Horizon;

•        The term of the CDMA lease agreement is for an initial period of 1 year (the “Initial Lease Term”), renewable for further one year terms at the option of the lessee;

•        The lease fee per unit of capacity is determined at the outset of the CDMA lease agreements, and is calculated on a basis which would enable Unicom New Horizon to recover its investment in constructing the CDMA network within 7 years, assuming full capacity is leased, together with an internal rate of return of 8%;

•        The lessee has the option to add or reduce the capacity leased by giving specified period of advance notice. There is no minimum requirement on the network capacity to be leased beyond the Initial Lease Term; and

•        The lessee has the option to purchase the network assets. The acquisition price will be negotiated between the lessee and lessor, based on the appraised value of the network determined by an independent appraiser, provided that it will not exceed such price as would, when added together with the lease payments made previously, enable Unicom New Horizon to recover its investment with an internal rate of return of 8%.

Commencement of the CDMA lease agreement was conditional upon, among others, the testing and initial acceptance and delivery of phase I of the CDMA network and the receipt of all necessary government approvals. Upon the fulfillment of all the conditions precedent to the commencement of the CDMA lease agreement, the Initial Lease Term commenced in January 2002. The lease arrangement has been accounted for as an operating lease of the network assets.

(ii)    CDMA mobile handset costs

As part of the arrangement with certain CDMA contractual subscribers under special promotion packages, CDMA mobile phone handsets were provided to certain subscribers for their use at no additional cost during the specified contract periods ranging from 6 months to 2 years. Under the terms of these contracts, subscribers are required to spend a minimum amount of service fees during the contract period. In addition, to secure future performance, these subscribers are also required to (i) prepay service fees or deposits, (ii) maintain a restricted bank deposits in a designated commercial banks to secure the minimum contract amount, or (iii) provide the Target Business with a guarantor who will compensate the Target Business for any loss arising from their contract non-performance.

The costs of CDMA handsets are treated as deferred customer acquisition costs of contractual CDMA subscribers and, to the extent recoverable based on management periodic assessment, are amortised over the contractual period (not exceeding 2 years) to match with the Target Business’s minimum contract revenue. For the six months ended 30 June 2003, amortisation of these deferred customer acquisition costs of contractual CDMA subscribers amounted to approximately RMB490 million (2002: RMB258 million). As of 30 June 2003, the carrying amount of unamortised deferred customer acquisition costs of contractual CDMA subscribers totaled approximately RMB606 million (2002: RMB747 million) with approximately RMB593 million recorded in “other assets” for contract period over 1 year (2002: RMB724 million) and with approximately RMB13 million recorded in “prepayments and other current assets” for contract period within 1 year (2002: RMB23 million) (see Note 4(b) and (f)).

(iii)  CDMA mobile handset purchase

On 10 May 2002, Unicom Group entered into an agreement for the purchase of CDMA mobile handsets with Unicom Guomai Communications Co., Ltd, an indirect non-wholly owned subsidiary of CUCL (hereinafter referred to as “Unicom Guomai”). In accordance with this agreement, Unicom Guomai sold an aggregate of 10,000 CDMA mobile handsets to the Target Business, amounting to approximately RMB11 million for the six months ended 30 June 2003 (2002: 37,000 CDMA mobile handsets, amounting to approximately RMB82 million).

(k)    Related party transactions

The table set forth below summarises the name of significant related parties and nature of relationship with the Target Business:

Name of Related Parties	Nature of relationship with the Target Business
China United Telecommunications Corporation (“Unicom Group”)	Ultimate parent company
Unicom Xingye Science and Technology Trade Co. (“Unicom Xingye”)	A subsidiary of Unicom Group
Unicom Import and Export Company Limited (“Unicom I/E Co.”)	A subsidiary of Unicom Group
Unicom New Horizon Mobile Telecommunications Company Limited (“Unicom New Horizon”)	A subsidiary of Unicom Group
China United Telecommunications Corporation Limited (the “A Share Company”)	A subsidiary of Unicom Group
China Unicom Corporation Limited (“CUCL”)	A subsidiary of the Company
Unicom New Century Telecommunications Company Limited (“Unicom New Century”)	A subsidiary of the Company
Guoxin Paging Corporation Ltd. (“Guoxin Paging”)	A subsidiary of the Company
Unicom Guomai Communications Co. Ltd. (“Unicom Guomai”)	A subsidiary of the Company

The following is a summary of significant recurring transactions carried out with Unicom Group and its subsidiaries. In the management’s opinion, these transactions were carried out on normal commercial terms in the ordinary course of business.

		Six months ended 30 June 2003	Year ended 31 December
	Note		2002	2001
		RMB’000	RMB’000	RMB’000
Transactions with Unicom Group:
Interconnection and roaming revenues	(i),(v)	1,753	2,599	2,078
Interconnection and roaming charges	(ii),(v)	3,337	3,992	3,738

Transactions with subsidiaries of Unicom Group:
Interconnection and roaming revenues	(iii),(v)	108,951	163,691	60,968
Interconnection and roaming charges	(iv),(v)	414,429	607,657	260,863
Purchase of telecom cards	(vi)	74,620	157,332	155,357
Agency fee incurred for procurement of telecommunications equipment	(vii)	668	2,547	164,236
Rental charges for leasing of transmission line	(viii)	92,262	286,648	107,149
CDMA network capacity lease rental	(ix)	157,219	128,021	—
Purchase of CDMA mobile handsets	(x)	10,775	81,686	—

Notes:

(i)       Interconnection revenues from Unicom Group represent the amounts received or receivable from the remaining cellular business of Unicom Group in Guizhou province for calls from its networks to the Target Business’s networks. Roaming revenues represent revenue for calls made using the Target Business’s networks by the remaining cellular business of Unicom Group’s subscribers.

(ii)      Interconnection charges to Unicom Group are for calls made from Target Business’s networks to the remaining cellular business of Unicom Group’s networks in Guizhou province. Roaming expenses represent expenses for calls made by the Target Business’s subscribers using the networks of the remaining cellular business of Unicom Group.

(iii)     Interconnection revenues from subsidiaries of Unicom Group represent the amounts received or receivable from CUCL and Unicom New Century for calls from its networks to the Target Business’s networks. Roaming revenues represent revenue for calls made using the Target Business’s networks by subscribers of CUCL and Unicom New Century.

(iv)     Interconnection charges to subsidiaries of Unicom Group are for calls made from the Target Business’s networks to networks and CUCL and Unicom New Century. Roaming expenses represent expenses for calls made by the Target Business’s subscribers using networks of CUCL and Unicom New Century.

(v)      Interconnection settlement with networks of Unicom Group, CUCL and Unicom New Century is based on standards established from time to time by the MII. In the case of calls between cellular subscribers in different provinces, settlement is based on either the standards established by the MII or an internal settlement arrangement applied by Unicom Group based on their respective internal costs of providing this service. Also, charges for roaming services between the Target Business and Unicom Group, CUCL and Unicom New Century are based on their respective internal costs of providing these services.

(vi)     The Target Business purchased SIM cards, UIM cards and prepaid rechargeable calling cards from Unicom XingYe at fixed prices at cost plus a margin to be agreed from time to time, but not to exceed 20%, and subject to appropriate volume discounts.

(vii)    The Target Business purchased certain foreign and domestic telecommunications equipment and materials through Unicom I/E Co at an agency fee of 0.7% of the value of imported equipment and 0.5% of the value of domestic equipment for such equipment procurement services.

(viii)   The Target Business leases the transmission lines capacity from CUCL in accordance with the relevant provisions of the service agreement. The charges are based on tariffs stipulated by the MII from time to time less a discount up to 10%.

(ix)     According to the CDMA lease agreement entered between Unicom Group and Unicom New Horizon, Unicom New Horizon agreed to lease the capacity of CDMA network to Unicom Group covering the Target Business. The lease fee is calculated on a per capacity basis, which would enable Unicom New Horizon to recover its investment in constructing the CDMA network within 7 years, assuming future capacity is leased, together with an internal rate of return of 8% (see Note 3(j)(i)). This lease agreement became effective in January 2002.

(x)      According to the sales of CDMA mobile phones agreement entered into between Unicom Group and Unicom Guomai on 10 May 2002, the Target Business agreed to purchase CDMA mobile phone handsets from Unicom Guomai. The selling price is negotiated on an arm’s length basis, which is not lower than the price sold by Unicom Guomai to independent third parties (see Note 3(j)(iii)).

(xi)     Unicom Group is the registered proprietor of the “Unicom” trademark in English and the trademark bearing the “Unicom” logo, which is registered at the PRC State Trademark Bureau. In accordance with the agreement between Unicom Group, the A Share Company and the Target Company, the right to use these trademarks will be granted to the Target Company on a royalty-free basis for an initial period of 10 years, renewable at its option for another 10 years.

(l)       Transactions with domestic carriers

The Target Business’s telecommunications networks depend, in large part, on interconnection with domestic carriers’ public switched telephone network and on transmission lines leased from major domestic carriers. Major domestic carriers include China Telecommunications Corporation and its subsidiaries (“China Telecom”), China Mobile Communications Corporation and its subsidiaries (“China Mobile”) and China Network Communications Group Corporation and its subsidiaries (“China Netcom”). The following is a summary of significant transactions with domestic carriers:

		Six months ended 30 June 2003	Year ended 31 December
	Note		2002	2001
		RMB’000	RMB’000	RMB’000
Interconnection revenue	(i)	73,242	79,259	71,515
Interconnection charges	(i)	242,627	323,396	198,268
Leased line charges	(ii)	47,220	89,336	63,936

Notes:

(i)      The interconnection revenue and charges mainly represent the amounts due from or to major domestic carriers for cellular telephone calls made between the Target Business’s cellular networks and the public switched telephone network of major domestic carriers. The interconnection settlements are calculated in accordance with interconnection agreements reached between Unicom Group (covering the Target Business) and major domestic carriers on a provincial basis. The terms of these agreements are set in accordance with the standard settlement arrangement stipulated by the MII.

(ii)     Leased line charges are paid or payable to major domestic carriers by the Target Business for leasing major domestic carriers’ transmission line. The charges are calculated at a fixed charge per line, depending on the number of lines being used.

(m)    Distribution of profits

Prior to the Restructuring, the Target Business received funding from Unicom Group. During the Relevant Periods, such funding and accumulated losses were recorded as changes in the owners’ equity.

The Target Company was established as a limited liability company in the PRC. In accordance with the Article of Association of the Target Company, the Target Company is required to allocate (i) 10% of its profit after tax determined under PRC GAAP to the general reserve fund until the cumulative amounts reach 50% of the registered capital, and (ii) 5% of its profit after tax determined under PRC GAAP to the statutory welfare fund.

After the Acquisition, the Target Company will become a foreign investment enterprise in the PRC. In accordance with the current draft Article of Association of the Target Company, the Target Company will then be required to allocate at least 10% of its profit after tax determined under PRC GAAP to the general reserve fund until the cumulative amounts reach 50% of the registered capital. Appropriation to the staff bonus and welfare fund is at the discretion of the directors. The staff bonus and welfare fund can only be used for special bonuses or the collective welfare of the employees and are not distributable as cash dividends. Under HK GAAP, the appropriations to the staff bonus and welfare fund will be charged to the income statement as expenses incurred since any assets acquired through this fund belong to the employees.

4.      BALANCE SHEETS

The following are the balance sheets of the Target Business as of 30 June 2003, 31 December 2002 and 31 December 2001, prepared on the basis set out in Note 1 above:

		As of 30 June 2003	As of 31 December
	Note		2002	2001
		RMB’000	RMB’000	RMB’000
Non-current assets:
Property, plant and equipment, net	(a)	11,541,180	11,518,963	10,037,962
Other assets	(b)	748,242	877,560	129,825
Deferred tax assets	(c)	210,916	263,994	128,321
Total non-current assets		12,500,338	12,660,517	10,296,108
Current assets:
Amounts due from Unicom Group	(d)(i)	—	111,206	25,422
Amounts due from related parties	(d)(i)	179,182	387,813	876,184
Amounts due from domestic carriers	(e)	2,788	4,083	80
Prepayments and other current assets	(f)	234,233	226,376	53,595
Inventories	(g)	304,948	308,275	73,514
Accounts receivable, net	(h)	411,459	440,033	224,430
Cash and cash equivalents		890,757	396,078	334,925
Total current assets		2,023,367	1,873,864	1,588,150
Current liabilities:
Payables and accrued liabilities	(i)	1,844,389	2,498,969	2,365,787
Amounts due to Unicom Group	(d)(i)	102,569	—	—
Amounts due related parties	(d)(i)	577,020	538,592	298,928
Amounts due to domestic carriers	(e)	101,720	77,697	5,643
Current portion of long-term bank loans	(l)	1,746,620	1,278,179	510,000
Taxes payable		36,979	201,465	161,958
Advances from customers	(j)	629,935	803,217	333,545
Short-term loans due to Unicom Group	(d)(ii)	—	552,093	761,512
Short-term bank loans	(k)	1,056,000	250,000	35,000
Total current liabilities		6,095,232	6,200,212	4,472,373
Net current liabilities		(4,071,865)	(4,326,348)	(2,884,223)
Total assets less current liabilities		8,428,473	8,334,169	7,411,885
Non-current liabilities:
Long-term bank loans	(l)	6,163,662	7,833,363	7,311,099
Total non-current liabilities		6,163,662	7,833,363	7,311,099
Net assets		2,264,811	500,806	100,786
Owners’ equity	(m)	2,264,811	500,806	100,786

(a)     Property, plant and equipment, net

	Six months ended 30 June 2003
	Land use rights and buildings	Telecommunica- tions equipment	Office furniture, fixtures and others	Leasehold improvements	Construction- in-progress	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Cost:
As of 1 January 2003	1,191,019	10,584,785	242,849	94,329	2,139,752	14,252,734
Additions	—	765	—	—	781,324	782,089
Transfer from construction-in-progress	66,446	290,531	14,184	6,046	(377,207)	—
Disposals	—	(2,720)	(761)	—	—	(3,481)
As of 30 June 2003	1,257,465	10,873,361	256,272	100,375	2,543,869	15,031,342
Accumulated depreciation:
As of 1 January 2003	118,334	2,510,700	59,910	44,827	—	2,733,771
Charge for the period	44,738	690,811	16,027	6,507	—	758,083
Disposals	—	(1,422)	(270)	—	—	(1,692)
As of 30 June 2003	163,072	3,200,089	75,667	51,334	—	3,490,162
Net book value:
As of 30 June 2003	1,094,393	7,673,272	180,605	49,041	2,543,869	11,541,180

	Year ended 31 December 2002
	Land use rights and buildings	Telecommunica- tions equipment	Office furniture, fixtures and others	Leasehold improvements	Construction- in-progress	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Cost:
As of 1 January 2002	521,399	7,902,631	164,826	76,089	2,757,683	11,422,628
Additions	4,201	5,654	53,567	5,227	2,766,122	2,834,771
Transfer from construction-in-progress	665,806	2,680,151	25,083	13,013	(3,384,053)	—
Disposals	(387)	(3,651)	(627)	—	—	(4,665)
As of 31 December 2002	1,191,019	10,584,785	242,849	94,329	2,139,752	14,252,734
Accumulated depreciation:
As of 1 January 2002	23,148	1,312,673	20,733	28,112	—	1,384,666
Charge for the year	95,222	1,198,156	39,548	16,715	—	1,349,641
Disposals	(36)	(129)	(371)	—	—	(536)
As of 31 December 2002	118,334	2,510,700	59,910	44,827	—	2,733,771
Net book value:
As of 31 December 2002	1,072,685	8,074,085	182,939	49,502	2,139,752	11,518,963

	Year ended 31 December 2001
	Land use rights and buildings	Telecommunica- tions equipment	Office furniture, fixtures and others	Leasehold improvements	Construction- in-progress	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Cost:
As of 1 January 2001	211,938	4,401,216	85,097	62,806	1,191,900	5,952,957
Additions	30,419	491,841	17,984	—	4,991,803	5,532,047
Transfer from construction-in-progress	279,042	3,070,357	63,338	13,283	(3,426,020)	—
Disposals	—	(60,783)	(1,593)	—	—	(62,376)
As of 31 December 2001	521,399	7,902,631	164,826	76,089	2,757,683	11,422,628
Accumulated depreciation:
As of 1 January 2001	5,780	567,736	9,656	20,022	—	603,194
Charge for the year	17,368	804,877	12,082	8,090	—	842,417
Disposals	—	(59,940)	(1,005)	—	—	(60,945)
As of 31 December 2001	23,148	1,312,673	20,733	28,112	—	1,384,666
Net book value:
As of 31 December 2001	498,251	6,589,958	144,093	47,977	2,757,683	10,037,962

For the six months ended 30 June 2003, interest of approximately RMB47 million (2002: RMB75 million; 2001: RMB58 million) was capitalised to construction-in-progress.

As of 30 June 2003, the costs of land use rights (located in the PRC) and the related accumulated depreciation amounted to approximately RMB55,941,000 and RMB4,698,000 respectively (2002: RMB52,504,000 and RMB3,077,000 respectively; 2001: RMB51,303,000 and RMB1,922,000 respectively).

For the six months ended 30 June 2003, the Target Business also recognised a loss on disposal of property, plant and equipment of approximately RMB439,000 (2002: RMB740,000; 2001: RMB1,089,000).

(b)     Other assets

	As of 30 June 2003	As of 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Interconnection facilities	68,856	73,795	62,205
Long-term prepaid rental and leased line	116,304	116,532	90,052
Other	126,864	87,181	60,319
	312,024	277,508	212,576
Less: Accumulated amortisation	(156,700)	(124,177)	(82,751)
	155,324	153,331	129,825
Deferred customer acquisition costs of contractual CDMA subscribers (see Note 3(j)(ii))	592,918	724,229	—
	748,242	877,560	129,825

Amortisation of other assets, excluding deferred customer acquisition costs of contractual CDMA subscribers, for the six months ended 30 June 2003 amounted to approximately RMB40,185,000 (2002: RMB36,454,000; 2001: RMB31,150,000).

(c)     Deferred tax assets

Deferred taxation represents the taxation effect of the following timing differences:

	As of 30 June 2003	As of 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Deferred tax assets:
Loss arising from terminations of CCF Arrangements	2,019	2,304	3,189
Income tax on advances from customers for telephone cards	139,787	222,173	108,669
Provision for doubtful debts	84,161	57,943	33,629
Other	3,413	1,313	1,314
	229,380	283,733	146,801
Deferred tax liabilities:
Accelerated depreciation for tax purpose	(4,312)	(6,510)	(10,239)
Capitalised interest already deducted for tax purpose	(14,152)	(13,229)	(8,241)
Net deferred tax assets	210,916	263,994	128,321

(d)     Balances with related parties

(i)     Amounts due from and to Unicom Group and related parties

Amounts due from and to Unicom Group and other related parties are unsecured, non-interest bearing, repayable on demand and arise in the ordinary course of business in respect of related party transactions as described in Note 3(k) above.

(ii)    Loans from Unicom Group

As of 31 December 2002 and 31 December 2001, short-term loans from Unicom Group represented loans provided by Unicom Group to Relevant Branches of Unicom Group to finance the operations of the Cellular Business. These loans were borrowed by Unicom Group from banks at the interest rate of 4.54%. These bank loans were identified as attributable to the Target Business based on the amount of funds actually utilised by the Target Business. The corresponding interest expenses were also charged to these relevant branches based on funds actually utilised (see Note 3(c)). All these loans were guaranteed by Unicom Group. As of 30 June 2003, such loans have already been fully repaid by the Unicom Group and have been restructured into the additional capital contribution to the Target Business.

(e)     Amounts due from and to domestic carriers

	As of 30 June 2003	As of 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Amounts due from domestic carriers:
Receivables for interconnection revenue, etc.	2,788	4,083	80
Amounts due to domestic carriers:
Payables for interconnection charges, leased line charges, operating lease charges, etc.	101,720	77,697	5,643

All amounts due from and to domestic carriers were unsecured, non-interest bearing and repayable within one year.

(f)      Prepayments and other current assets

	As of 30 June 2003	As of 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Prepayments	78,732	77,862	6,599
Refundable deposits	30,286	42,796	6,339
Advances to employees	21,483	13,659	12,704
Deferred customer acquisition costs of contractual CDMA subscribers (see Note 3(j)(ii))	12,659	22,955	—
Other	91,073	69,104	27,953
	234,233	226,376	53,595

The aging analysis of prepayments and other current assets are as follows:

	As of 30 June 2003	As of 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Within 1 year	223,738	218,350	51,226
Over 1 year	10,495	8,026	2,369
	234,233	226,376	53,595

(g)     Inventories

	As of 30 June 2003	As of 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Handsets	215,353	237,959	1,763
SIM and UIM cards	86,361	68,702	68,971
Other	3,234	1,614	2,780
	304,948	308,275	73,514

As of 30 June 2003, the carrying amount of inventories that was carried at net realisable value amounted to approximately RMB8,983,000 (2002: RMB4,726,000; 2001: RMB415,000).

(h)     Accounts receivable, net

	As of 30 June 2003	As of 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Accounts receivable	668,769	601,831	322,483
Less: Provision for doubtful debts	(257,310)	(161,798)	(98,053)
	411,459	440,033	224,430

The aging analysis of accounts receivable was as follows:

	As of 30 June 2003	As of 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Less than 6 months	479,747	524,527	241,650
6 months to 1 year	94,612	37,064	26,577
1 year to 2 years	71,968	27,485	40,576
More than 2 years	22,442	12,755	13,680
	668,769	601,831	322,483

Provision for doubtful debts was analysed as follows:

	Six months ended 30 June 2003	Year ended 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Balance, beginning of period	161,798	98,053	58,085
Provision during the period	122,632	137,412	52,995
Written-off during the period	(27,120)	(73,667)	(13,027)
Balance, end of period	257,310	161,798	98,053

(i)      Payables and accrued liabilities

	As of 30 June 2003	As of 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Payables to contractors and equipment suppliers	1,279,512	1,884,221	2,049,223
Accrued expenses	149,826	132,207	99,221
Payables to telecommunications products suppliers	104,891	240,402	42,254
Customer deposits	132,321	132,429	29,494
Salary and welfare payables	45,523	66,726	19,961
Other (see Note (i) below)	132,316	42,984	125,634
	1,844,389	2,498,969	2,365,787

Note:

(i)      Other includes miscellaneous accruals for housing fund and other government surcharges.

The aging analysis of payables and accrued liabilities was as follows:

	As of 30 June 2003	As of 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Within 1 year	1,775,749	2,423,606	2,357,526
Over 1 year	68,640	75,363	8,261
	1,844,389	2,498,969	2,365,787

(j)      Advance from customers

	Six months ended 30 June 2003	Year ended 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Balance, beginning of period	803,217	333,650	165,777
Addition during the period	3,516,915	4,836,630	2,358,071
Transfer to the income statement	(3,690,197)	(4,367,063)	(2,190,303)
Balance, end of period	629,935	803,217	333,545

Advance from customers represents prepaid service fees received from cellular subscribers, which are recognised as revenue when the related service is rendered upon actual usage by subscribers.

(k)    Short-term bank loans

Interest rates on short-term bank loans of the Target Business ranged from 4.78% to 4.80% per annum for the six months ended 30 June 2003 (2002: 5.31%; 2001: 5.85%).

As of 30 June 2003, approximately RMB570 million (2002: RMB250 million; 2001: Nil) of short-term bank loans were secured by the future service fee revenue to be generated by certain branches of the Target Business.

(l)      Long-term bank loans

	Interest rate and final maturity	As of 30 June 2003	As of 31 December
			2002	2001
		RMB’000	RMB’000	RMB’000
Secured	Interest rate ranging from 4.78% to 6.21% per annum with maturity through 2008	5,749,508	6,888,466	2,906,500
Unsecured	Interest rate ranging from 4.94% to 5.58% per annum with maturity through 2008	2,160,774	2,223,076	4,914,599
		7,910,282	9,111,542	7,821,099
	Less: Current portion	(1,746,620)	(1,278,179)	(510,000)
		6,163,662	7,833,363	7,311,099

The repayment schedule of the long-term bank loans of the Target Business is as follows:

	As of 30 June 2003	As of 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000
Balances due:
- not later than one year	1,746,620	1,278,179	510,000
- later than one year and not later than five years	5,768,795	7,833,363	5,636,209
- later than five years	394,867	—	1,674,890
Total	7,910,282	9,111,542	7,821,099

As of 30 June 2003, long-term bank loans were secured by the following:

(i)      approximately RMB5,749million (2002: RMB6,888 million; 2001: RMB2,907 million) of long-term bank loans were secured by the future service fee revenue to be generated by the cellular operations of certain branches of the Target Business, of which RMB831 million was guaranteed by Unicom Group.

(ii)     approximately RMB942 million (2002: RMB1,460 million; 2001: RMB1,913 million) of long-term bank loans were guaranteed by Unicom Group.

(m)    Owners’ equity

Movements in owners’ equity during the Relevant Periods are as follows:

	Capital	Accumulated losses	Total
	RMB’000	RMB’000	RMB’000
As of 1 January 2001	13,552	(229,932)	(216,380)
Capital contribution	235,992	—	235,992
Net profit for the year	—	81,174	81,174
As of 31 December 2001	249,544	(148,758)	100,786
Capital contribution	516,081	—	516,081
Net loss for the year	—	(116,061)	(116,061)
As of 31 December 2002	765,625	(264,819)	500,806
Capital contribution	1,673,693	—	1,673,693
Net profit for the period	—	90,312	90,312
As of 30 June 2003	2,439,318	(174,507)	2,264,811

(n)     Commitments and contingencies

(i)     Capital commitments

As of 30 June 2003, the Target Business had capital commitments mainly in relation to the construction of telecommunications networks, as follows:

	As of 30 June 2003
	Land and buildings	Equipment	Total
	RMB’000	RMB’000	RMB’000
Authorised and contracted for	11,265	323,573	334,838

(ii)    Operating lease commitments

As of 30 June 2003, the Target Business had total future aggregate minimum operating lease payments under operating leases as follows:

	As of 30 June 2003
	Land and buildings	Equipment	CDMA network capacity leasing	Total
	RMB’000	RMB’000	RMB’000	RMB’000
Leases expiring:
- not later than one year	23,085	3,172	160,176	186,433
- later than one year and not later than five years	72,185	5,190	—	77,375
- later than five years	64,146	2,317	—	66,463
Total	159,416	10,679	160,176	330,271

Based on a forecast of CDMA subscriber growth and the anticipated capacity of the lease in 6 provinces and 3 autonomous regions, the Target Business estimates that the total lease fee payable to Unicom New Horizon for the remaining six months of 2003 will be approximately RMB160 million (see Note 3(j)(i) and 3(k)(x)).

As of 30 June 2003, the Target Business had no significant contingent liabilities.

5.      CASH FLOW STATEMENTS

The following are the cash flow statements of the Target Business for the Relevant Periods, prepared on the basis set out in Note 1 above:

		Six months ended 30 June 2003	Year ended 31 December
	Note		2002	2001
		RMB’000	RMB’000	RMB’000

Net cash inflow from operations	(a)	1,457,089	1,819,671	1,077,460
Interest received		4,489	6,972	5,887
Interest paid		(251,603)	(518,328)	(323,505)
PRC income tax paid		(75,432)	(131,087)	(128,004)
Net cash inflow from operating activities		1,134,543	1,177,228	631,838
Investing activities
Purchase of property, plant and equipment		(1,339,671)	(2,925,777)	(4,773,262)
Proceeds from disposals of property, plant and equipment		1,351	3,389	342
Decrease in short-term bank deposit		—	—	1,000
Addition of other assets		(27,884)	(5,791)	(6,384)
Net cash outflow from investing activities		(1,366,204)	(2,928,179)	(4,778,304)
Financing activities
Proceeds from short-term bank loans		806,000	802,093	796,512
Proceeds from long-term bank loans		3,156,043	4,369,609	3,507,928
Repayment of short-term bank loans		—	(796,512)	(454,107)
Repayment of long-term bank loans		(4,357,303)	(3,079,167)	(60,000)
Capital contribution		1,121,600	516,081	235,989
Net cash inflow from financing activities		726,340	1,812,104	4,026,322
Net increase (decrease) in cash and cash equivalents		494,679	61,153	(120,144)
Cash and cash equivalents, beginning of period		396,078	334,925	455,069
Cash and cash equivalents, end of period		890,757	396,078	334,925
Analysis of the balances of cash and cash equivalents:
Cash balance		230	460	195
Bank balance		890,527	395,618	334,730
		890,757	396,078	334,925

(a)     The reconciliation of profit (loss) before taxation to net cash inflow from operations is as follows:

	Six months ended 30 June 2003	Year ended 31 December
		2002	2001
	RMB’000	RMB’000	RMB’000

Profit (loss) before taxation	151,444	(48,999)	165,626
Adjustments for:
Depreciation and amortisation	790,505	1,364,784	862,353
Amortisation of deferred customer acquisition costs of contractual CDMA subscribers	490,100	257,777	—
Interest income	(4,489)	(6,972)	(5,887)
Interest expense	202,890	439,691	271,812
Loss on disposal of property, plant and equipment	439	740	1,089
Provision for doubtful debts	122,632	137,412	52,995
Operating profit before working capital changes	1,753,521	2,144,433	1,347,988
Increase in accounts receivable	(94,058)	(357,190)	(134,316)
Decrease/(increase) in inventories	3,327	(234,761)	(35,783)
Increase in other assets	(349,232)	(944,211)	(21,471)
(Increase)/decrease in prepayments and other current assets	(20,326)	295,589	711,258
Decrease/(increase) in amounts due from domestic carriers	1,295	406	(80)
Decrease/(increase) in amounts due from related parties	208,631	(55,549)	(876,184)
Decrease/(increase) in amounts due from Unicom Group	213,775	(249,181)	(25,422)
(Decrease)/increase in payables and accrued liabilities	(149,013)	241,255	(360,869)
(Decrease)/increase in advances from customers	(173,282)	469,567	167,768
Increase in amounts due to domestic carriers	24,023	10,907	5,643
Increase in amounts due to related parties	38,428	498,406	298,928
Net cash inflow from operations	1,457,089	1,819,671	1,077,460

(b)     Supplemental information

Payables to equipment suppliers for construction-in-progress during the six months ended 30 June 2003 decreased by approximately RMB605 million (2002: decreased by RMB165 million; 2001: increased by RMB689 million).

6.      ULTIMATE HOLDING COMPANY

The directors consider the ultimate holding company of the Target Company to be Unicom Group.

7.      EVENTS AFTER THE BALANCE SHEET DATE

The following significant events took place in respect of the Target Holding Company and the Target Company subsequent to 30 June 2003.

Capitalisation and restructuring:

Under the Restructuring, the Target Company was established in the PRC on 4 November 2003 as a limited liability company, with a paid-in capital of approximately RMB2,055 million. The Target Holding Company was incorporated in the British Virgin Island on 5 November 2003 as a limited liability company, with a share capital of HK$11,000 representing 11,000 shares of HK$1.00 each and with 11,000 shares allotted and issued to UCBVI at par. Pursuant to the share transfer agreement signed between Unicom Group, Unicom Centenarian (BVI) Limited and the Target Holding Company dated 14 November 2003, the entire equity interest of the Target Company was transferred by Unicom Group to the Target Holding Company through a share exchange. After the Restructuring, the Target Holding Company has the entire equity interest of the Target Company.

In accordance with the Acquisition Agreement, the Company agreed to acquire the entire equity interest of the Target Holding Company from Unicom BVI by cash consideration. Upon the completion of the Acquisition, the Target Company will become an indirect wholly-owned subsidiary of the Company.

8.      SEGMENT INFORMATION

Operating segments represent components of an enterprise regarding which separate financial information is available for regular evaluation by the chief operating decision maker, or decision making group, when considering how to allocate resources and in assessing performance.

The Target Business organises its business segments based on the various types of telecommunications services provided to customers in the PRC. The major business segments operated by the Target Business are classified as below:

•        GSM Business - the provision of GSM telephone and related services; and

•        CDMA Business - the provision of CDMA telephone and related services through a leasing arrangement of CDMA network capacities from Unicom New Horizon.

The operating segments are managed separately because each operating unit represents a strategic business unit that provides various kinds of telecommunications services. Most of the assets, liabilities, revenue and costs are clearly identifiable to business segments. All the operating segments of the Target Business have been aggregated into the above reportable segments since they are expected to exhibit similar future economic characteristics under central management at separate locations.

The Target Business’s primary measure of segment results is based on segment profit or loss before taxation.

(a)     Business segments

	Six months ended 30 June 2003			Year ended 31 December
				2002			2001
	GSM Business	CDMA Business	Total	GSM Business	CDMA Business	Total	GSM Business
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Operating revenue (Turnover):
Usage fee	1,998,998	595,891	2,594,889	3,406,028	328,464	3,734,492	2,119,388
Monthly fee	522,162	193,137	715,299	796,232	93,931	890,163	505,065
Connection fee	—	—	—	—	—	—	9,007
Interconnection revenue	133,902	51,895	185,797	221,877	27,515	249,392	134,872
Other revenue	168,513	38,272	206,785	173,534	10,470	184,004	38,346
Total services revenue	2,823,575	879,195	3,702,770	4,597,671	460,380	5,058,051	2,806,678
Sales of telecommunications products	45,821	118,942	164,763	130,711	127,330	258,041	162,640
Total operating revenue	2,869,396	998,137	3,867,533	4,728,382	587,710	5,316,092	2,969,318
Operating expenses:
Leased lines and network capacities	(97,702)	(198,999)	(296,701)	(272,812)	(231,193)	(504,005)	(171,085)
Interconnection charges	(513,104)	(147,796)	(660,900)	(861,978)	(73,811)	(935,789)	(462,869)
Depreciation and amortisation	(787,377)	(3,128)	(790,505)	(1,359,612)	(5,172)	(1,364,784)	(862,353)
Personnel	(181,581)	(36,247)	(217,828)	(332,981)	(55,240)	(388,221)	(183,984)
Selling and marketing	(235,062)	(617,614)	(852,676)	(371,797)	(382,681)	(754,478)	(275,409)
General, administrative and other expenses	(364,815)	(61,216)	(426,031)	(621,993)	(61,567)	(683,560)	(398,764)
Cost of telecommunications products sold	(51,146)	(219,155)	(270,301)	(151,953)	(144,823)	(296,776)	(177,742)
Total operating expenses	(2,230,787)	(1,284,155)	(3,514,942)	(3,973,126)	(954,487)	(4,927,613)	(2,532,206)
Operating profit (loss)	638,609	(286,018)	352,591	755,256	(366,777)	388,479	437,112
Interest income	4,378	111	4,489	6,844	128	6,972	5,887
Finance costs	(201,111)	(4,202)	(205,313)	(443,522)	(1,557)	(445,079)	(278,100)
Other income (expense), net	1,049	(1,372)	(323)	278	351	629	727
Segment profit (loss) before taxation	442,925	(291,481)	151,444	318,856	(367,855)	(48,999)	165,626
Taxation			(61,132)			(67,062)	(84,452)
Net profit (loss)			90,312			(116,061)	81,174
Other information:
Capital expenditures for segment assets	734,962	—	734,962	2,760,776	—	2,760,776	5,462,596

	As of 30 June 2003			As of 31 December
				2002			2001
	GSM Business	CDMA Business	Total	GSM Business	CDMA Business	Total	GSM Business
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Other information:
Total segment assets	13,932,973	590,732	14,523,705	13,848,190	686,191	14,534,381	11,884,258
Total segment liabilities	11,366,363	892,531	12,258,894	13,138,019	895,556	14,033,575	11,783,472

(b)     Geographical segments

The Target Business’s services users are mainly in the PRC. There is no other geographical segment with segment revenue from external customers equal to or greater than 10% of total consolidated revenue from sales to all external customers.

9.      SUBSEQUENT FINANCIAL STATEMENTS

No audited financial statements have been prepared by the Target Company or Target Business in respect of any period subsequent to 30 June 2003.

Yours faithfully,
PricewaterhouseCoopers
Certified Public Accountants
Hong Kong

APPENDIX IV	ADDITIONAL FINANCIAL INFORMATION OF THE TARGET BUSINESS

The Directors have been informed that the Financial Information of the Target Business prepared in accordance with HK GAAP presented in Appendix III, differ in certain aspects from the financial statements prepared in accordance with PRC GAAP. The differences of net profit (loss) and net assets of the Target Business between HK GAAP and PRC GAAP are summarised below:

		Net profit (loss)
		Six months ended 30 June 2003	Year ended 31 December
Items	Note		2002	2001
		RMB’000	RMB’000	RMB’000
Net profit (loss) of the Target Business under PRC GAAP		74,751	(126,070)	66,355
(Decrease) increase of net profit due to adjustments for HK GAAP:
- Adjustment on depreciation arising from the change of estimated useful life of fixed assets	(1)	(6,870)	(12,819)	(12,819)
- Recognition of loss arising from terminations of CCF Arrangements under HK GAAP	(2)	727	1,454	1,454
- Adjustment on additional interest capitalisation and the related depreciation	(3)	21,378	19,486	14,093
- Adjustment on deferred taxation under HK GAAP	(4)	990	(2,144)	1,223
- Other		(664)	4,032	10,868
Subtotal		15,561	10,009	14,819
Net profit (loss) of the Target Business under HK GAAP		90,312	(116,061)	81,174

		Net assets
		As of 30 June 2003	As of 31 December
Items	Note		2002	2001
		RMB’000	RMB’000	RMB’000
Net assets of the Target Business under PRC GAAP		2,182,633	434,189	56,092
Increase (decrease) of net assets due to adjustments for HK GAAP:
- Adjustment on depreciation arising from the change of estimated useful life of fixed assets	(1)	14,788	21,658	34,477
- Recognition of loss arising from terminations of CCF Arrangements under HK GAAP	(2)	(7,258)	(7,985)	(9,439)
- Adjustment on additional interest capitalisation and the related depreciation	(3)	65,836	44,458	24,972
- Adjustment on deferred taxation under HK GAAP	(4)	(16,445)	(17,435)	(15,291)
- Other		25,257	25,921	9,975
Subtotal		82,178	66,617	44,694
Net assets of the Target Business under HK GAAP		2,264,811	500,806	100,786

Notes:

(1)     Adjustment on depreciation arising from the change of estimated useful lives of fixed assets

Since 1 January 2000, pursuant to the relevant government approvals, the Target Business has revised depreciation periods of fixed assets based on a realistic assessment of their estimated useful lives. For certain types of fixed assets, their estimated useful lives were revised from 4 to 6 years to 7 years under PRC GAAP. Such change of accounting estimates was effective from 1 January 2000 and has been applied prospectively in the financial statements prepared under PRC GAAP. Under HK GAAP, these fixed assets have been consistently depreciated over the estimated useful lives of 7 years.

(2)     Recognition of loss arising from terminations of CCF Arrangements under HK GAAP

Under PRC GAAP, according to the relevant approval from the Ministry of Finance, the loss arising from the terminations of CCF Arrangements has been capitalised as long-term deferred expenditures and is amortised using the straight-line method over a period of 7 years starting from 2000. The related amortisation charge has been treated as financial expense in the income statement prepared under PRC GAAP. Under HK GAAP, the loss arising from the terminations of CCF Arrangements was charged to the income statement as incurred.

(3)     Adjustment on interest capitalisation and the related impact on depreciation

Under PRC GAAP, interest capitalisation is limited only to interest costs incurred on specific borrowings used directly for the acquisition, construction or production of an asset. Under HK GAAP, other than specific borrowings, to the extent that funds are borrowed generally and used for the purpose of obtaining a qualifying asset, the amount of borrowing costs eligible for capitalisation is determined by applying a capitalisation rate to the qualifying expenditures of that asset. As a result, there are differences in the amount of interest capitalisation and the related impact on depreciation between PRC GAAP and HK GAAP.

(4)     Adjustment on deferred taxation under HK GAAP

Under PRC GAAP, the Target Business adopts the liability method to account for deferred taxation. Under HK GAAP, deferred taxation is also provided in full, using the liability method, of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets are recognised to the extent that this is probable that future taxable profit will be available against which the temporary differences can be utilized. However, deferred taxation as stated in the financial statements of the Target Business prepared under HK GAAP is different from that under PRC GAAP due to the existence of certain adjustments applicable only under HK GAAP.

APPENDIX V	FINANCIAL INFORMATION OF THE GROUP

The following consolidated income statements and consolidated statements of cash flows of the Group for the year ended 31 December 2002 and the consolidated balance sheet of the Group as of 31 December 2002 are extracted from the audited financial statements of the Group prepared under generally accepted accounting principles in Hong Kong (“HK GAAP”). The following consolidated income statement and consolidated statement of cash flows of the Group for the six months ended 30 June 2003 and the consolidated balance sheet as of 30 June 2003 are extracted from the unaudited financial statements of the Group prepared under HK GAAP. All such financial information should be read in conjunction with the audited and unaudited financial statements and accompanying notes, which are included in the Company’s annual and interim reports.

CONSOLIDATED INCOME STATEMENTS

		Unaudited	Audited (As restated)
	Note	Six months ended 30 June 2003	Year ended 31 December 2002
		RMB’000	RMB’000
Operating Revenue (Turnover):
GSM Business		20,041,009	27,387,925
CDMA Business		7,207,722	3,225,347
Data and Internet Business		1,576,865	2,793,039
Long Distance Business		1,095,777	2,765,723
Paging Business		726,932	2,161,188
Total service revenue		30,648,305	38,333,222
Sales of telecommunications products		1,318,939	2,243,303
Total operating revenue		31,967,244	40,576,525
Operating expenses:
Leased lines and network capacities		(1,952,209)	(1,583,255)
Interconnection charges		(2,577,430)	(3,229,640)
Depreciation and amortisation		(8,179,435)	(11,255,724)
Personnel		(2,224,348)	(3,335,218)
Selling and marketing		(6,737,895)	(5,980,948)
General, administrative and other expenses		(4,589,162)	(5,631,850)
Cost of telecommunications products sold		(1,428,650)	(2,236,206)
Total operating expenses		(27,689,129)	(33,252,841)
Operating profit		4,278,115	7,323,684
Interest income		104,909	470,282
Finance costs		(1,019,344)	(1,474,441)
Other expense, net		(9,985)	(16,359)
Profit before taxation		3,353,695	6,303,166
Taxation	1	(966,170)	(1,720,206)
Profit after taxation		2,387,525	4,582,960
Minority interests		(2,252)	15,252
Profit attributable to shareholders		2,385,273	4,598,212

CONSOLIDATED BALANCE SHEETS

			Audited (As restated)
	Note	Unaudited	As of 31 December 2002
		As of 30 June 2003
		RMB’000	RMB’000
Non-current assets:
Property, plant and equipment, net		107,481,576	107,486,629
Goodwill	1	2,227,631	2,285,771
Other assets		6,763,480	7,018,223
Deferred tax assets		825,274	826,568
Investment securities		102,945	105,648
Investment in associated companies		3,814	3,814
Total non-current assets		117,404,720	117,726,653
Current assets:
Current portion of deferred tax assets	1	1,116,638	988,666
Amounts due from related parties		1,066,184	1,137,847
Amounts due from domestic carriers		273,560	211,462
Prepayments and other current assets		2,985,515	2,573,764
Inventories		1,876,635	3,229,903
Accounts receivable, net		4,365,538	4,327,268
Trading securities		201,132	173,939
Short-term bank deposits		1,704,767	4,825,205
Cash and cash equivalents		10,209,178	14,433,498
Total current assets		23,799,147	31,901,552
Current liabilities:
Dividend payable		11,217	8,448
Payables and accrued liabilities		16,633,270	19,811,961
Amounts due to Unicom Group		699,281	562,633
Amounts due to related parties		884,457	409,663
Amounts due to domestic carriers		1,166,698	1,123,580
Current portion of obligations under finance leases		21,114	16,793
Current portion of long-term bank loans		6,355,286	5,459,505
Taxes payable		1,210,025	1,106,006
Advances from customers		5,563,085	6,240,225
Short-term loans from Unicom Group		—	724,127
Short-term bank loans		10,065,366	9,146,500
Total current liabilities		42,609,799	44,609,441
Net current liabilities		(18,810,652)	(12,707,889)
Total assets less current liabilities		98,594,068	105,018,764

Financed by:
Shareholders’ equity:
Share capital		1,331,371	1,331,371
Share premium		52,482,127	52,482,127
Reserves		1,300,065	1,300,065
Retained profits:
2002 proposed final dividend		—	1,255,300
Others	1	12,668,945	10,283,672
Shareholders’ equity		67,782,508	66,652,535
Minority interests		564,008	566,257
Non-current liabilities:
Long-term bank loans		30,137,212	37,686,162
Obligations under finance leases		100,511	101,302
Other long-term liabilities		9,829	12,508
Total non-current liabilities		30,247,552	37,799,972
		98,594,068	105,018,764

CONSOLIDATED CASH FLOW STATEMENTS

		Unaudited	Audited
	Note	Six months ended 30 June 2003	Year ended 31 December 2002
		RMB’000	RMB’000

Net cash inflow from operations	(a)	13,425,596	15,675,105
Interest received		125,200	599,506
Interest paid		(1,348,929)	(1,868,208)
Dividends received		2,531	24,978
Dividends paid to minority owners of subsidiaries		(1,732)	(31,902)
PRC income tax paid		(899,729)	(1,345,201)
Net cash inflow from operating activities		11,302,937	13,054,278
Investing activities
Purchase of property, plant and equipment		(10,744,473)	(21,152,102)
Sale of property, plant and equipment		8,049	24,552
Purchase of minority interests		—	(257,337)
Decrease in short-term bank deposits		3,120,438	20,096,738
Payment of acquisition cost of Unicom New Century		(42,029)	(3,692,687)
Purchase of trading securities		(83,857)	(14,557)
Sale of trading securities		79,055	18,865
Purchase of investment in associated companies		—	(2,105)
Sale of investment in associated companies		—	4,241
Sale of investment securities		6,048	35,300
Purchase of other assets		(156,758)	(226,947)
Net cash outflow from investing activities		(7,813,527)	(5,166,039)
Financing activities
Decrease of payables to Unicom Group		(724,127)	(1,393,434)
Proceeds from short-term bank loans		4,793,366	9,623,438
Proceeds from long-term bank loans		3,505,447	7,757,005
Repayment of short-term bank loans		(3,874,500)	(7,928,938)
Repayment of long-term bank loans		(10,158,616)	(19,925,822)
2002 final dividends paid		(1,255,300)	—
Net cash outflow from financing activities		(7,713,730)	(11,867,751)
Net decrease in cash and cash equivalents		(4,224,320)	(3,979,512)
Cash and cash equivalents, beginning of period		14,433,498	18,413,010
Cash and cash equivalents, end of period		10,209,178	14,433,498
Analysis of the balances of cash and cash equivalents:
Cash balance		5,547	5,942
Bank balance		10,203,631	14,427,556
		10,209,178	14,433,498

(a)     The reconciliation of profit before taxation to net cash inflow from operations is as follows:

	Unaudited	Audited
	Six months ended 30 June 2003	Year ended 31 December 2002
	RMB’000	RMB’000

Profit before taxation	3,353,695	6,303,166
Adjustments for:
Depreciation and amortisation	8,179,435	11,255,724
Amortisation of deferred customer acquisition costs of contractual CDMA subscribers	3,104,225	1,385,424
Interest income	(104,909)	(470,282)
Interest expense	1,004,362	1,456,736
Loss on disposal of property, plant and equipment	46,011	82,467
Provision for impairment of property, plant and equipment	535,068	38,797
Provision for doubtful debts	854,954	971,989
Share of gains from associated companies	—	(553)
Dividends from investment securities	(2,531)	(24,978)
Realised gains on trading securities	(7,902)	(1,876)
Unrealised (gains)/loss on trading securities	(14,489)	27,461
Realised gains on investment securities	(3,345)	(18,098)
Realised gains in associated companies	—	(1,251)
Provision of impairment loss of investment securities	—	650
Operating profit before working capital changes	16,944,574	21,005,376
Increase in accounts receivable	(893,224)	(2,085,863)
Decrease/(increase) in inventories	1,353,268	(1,276,602)
Increase in other assets	(2,539,986)	(5,478,259)
Increase in prepayments and other current assets	(864,649)	(1,142,810)
(Increase)/decrease in amounts due from domestic carriers	(62,098)	8,599
Decrease in amounts due from related parties	71,663	280,216
(Decrease)/increase in payables and accrued liabilities	(561,372)	1,488,449
(Decrease)/increase in advances from customers	(677,140)	1,978,456
Increase in amounts due to domestic carriers	43,118	221,196
Increase in amounts due to related parties	611,442	676,347
Net cash inflow from operations	13,425,596	15,675,105

(b)     Supplemental information:

Payables to equipment suppliers for construction-in-progress during the six months ended 30 June 2003 decreased by approximately RMB2,603 million (2002: RMB2,201 million).

Note 1

As of I January 2003, the Group adopted the new Statements of Standard Accounting Practice 12 (“SSAP 12”), Income Taxes, issued by the Hong Kong Society of Accountants which is effective for periods commencing on or after 1 January 2003. The adoption of the new SSAP 12 in 2003 represents a change in accounting policy and has been applied retrospectively. This resulted in an increase of opening retained profits by approximately RMB405,300,000 as of 1 January 2003 which represented the deferred tax assets related to the provision for doubtful debts previously not recognized. This change has resulted in an increase in deferred tax assets at 1 January 2003 by approximately RMB405,300,000 and an increase of profit by approximately RMB32,140,000 for the year ended 31 December 2002.

In addition, the adoption of SSAP 12 also resulted in an increase of the deferred tax assets of Unicom New Century as of 31 December 2002 by approximately RMB80,448,000, which had reduced the goodwill recorded by the Group arising from the acquisition of Unicom New Century on 31 December 2002 accordingly.

APPENDIX VI	PRO FORMA FINANCIAL INFORMATION OF THE COMBINED GROUP

1.      Introduction to Unaudited Pro Forma Financial Information of the Combined Group

The accompanying Unaudited Pro Forma Income Statements for the six months ended 30 June 2003 and the year ended 31 December 2002 of the Combined Group give effect to the Acquisition and the Sale as if such transactions had been undertaken immediately before 1 January 2003 and 1 January 2002, respectively. The accompanying Unaudited Pro Forma Balance Sheet as of 30 June 2003 of the Combined Group gives effect to the Acquisition and the Sale as if such transactions had been undertaken on 30 June 2003. The purchase consideration of the Acquisition amounts to approximately HK$3.01 billion (equivalent to RMB3.20 billion) whereas the sale price of the Sale amounts to approximately HK$2.59 billion (equivalent to RMB2.75 billion). The Acquisition and Sale will be satisfied by cash respectively.

The accompanying Unaudited Pro Forma Financial Information of the Combined Group is based upon the historical consolidated financial statements of the Target Business, the consolidated income statements and consolidated balance sheet of Guoxin Paging and the consolidated financial statements of the Group after giving effect to the Pro Forma adjustments described in the accompanying notes. In particular, the consolidated income statement of the Group for the year ended 31 December 2002 used for the preparation of the Pro Forma Financial Information was also prepared on a Pro Forma basis and have included the operating results of Unicom New Century for the year ended 31 December 2002 as if the Group’s acquisition of Unicom New Century had been undertaken on 1 January 2002.

The Unaudited Pro Forma Financial Information of the Combined Group does not purport to represent what the financial conditions and operating results of the Combined Group would actually have been if the events described above had in fact been undertaken immediately before 1 January 2002 or any other date or to project the financial positions and operating results of the Combined Group for any future period.

The Unaudited Pro Forma Financial Information of the Combined Group should be read in conjunction with other financial information included elsewhere in the Circular.

Unaudited Pro Forma Income Statement of the Combined Group

For the six months ended 30 June 2003

(Expressed in thousands of RMB, except per share data and number of shares)

	Target Business	Add: The Group	Less: Guoxin Paging	Pro Forma Adjustments	Note	Adjusted Amount
Operating Revenue (Turnover):
GSM Business	2,823,575	20,041,009	—	(206,529)	(a)	22,658,055
CDMA Business	879,195	7,207,722	—	(129,273)	(a)	7,957,644
Data and Internet Business	—	1,576,865	—	(127,779)	(a)	1,449,086
Long Distance Business	—	1,095,777	—	(151,592)	(a),(b)	944,185
Paging Business	—	726,932	726,932			—
Total service revenue	3,702,770	30,648,305	726,932			33,008,970
Sales of telecommunications products	164,763	1,318,939	305,074	101,191	(c)	1,279,819
Total operating revenue	3,867,533	31,967,244	1,032,006			34,288,789
Operating expenses:
Leased lines and network capacities	(296,701)	(1,952,209)	(44,435)	91,794	(b)	(2,112,681)
Interconnection charges	(660,900)	(2,577,430)	—	523,379	(a)	(2,714,951)
Depreciation and amortisation	(790,505)	(8,179,435)	(629,702)	19,133	(d),(f)	(8,321,105)
Personnel	(217,828)	(2,224,348)	(217,539)	144,503	(d)	(2,080,134)
Selling and marketing	(852,676)	(6,737,895)	(62,778)	(247,747)	(d)	(7,775,540)
General, administrative and other expenses	(426,031)	(4,589,162)	(702,000)	36,600	(d)	(4,276,593)
Cost of telecommunications products sold	(270,301)	(1,428,650)	(285,054)	(99,722)	(c)	(1,513,619)
Total operating expenses	(3,514,942)	(27,689,129)	(1,941,508)			(28,794,623)
Operating profit (loss)	352,591	4,278,115	(909,502)			5,494,166
Interest income	4,489	104,909	4,533	(4,703)	(g)	100,162
Finance costs	(205,313)	(1,019,344)	(2,984)			(1,221,673)
Other (expense) income, net	(323)	(9,985)	20,395			(30,703)
Profit (loss) before taxation	151,444	3,353,695	(887,558)			4,341,952
Taxation	(61,132)	(966,170)	(2,648)	229,669	(e),(i)	(1,254,323)
Profit after taxation	90,312	2,387,525	(890,206)			3,087,629
Minority interests	—	(2,252)	(2,252)			—
Profit (loss) attributable to shareholders	90,312	2,385,273	(892,458)			3,087,629
Basic and fully diluted earnings per share (RMB)		0.190			(n)	0.246
Weighted average number of shares used in basic calculations (Million shares)		12,553			(n)	12,553
Weighted average number of shares used in fully diluted calculations (Million shares)		12,553			(n)	12,553

Unaudited Pro Forma Income Statement of the Combined Group

For the year ended 31 December 2002

(Expressed in thousands of RMB, except per share data and number of shares)

	Target Business		Less: Guoxin Paging	Pro Forma Adjustments	Note	Adjusted Amount
		Add: The Group
		Note (o)
Operating Revenue (Turnover):
GSM Business	4,597,671	36,689,518	—	(419,001)	(a)	40,868,188
CDMA Business	460,380	4,345,756	—	(72,857)	(a)	4,733,279
Data and Internet Business	—	2,620,811	—	(116,574)	(a)	2,504,237
Long Distance Business	—	2,156,933	—	(409,926)	(a),(b)	1,747,007
Paging Business	—	2,330,767	2,330,767			—
Total service revenue	5,058,051	48,143,785	2,330,767			49,852,711
Sales of telecommunications products	258,041	2,100,083	1,641,687	967,407	(c)	1,683,844
Total operating revenue	5,316,092	50,243,868	3,972,454			51,536,555
Operating expenses:
Leased lines and network capacities	(504,005)	(2,020,833)	(136,024)	281,405	(b)	(2,107,409)
Interconnection charges	(935,789)	(3,754,488)	—	736,953	(a)	(3,953,324)
Depreciation and amortisation	(1,364,784)	(14,333,850)	(1,442,836)	91,165	(d),(f)	(14,164,633)
Personnel	(388,221)	(4,006,412)	(555,261)	182,684	(d)	(3,656,688)
Selling and marketing	(754,478)	(7,851,008)	(238,640)	(313,419)	(d)	(8,680,265)
General, administrative and other expenses	(683,560)	(7,087,199)	(597,427)	51,748	(d)	(7,121,584)
Cost of telecommunications products sold	(296,776)	(2,433,276)	(1,626,157)	(956,446)	(c)	(2,060,341)
Total operating expenses	(4,927,613)	(41,487,066)	(4,596,345)			(41,744,244)
Operating profit (loss)	388,479	8,756,802	(623,891)			9,792,311
Interest income	6,972	410,915	17,374	(10,175)	(g)	390,338
Finance costs	(445,079)	(2,329,104)	(8,348)			(2,765,835)
Other income (expense), net	629	(21,193)	24,993			(45,557)
(Loss) profit before taxation	(48,999)	6,817,420	(589,872)			7,371,257
Taxation	(67,062)	(1,780,503)	(29,374)	105,180	(e),(i)	(1,923,371)
(Loss) profit after taxation	(116,061)	5,036,917	(619,246)			5,447,886
Minority interests	—	15,252	15,252			—
(Loss) profit attributable to shareholders	(116,061)	5,052,169	(603,994)			5,447,886
Basic and fully diluted earnings per share (RMB)		0.404			(n)	0.434
Weighted average number of shares used in basic calculations (Million shares)		12,553			(n)	12,553
Weighted average number of shares used in fully diluted calculations (Million shares)		12,553			(n)	12,553

Unaudited Pro Forma Balance Sheet of the Combined Group

As of 30 June 2003

(Expressed in thousands of RMB)

	Target Business	Add: The Group	Less: Guoxin Paging	Pro Forma Adjustments	Note	Adjusted Balance
Non-current assets:
Property, plant and equipment, net	11,541,180	107,481,576	4,096,482			114,926,274
Goodwill	—	2,227,631	—	935,189	(j)	3,162,820
Other assets	748,242	6,763,480	113,296			7,398,426
Deferred tax assets	210,916	825,274	—			1,036,190
Investment securities	—	102,945	102,941			4
Investment in associated companies	—	3,814	3,814			—
Total non-current assets	12,500,338	117,404,720	4,316,533			126,523,714
Current assets:
Current portion of deferred tax assets	—	1,116,638	—			1,116,638
Amounts due from related parties	179,182	1,066,184	70,724	(434,146)	(k)	740,496
Amounts due from domestic carriers	2,788	273,560	67,580			208,768
Prepayments and other current assets	234,233	2,985,515	282,710			2,937,038
Inventories	304,948	1,876,635	279,000			1,902,583
Accounts receivable, net	411,459	4,365,538	159,352			4,617,645
Trading securities	—	201,132	201,132			—
Short-term bank deposits	—	1,704,767	52,500			1,652,267
Cash and cash equivalents	890,757	10,209,178	731,067	(450,000)	(l)	9,918,868
Total current assets	2,023,367	23,799,147	1,844,065			23,094,303
Current liabilities:
Dividend payable	—	11,217	11,217			—
Payables and accrued liabilities	1,844,389	16,633,270	1,163,256			17,314,403
Amounts due to Unicom Group	102,569	699,281	150,806			651,044
Amounts due to related parties	577,020	884,457	107,348	(431,146)	(k)	919,983
Amounts due to domestic carriers	101,720	1,166,698	262,636			1,005,782
Current portion of obligations under finance leases	—	21,114	—			21,114
Current portion of long-term bank loans	1,746,620	6,355,286	—			8,101,906
Taxes payable	36,979	1,210,025	10,072	(304,227)	(h)	932,705
Advances from customers	629,935	5,563,085	219,356			5,973,664
Short-term bank loans	1,056,000	10,065,366	—			11,121,366
Total current liabilities	6,095,232	42,609,799	1,924,691			46,041,967
Net current liabilities	(4,071,865)	(18,810,652)	(80,626)			(22,947,604)
Total assets less current liabilities	8,428,473	98,594,068	4,235,907			103,576,050
Financed by:
Shareholders’ equity	2,264,811	67,782,508	3,671,899	789,416	(m),(h)	67,164,836
Minority interests	—	564,008	564,008			—
Non-current liabilities:
Long-term bank loans	6,163,662	30,137,212	—			36,300,874
Obligations under finance leases	—	100,511	—			100,511
Other long-term liabilities	—	9,829	—			9,829
Total non-current liabilities	6,163,662	30,247,552	—			36,411,214

Notes to the Pro Forma Adjustments:

(a)     To eliminate the inter-connection revenues and charges between the Group and the Target Business for the six months ended 30 June 2003 and the year ended 31 December 2002.

(b)     To eliminate the leased line revenue and expense between the Group and the Target Business for the six months ended 30 June 2003 and the year ended 31 December 2002.

(c)     To adjust for the effects of the sales of certain CDMA mobile phone handsets to the Group by Guoxin Paging and the value-added services fees payable to Guoxin Paging by the Group for the six months ended 30 June 2003 and the year ended 31 December 2002.

(d)     According to the prospective connected transactions, Unicom Group and Guoxin Paging will provide customer services to the Combined Group. The related service fees will be calculated on the basis of the costs of customer services plus a profit margin of 10%. The Pro Forma income statements reflect the reduction of personnel cost and other costs relating to customer services previously incurred by the Combined Group and the recognition of selling expenses in relation to the customer service fee payable by the Combined Group to Guoxin Paging and Unicom Group as if such prospective connected transactions had been effective since I January 2002.

(e)     The Target Business was subject to enterprise income tax under the relevant tax rules and regulations applicable to state-owned enterprise (“SOE”) before the Acquisition in the historical records. If the Acquisition had been completed on 1 January 2002 and the Target Business had been registered as a wholly-owned foreign investment enterprise (“FIE”) on that day, the Target Business would be subject to enterprise income tax based on the tax regulations applicable to FIE, starting from 1 January 2002. This would result in a Pro Forma adjustment for the differences in enterprise income taxes between the applicable tax regulations of SOE and FIE. Such adjustments mainly include the tax effects of various non-deductible expenses under the tax regulations applicable to SOE such as personnel, advertising and promotion expenses etc.

(f)      To record the amortization of positive goodwill (see the basis of calculation in note(j) below) as a result of the Acquisition of the Target Business as if the Acquisition had taken place on 1 January 2002. The amortization is calculated to write off the cost of positive goodwill on a straight-line basis over 20 years. Since the amortisation was only reflected in the consolidated financial statements of the Combined Group, there is no tax effect on the operating results of the Combined Group.

(g)     To adjust for reduction in the interest income for the cash portion of the consideration paid for the Acquisition to be taken from the internal resources of the Group and the addition in the interest income for the cash portion of the proceeds to be received from the Sale as if these transactions had been undertaken at the commencement of the Pro Forma periods. Since the cash is deposited in the banks in Hong Kong and the interest income generated therefore is not subject to income tax, there is no tax effect on the operating results of the Combined Group.

(h)     The disposal loss of the Sale is calculated based on the difference between the total sale proceeds of approximately HK$2.59 billion (equivalent to RMB2.75 billion) and the carrying value of net assets of Guoxin Paging as of 30 June 2003. Such disposal loss was charged to opening retained profits as of 1 January 2002, as well as reduced the shareholders’ equity as of 30 June 2003 in the Pro Forma balance sheet. The tax payable is adjusted accordingly to reflect the tax impact of such disposal loss.

(i)      To adjust for the additional income tax due to the increase of the Group’s taxable income arising from the Pro Forma adjustments and exclusion of the operating loss of Guoxin Paging.

(j)      To record positive goodwill as a result of the Acquisition of the Target Business as if the Acquisition had been undertaken on 30 June 2003. For the purpose of preparing these Pro Forma financial statements, positive goodwill is calculated based on the excess of the total purchase consideration of approximately HK$3.01 billion (equivalent to RMB3.20 billion) over the carrying value of net assets of the Target Business as of 30 June 2003.

For the purpose of determining the goodwill as of the Acquisition date, the separately identifiable tangible assets and liabilities of the Target Business will be adjusted to fair values at the Acquisition date. A valuation of the separately identifiable tangible assets and liabilities of the Target Business will be undertaken prior to the completion of the Acquisition to determine the fair value of the net assets of the Target Business, which may be materially different from the book value of the net assets of the Target Business as of 30 June 2003.

(k)     To net-off on consolidation basis the inter-company balances between the Group (excluding Guoxin Paging) and the Target Business as of 30 June 2003, and to recognise the inter-company balances between the Group and Guoxin Paging which had been eliminated in the Group’s consolidated balance sheet as of 30 June 2003.

(l)      To record the cash payments for the consideration of the Acquisition to be taken from the internal resources of the Group and to adjust for the sales proceeds from the Sale to be received as of 30 June 2003.

(m)    To eliminate the shareholders’ equity of the Target Business and to adjust for the effects of the shareholders’ equity of Guoxin Paging which had been eliminated in the Group’s consolidated balance sheet as of 30 June 2003.

(n)     Pro Forma earnings per share / Pro Forma number of shares are calculated on the assumption that the Company will not issue or allot additional shares for the purpose of the Acquisition.

(o)     The Group has completed its acquisition of Unicom New Century on 31 December 2002. In the preparation of the Pro Forma Financial Information, the consolidated income statement of the Group for the year ended 31 December 2002 was also prepared on a Pro Forma basis and had included the operating results of Unicom New Century for the year ended 31 December 2002 as if the Group’s acquisition had been undertaken immediately before 1 January 2002. For the above Pro Forma Financial Information for the year ended 31 December 2002 of the Group and Unicom New Century, please see the Company’s 2002 annual report for details.

2.      Working Capital

The Directors are of the opinion that the Combined Group will, following the completion of the Acquisition and the Sale, have sufficient working capital for its present requirements in the absence of unforeseeable material circumstances.

APPENDIX VII	PROFIT FORECAST

The profit forecast of the Target Business for the year ending 31 December 2003 is set out in the section headed “Letter from the Chairman - Prospective Financial and Operating Information in Respect of the Target Business”.

(A)          Bases and Assumptions

The management of the Company and the Target Company have prepared the profit forecast of the Target Business for the year ending 31 December 2003. The management of the Company and the Target Company are not currently aware of any extraordinary items which have arisen or are likely to arise in respect of the year ending 31 December 2003. The forecast has been prepared on a basis consistent in all material respects with the accounting policies currently adopted by the Target Business as summarised in Appendix III on the following principal assumptions:

(1)     there will be no material changes in existing political, legal, regulatory, fiscal or economic conditions in Hong Kong and the PRC;

(2)     there will be no material changes in legislation or regulations governing the telecommunications industry in the PRC which would materially affect the business or operations of the Target Business;

(3)     inflation, interest rates and RMB exchange rates will not differ materially from those prevailing as at the date of this circular; and

(4)     there will be no material changes in the bases or rates of taxation appropriate to the Target Business, except as otherwise disclosed in this circular.

(B)    Letters

Set out below are the text of the letters received from the independent reporting accountants, PricewaterhouseCoopers, and from the Company’s financial advisers in connection with the profit forecast and prepared for the purpose of inclusion in this circular.

26 November 2003

The Directors

China Unicom Limited

China International Capital Corporation (Hong Kong) Limited

Dear Sirs,

We have reviewed the calculations of and accounting policies adopted in arriving at the forecast of the profit after taxation of the predecessor cellular business (the “Target Business”) now comprising Unicom New World Telecommunications Corporation Limited (the “Target Company”) for the year ending 31 December 2003 (the “Profit Forecast”). This predecessor cellular business was previously operated by various branches of China United Telecommunications Corporation (“Unicom Group”). The Profit Forecast is set out in subsection headed “Prospective Financial and Operating Information in Respect of the Target Business” in the Letter from the Chairman of the Circular dated 26 November 2003 (the “Circular”) in relation to the proposed acquisition of the equity interest of Unicom New World (BVI) Limited (the immediate holding company of the Target Company) by the Company.

We conducted our work in accordance with the Auditing Guideline 3.341 on “Accountants’ report on profit forecast” issued by the Hong Kong Society of Accountants.

The Profit Forecast, for which the Directors of the Company and Unicom Group are solely responsible, has been prepared by them based on the audited results of the Target Business for the six months ended 30 June 2003, the unaudited management accounts for the three months ended 30 September 2003 and a forecast of the results for the remaining three months ending 31 December 2003, on the basis that the current structure of the Target Company had been in existence throughout the financial year ending 31 December 2003.

In our opinion, the Profit Forecast, so far as the calculation and accounting policies are concerned, has been properly compiled in accordance with the bases and assumptions made by the Directors of the Company and Unicom Group as set out in Part A of Appendix VII of the Circular, and is presented on a basis consistent in all material respects with the accounting policies presently adopted by the Target Business as set out in our Accountant’s Report dated 26 November 2003, the text of which is set out in Appendix III of the Circular.

Yours faithfully,
PricewaterhouseCoopers
Certified Public Accountants
Hong Kong

China International Capital Corporation (Hong Kong) Limited Suite 2307, 23rd Floor One International Finance Centre 1 Harbour View Street Central Hong Kong

26 November, 2003

The Directors

China Unicom Limited

75th floor, The Center

99 Queen’s Road Central

Hong Kong

Dear Sirs,

We refer to the forecast of the profit after taxation of the predecessor cellular business (the Target Business) now comprising Unicom New World Telecommunications Corporation Limited (the Target Company), for the year ending 31 December 2003, as set out in the section headed “Letter from the Chairman - Prospective Financial and Operating Information in Respect of the Target Business” of the circular dated 26 November 2003 issued by China Unicom Limited (the Company).

We have discussed with you the bases and assumptions upon which the profit forecast has been made. We have also considered the letter dated 26 November 2003 addressed to you and us from PricewaterhouseCoopers regarding the accounting policies and calculations upon which the forecast has been made.

On the basis of the assumptions made by the management of the Company and the Target Company, respectively, and on the basis of the accounting policies and calculations reviewed by PricewaterhouseCoopers, we are of the opinion that the profit forecast, for which the management of the Company and the Target Company are solely responsible, has been made after due and careful enquiry.

Yours faithfully,
For and on behalf of
CHINA INTERNATIONAL CAPITAL
CORPORATION (HONG KONG) LIMITED

Yang Changpo
Managing Director

APPENDIX VIII	GENERAL INFORMATION

1.      Responsibility Statement

This circular includes particulars given in compliance with the Hong Kong Listing Rules for the purpose of giving information with regard to the Company. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief there are no other facts the omission of which would make any statement herein misleading.

2.      Disclosure of Interests

As at the Latest Practicable Date, the interests and short positions of the Directors and the chief executive of the Company in any shares, underlying shares or debentures of the Company or any of its associated corporations (within the meaning of the SFO) which were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 under Part XV of the SFO (including interests and short positions which they were deemed or taken to have under the SFO) or which were required, pursuant to section 352 of the SFO to be entered in the register referred to therein or which were required, pursuant to the Model Code for Securities Transactions by Directors of Listed Companies, to be notified to the Company and the Hong Kong Stock Exchange, were as follows:

(i)      As at the Latest Practicable Date, the following Directors held the following number of securities in the Company:

Name of Director	Personal Interest		Approximate percentage in the entire issued share capital of the Company
Shi Cuiming	30,000 Shares		0.0002%
C. James Judson (alternate Director to Craig O. McCaw)	1,000 ADSs	(1)	0.00008%

(1) As one American depositary share represents ten ordinary shares of HK$0.10 each in the Company, Mr Judson’s interest in 1,000 ADSs represents interest in 10,000 Shares.

(ii)     As at the Latest Practicable Date, options exercisable for an aggregate of 1,085,000 Shares had been granted to the following Directors under the Company’s Pre-Global Offering Share Option Scheme, all of which remained outstanding:

Name of Director	Number of shares covered by options	Approximate percentage in the entire issued share capital of the Company
Wang Jianzhou	396,200	0.003%
Shi Cuiming	396,200	0.003%
Ge Lei	292,600	0.002%

(iii)    As at the Latest Practicable Date, options exercisable for an aggregate of 5,024,000 shares had been granted to the following Directors under the Company’s Share Option Scheme, all of which remained outstanding:

Name of Director	Number of shares covered by options	Approximate percentage in the entire issued share capital of the Company
Wang Jianzhou	840,000	0.007%
Shi Cuiming	792,000	0.006%
Lo Wing Yan, William	292,000	0.002%
Ye Fengping	472,000	0.004%
Ge Lei	584,000	0.005%
Lee Hon Chiu	584,000	0.005%
Wu Jinglian	584,000	0.005%
Craig O. McCaw	584,000	0.005%
Shan Weijian	292,000	0.002%

Save as disclosed above, as at the Latest Practicable Date, none of the Directors had any interests and short positions in any shares, underlying shares or debentures of the Company or any of its associated corporations (within the meaning of the SFO) which were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 under Part XV of the SFO (including interests and short positions which they were deemed or taken to have under the SFO) or which were required, pursuant to section 352 of the SFO to be entered in the register referred to therein or which were required, pursuant to the Model Code for Securities Transactions by Directors of Listed Companies, to be notified to the Company and the Hong Kong Stock Exchange.

Save as disclosed herein, none of the Directors is materially interested in any contract or arrangement subsisting at the date hereof which is significant to the business of the Group taken as a whole.

As at the Latest Practicable Date, none of the Directors or any professional advisers named in paragraph 7 of this Appendix has any direct or indirect interest in any assets which have been, since 31 December 2002 (being the date to which the latest published audited financial statements of the Company were made up), acquired or disposed of by or leased to any member of the Group, or are proposed to be acquired or disposed of by or leased to any member of the Group.

3.      Substantial Shareholders

As at the Latest Practicable Date, so far as the Directors were aware, the following persons were, directly or indirectly, interested in 5 per cent. or more of the issued share capital carrying rights to vote at general meetings of the Company:

	No. of Shares	Percentage of Shares held
Unicom Group	9,725,000,020	77.47%
A Share Company	9,725,000,020	77.47%
Unicom BVI	9,725,000,020	77.47%

Note:

Because of the fact that Unicom Group and A Share Company directly or indirectly control one-third or more of the voting rights at general meetings of Unicom BVI, in accordance with the SFO, the interests of Unicom BVI are deemed to be, and have therefore been included in, the interests of Unicom Group and A Share Company.

Save as disclosed herein, there is no person known to the Directors or chief executive of the Company who, as of the Latest Practicable Date, has an interest or short position in the shares and underlying shares of the Company which would fall to be disclosed to the Company under the provisions of Divisions 2 and 3 under Part XV of the SFO, or, who is, directly or indirectly, interested in 5 per cent. or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other member of the Group.

4.      Service Contracts

As at the Latest Practicable Date, none of the Directors had entered into any service contract with the Company or any member of the Group (excluding contracts expiring or determinable by the employer within one year without payment of compensation (other than statutory compensation)).

5.      Material Adverse Change

The Directors are not aware of any material adverse change in the financial or trading position of the Group since 31 December 2002, being the date of the latest published audited financial statements of the Company.

6.      Consents

CICC, Chesterton Petty, Lehman Brothers and PricewaterhouseCoopers have given and have not withdrawn their respective written consents to the issue of this circular with the inclusion of their reports and letters (if any), as the case may be, and references to their names in the form and context in which they respectively appear.

As at the Latest Practicable Date, none of CICC, Chesterton Petty, Lehman Brothers and PricewaterhouseCoopers has any shareholding in any member of the Group or any right, whether legally enforceable or not, to subscribe for or to nominate persons to subscribe for securities of any member of the Group.

7.      Qualifications of experts

The following are the qualifications of the professional advisers who have given opinions or advice contained in this circular:

Names	Qualifications
CICC	Licensed by the Securities and Futures Commission for Types 1, 4 and 6 regulated activities under the SFO

Chesterton Petty	Chartered surveyor

Lehman Brothers	Licensed by the Securities and Futures Commission for Types 1, 2, 4 and 6 regulated activities under the SFO

PricewaterhouseCoopers	Certified public accountants

8.      Miscellaneous

(a)     The Company Secretary is Yee Foo Hei (L L.B.), an associate member of The Hong Kong Institute of Company Secretaries and The Association of Chartered Certified Accountants in the U.K.

(b)     The registered office and head office of the Company is 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong.

(c)     Hong Kong Registrars Limited, the share registrar of the Company, is at Room 1901-5, 19th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong.

(d)     The English text of this circular and form of proxy shall prevail over the Chinese text.

9.      Documents available for inspection

Copies of the following documents will be available for inspection at Freshfields Bruckhaus Deringer, 11th Floor, Two Exchange Square, Hong Kong during normal business hours on any business day from the date of this circular until 15 December 2003:

(a)     the Acquisition Agreement;

(b)     the Sale Agreement;

(c)     the memorandum and articles of association of the Company;

(d)     the letters of consent referred to in this circular;

(e)     the Accountants’ Report of the Target Business from PricewaterhouseCoopers dated 26 November 2003, the text of which is set out in Appendix III to this circular;

(f)      the letters from PricewaterhouseCoopers and the Company’s financial adviser both dated 26 November 2003, the text of which are set out in Appendix VII to this circular;

(g)     the letter from Lehman Brothers dated 26 November 2003, the text of which is set out on pages 47 to 67 of this circular;

(h)     each of the connected transactions agreements described in the section headed “Letter from the Chairman - Prospective Connected Transactions” of this circular, including but not limited to the CDMA Lease Agreement and CDMA Transfer Agreement; and

(i)      a letter from Chesterton Petty dated 20 November 2003, referred to in the section headed “Letter from the Chairman - Prospective Connected Transactions” of this circular.

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the members of China Unicom Limited (the “Company”) will be held at Harcourt Room, Basement, Conrad Hotel, Pacific Place, 88 Queensway, Hong Kong on 22 December 2003 at 2:30 p.m., for the purposes of considering and, if thought fit, passing, with or without modifications, the following resolutions as Ordinary Resolutions:

ORDINARY RESOLUTIONS

1.       “THAT the conditional sale and purchase agreement (the “Acquisition Agreement”) dated 20 November 2003 between China Unicom (BVI) Limited (“Unicom BVI”) and the Company, a copy of which has been initialled by the chairman of this meeting and for the purpose of identification marked “A”, pursuant to which, inter alia, Unicom BVI has agreed to sell, and the Company has agreed to purchase, the entire issued share capital of Unicom New World (BVI) Limited for a total purchase price of HK$3,014,886,000, is hereby generally and unconditionally approved and that the directors of the Company are hereby authorised to do all such further acts and things and execute such further documents and take all such steps which in their opinion as may be necessary, desirable or expedient to implement and/or give effect to the terms of the Acquisition Agreement.”

2.       “THAT the connected transactions (the “Prospective Cellular Connected Transactions”) as described in paragraphs (b)(A) to (b)(F) in the section headed “Prospective Connected Transactions” under the section “Letter from the Chairman” of the circular of the Company dated 26 November 2003, which the Company expects to occur on a regular and continuous basis in the ordinary and usual course of business of the Company, its subsidiaries and the Target Company, as the case may be, together with the relevant upper limits, are hereby approved and that the directors of the Company are hereby authorised to do all such further acts and things and execute such further documents and take all such steps which in their opinion may be necessary, desirable or expedient to implement and/or give effect to the terms of the Prospective Cellular Connected Transactions.”

3.       “THAT the conditional sale and purchase agreement (the “Sale Agreement”) dated 20 November 2003 between China United Telecommunications Corporation Limited (“A Share Company”) and China Unicom Corporation Limited (“CUCL”), a copy of which has been initialled by the chairman of this meeting and for the purpose of identification marked “B”, pursuant to which, inter alia, CUCL has agreed to sell, and the A Share Company has agreed to purchase, the entire equity interests in Guoxin Paging Corporation Limited for a total sale price of HK$2,590,917,656, is hereby generally and unconditionally approved and that the directors of the Company are hereby authorised to do all such further acts and things and execute such further documents and take all such steps which in their opinion as may be necessary, desirable or expedient to implement and/or give effect to the terms of the Sale Agreement.”

4.       “THAT the connected transactions (the “Prospective Guoxin Connected Transactions”) as described in paragraphs (b)(G) to (b)(J) in the section headed “Prospective Connected Transactions” under the section “Letter from the Chairman” of the circular of the Company dated 26 November 2003, which the Company expects to occur on a regular and continuous basis in the ordinary and usual course of business of the Company, its subsidiaries and the Target Company, as the case may be, together with the relevant upper limits, are hereby approved and that the directors of the Company are hereby authorised to do all such further acts and things and execute such further documents and take all such steps which in their opinion may be necessary, desirable or expedient to implement and/or give effect to the terms of the Prospective Guoxin Connected Transactions.”

By Order of the Board
Yee Foo Hei
Company Secretary

Hong Kong, 26 November 2003

Notes:

1.       A member entitled to attend and vote at the Extraordinary General Meeting is entitled to appoint one or more (not exceeding two) proxies to attend and, on a poll, vote on his behalf. A proxy need not be a member of the Company.

2.       In order to be valid, a form of proxy together with any power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of such power or authority, must be deposited at the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, not less than 48 hours before the time appointed for holding the Extraordinary General Meeting or at any adjournment thereof. Completion and return of the form of proxy will not preclude you from attending and voting in person at the meeting or at any adjourned meeting should you so wish.